UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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SOTHEBY’S

(Name of Registrant as Specified In Its Charter)

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SOTHEBY’S

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD MAY 7, 2015

To the Stockholders of

SOTHEBY’S:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of SOTHEBY’S (the “Company”) will be held on May 7, 2015, at the Company’s offices located at 1334 York Avenue, New York, New York 10021, at 9:00 a.m., local time, for the following purposes:

1. To vote on the election of thirteen (13) director nominees to serve on the Company’s Board of Directors until the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3. To approve the Amended and Restated Sotheby’s Stock Compensation Plan for Non-Employee Directors, to increase the number of shares of common stock reserved for issuance under this plan by 200,000 shares, from 400,000 to 600,000 shares and amend other provisions;

4. To approve, on an advisory basis, the compensation of the Company’s named executive officers; and

5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 12, 2015 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting.

    By Order of the Board of Directors

    DOMENICO DE SOLE,

    Lead Independent Director and

    Chairman-Elect

New York, New York

March 26, 2015

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, the Company urges you to vote by telephone or by internet in accordance with the instructions in the notice mailed to stockholders or by proxy card to assure a quorum for the Meeting. You may revoke any proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.

TABLE OF CONTENTS—SOTHEBY’S 2015 PROXY STATEMENT

i

SOTHEBY’S

1334 York Avenue

New York, New York 10021

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2015

The Company expects to mail the Access Notice and post the proxy materials on the Internet at: http://investor.shareholder.com/bid/proxy.cfm on or about March  26, 2015.

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING AND

RELATED INFORMATION

What is the purpose of the Annual Meeting?

At Sotheby’s (the “Company” or “Sotheby’s”) 2015 Annual Meeting of Stockholders (including any adjournments or postponements thereof, the “Annual Meeting”), stockholders will consider and vote upon the following proposals:

•

The election of thirteen (13) director nominees to serve on the Company’s Board of Directors (the “Board” or “your Board”) until the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified (“Proposal 1”).

•	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (“Proposal 2”).

•

The approval of the Amended and Restated Sotheby’s Stock Compensation Plan for Non-Employee Directors to increase the number of shares of common stock reserved for issuance under this plan by 200,000 shares, from 400,000 to 600,000 shares and amend other provisions (“Proposal 3”).

•	The approval, on an advisory basis, of the compensation of the Company’s named executive officers, or NEOs, as disclosed in this proxy statement (“Proposal 4”).

Why have I received a notice in the mail indicating the Internet availability of this Proxy Statement and the accompanying materials instead of a paper copy of those materials?

A Securities and Exchange Commission (“SEC”) rule permits the Company to make its proxy materials available over the Internet to its stockholders. The proxy materials consist of:

•	The Notice of Annual Meeting;

•	This Proxy Statement; and

•	The Company’s 2014 Annual Report, which includes its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

To take advantage of this rule, the Company has mailed a notice of the posting of the proxy materials on the Internet (the “Access Notice”) to its stockholders. The Access Notice contains instructions regarding how to vote your shares, including a control number that you will need in order to vote.

I would like to receive copies of this year’s proxy materials in paper form by mail or by email. How do I inform the Company?

The Access Notice contains several ways to inform the Company of your preference.

May I choose to receive future years’ proxy materials in paper form by mail or by email?

Yes. The Access Notice also provides instructions on how to make this request.

Who is entitled to vote and how many votes do I have?

Stockholders of record of the Company’s common stock, par value $0.01 per share, as of the close of business on March 12, 2015 (the “Record Date”) will be entitled to vote. At the close of business on the Record Date, 69,328,560 shares of the Company’s common stock, sometimes referred to in this proxy statement as “shares,” were outstanding. Each share is entitled to one vote.

Who can attend the Annual Meeting?

The Company permits only stockholders who owned shares as of the Record Date, or their duly appointed proxies, to attend the Annual Meeting. If you hold your shares through a broker, bank or other record owner, the Company will not admit you to the Annual Meeting unless you bring a legal proxy or a copy of a statement (such as a brokerage statement) from your broker, bank or other record owner reflecting your stock ownership as of the Record Date. Additionally, in order to be admitted to the Annual Meeting, all stockholders must bring a driver’s license, passport or other form of government-issued identification to verify their identities.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name on the Company’s books and records or with its transfer agent, Computershare Inc., you are the “stockholder of record” of those shares and the Company has provided the Access Notice directly to you. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are the beneficial owner of the shares and not the stockholder of record. Owning shares through a stockholder of record is often referred to as “being held in street name.” In that case, the stockholder of record has forwarded the Access Notice to you.

If a bank, broker, or other nominee is the stockholder of record, how can I vote my shares?

As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Please instruct your broker, bank or other nominee how to vote your shares using the voting instruction form you received from them. Please return your voting instruction form to your broker, bank or other nominee and contact the person responsible for your account so that your vote can be counted. If your broker, bank or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.

How do I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by proxy or submit a voting instruction form without attending the Annual Meeting. If you hold your shares directly as the stockholder of record, you may submit your proxy in favor of your Board’s recommendations via the Internet or by telephone by following the instructions on the Access Notice. If you hold your shares beneficially in street name, your broker or bank may offer voting via the Internet or by telephone, or you may mail your voting instruction form.

Can I change or revoke my proxy vote?

A stockholder of record may change or revoke a proxy at any time before it is voted at the Annual Meeting by:

(1)	sending written notice of revocation to the Company’s Secretary, Sotheby’s, 1334 York Avenue, New York, New York 10021;

(2)	submitting another proxy card that is dated later than the original proxy card;

(3)	re-voting by using the telephone or Internet voting systems; or

(4)	attending the Annual Meeting and voting by ballot (attendance at the Annual Meeting alone will not act to revoke a prior proxy).

The Company’s Secretary must receive notice of revocation, or a subsequent proxy card, before the vote at the Annual Meeting for a revocation to be valid. If you are a beneficial owner, you must revoke your proxy through the appropriate bank, broker or other holder of record.

If I submit a proxy card but do not specify how I want to vote, how will my shares be voted?

If you are the record holder of your shares and do not specify on your proxy card (or when giving your proxy by telephone or via the Internet) how you want to vote your shares, your shares will be voted:

•	FOR Proposal 1 (the election of the Company’s director nominees);

•	FOR Proposal 2 (the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015);

•	FOR Proposal 3, (the amendment and restatement of the Company’s Stock Compensation Plan for Non-Employee Directors); and

•	FOR Proposal 4 (the approval, on an advisory basis, of the compensation of the Company’s named executive officers).

If you beneficially own shares and do not specify how you want to vote, the record holder of your shares may only vote your shares with respect to Proposal 2. If a bank, broker or other nominee is the record owner of your shares, the Company urges you to give instructions to the record owner regarding how to vote those shares so you may participate in the stockholder voting at the Annual Meeting.

As of the date of this proxy statement, the Company knows of no business other than that set forth above to be transacted at the Annual Meeting, but if other matters requiring a vote do arise, it is the intention of the persons named in the proxy card (Bruno Vinciguerra and Patrick S. McClymont, the Company’s management proxies) to whom you are granting your proxy, to vote in accordance with their best judgment on such matters.

Can I vote in person at the Meeting?

Yes. Please note, however, that attendance at the Meeting alone will not result in the revocation of your proxy unless you affirmatively indicate at the Meeting that you intend to vote your shares in person.

What constitutes a “quorum” for the transaction of business at the Meeting?

The holders of the number of shares possessing a majority of the shares entitled to vote at the Meeting, present in person or by proxy, constitute a quorum for the Meeting.

How many votes are needed to elect the directors?

In order for a nominee to be elected, the number of shares voted “FOR” a nominee’s election must exceed 50% of the number of votes cast with respect to the nominee’s election. Any incumbent director who fails to receive greater than 50% of the number of votes cast must promptly offer his or her resignation to the Board of Directors. Whether the resignation is accepted will depend in part on the recommendation of the Board’s Nominating and Corporate Governance Committee and, ultimately, the determination of the Board itself.

How many votes are needed to approve the other proposals?

The approval of Proposals 2, 3, and 4 each require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote.

What is a broker non-vote?

A broker non-vote occurs when a beneficial owner of shares held by a broker, bank or other nominee fails to provide the record holder with specific instructions concerning how to vote on any “non-routine” matters brought to a vote at a stockholders meeting. Under the New York Stock Exchange (the “NYSE”) rules, the following Annual Meeting proposals are “non-routine”: the election of directors (Proposal 1); the approval of the Company’s Amended and Restated Stock Compensation Plan for Non-Employee Directors (Proposal 3); and the vote, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 4). Proposal 2, the ratification of the appointment of the Company’s independent public accounting firm, is a “routine” matter that a stockholder of record may vote on even though a beneficial owner has not provided specific voting instructions.

What effect do broker non-votes and abstentions have?

Abstentions and broker non-votes are disregarded when determining if a majority of the votes have been cast in favor of a director (Proposal 1). Abstentions will have the same effect as a vote against Proposals 2, 3, and 4. Broker non-votes will have no effect on Proposals 2, 3, and 4. While the results of the vote on Proposals 2 and 4 are not binding on the Company, the Board will consider the outcome of the vote on each proposal in making future determinations regarding the subject matter of those proposals.

Who is conducting and paying the costs of this proxy solicitation?

The Company is conducting and paying the costs of this proxy solicitation. Following the mailing of the Access Notice, directors, officers and employees of the Company and its subsidiaries personally may solicit proxies by telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies. To assist the Company in soliciting proxies, the Company has retained Morrow & Co., LLC for an approximate fee of $10,000, plus expense reimbursement

May I propose actions for consideration or nominate individuals to serve as directors at next year’s Annual Meeting?

To be considered for inclusion in the proxy materials for the Sotheby’s 2016 Annual Meeting of Stockholders, your proposal must be received by the Secretary of the Company at 1334 York Avenue, New York, New York 10021 by the close of business on November 25, 2015. If the date of such meeting is changed by more than 30 days from May 7, 2016, the proposal must be received by the Company at a reasonable time before the solicitation of proxies for such meeting is made. The Company will inform stockholders of any such change in the manner required by SEC rules. Proposals should be sent to the attention of the Secretary. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company’s Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal, including the nomination of directors, before an annual meeting of stockholders but do not intend for the proposal to be included in the Company’s proxy statement. Pursuant to the Company’s Bylaws, a proposal may be brought before the meeting by a stockholder who was a stockholder of record at the time notice is given and is entitled to vote at the annual meeting and who complied with the notice procedures specified in the Company’s Bylaws. To be timely for the Sotheby’s 2016 Annual Meeting of Stockholders, the Company must receive the written notice at its principal executive offices between the close of business on February 8, 2016 and the close of business on March 9, 2016. These dates may be subject to modification in the event Sotheby’s 2016 Annual Meeting of Stockholders occurs more than thirty (30) days before or more than sixty (60) days after May 7, 2016 as provided in the Company’s Bylaws.

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements, as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. For a non-exclusive list of major factors which could cause the actual results to differ materially from the predicted results in the forward looking statements, please refer to the “Risk Factors” section of Part I, Item 1A, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 Those factors are not ranked in any particular order.

ADDITIONAL INFORMATION

STOCKHOLDERS MAY, WITHOUT CHARGE, REQUEST A COPY OF THIS PROXY STATEMENT OR THE COMPANY’S 2014 ANNUAL REPORT, WHICH INCLUDES THE ANNUAL REPORT ON FORM 10-K OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014 BY WRITING TO: INVESTOR RELATIONS, SOTHEBY’S, 1334 YORK AVENUE, NEW YORK, NEW YORK 10021 OR BY VISITING THE COMPANY’S INVESTOR RELATIONS WEBSITE AT http://investor.shareholder.com/bid/.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDERS MEETING TO BE HELD ON MAY 7, 2015.

The Notice of Annual Meeting, this Proxy Statement, the 2014 Annual Report to Stockholders, the form of Proxy Card, and directions for stockholders to attend the Annual Meeting are available at the following website address:

http://investor.shareholder.com/bid/proxy.cfm.

The information provided on the Company’s website (www.sothebys.com) is referenced in this proxy statement for information purposes only. The information on the Company’s website shall not be deemed to be a part of or incorporated by reference into this proxy statement or any other filings the Company makes with the SEC.

PROPOSAL 1—ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect thirteen (13) directors to serve until the 2016 Annual Meeting of Stockholders or until his or her successor has been elected or appointed. Each of these director nominees listed below has consented to serving as a nominee, being named in this proxy statement and serving as director if elected.

Of the thirteen (13) nominees listed below, eleven (11) qualify as “independent” directors as defined in the NYSE rules and regulations and the Company’s own independence categorical standards.

The Company’s stockholders elect directors by majority vote. In order for a nominee to be elected, the number of shares voted “FOR” a nominee’s election must exceed 50% of the number of votes cast with respect to the nominee’s election. Any incumbent director who fails to receive greater than 50% of the number of votes cast must promptly offer his or her resignation to the Board of Directors. Whether the resignation is accepted will depend in part on the recommendation of the Board’s Nominating and Corporate Governance Committee and, ultimately, the determination of the Board itself. Directors serve until the next annual meeting and until their respective successors have been elected and qualified.

It is not contemplated that any of the nominees will be unable or unwilling to serve; however, if prior to the election any nominee is unable or unwilling to serve for good cause, it is intended that the shares represented by the proxy, if given and unless otherwise specified therein, will be voted FOR the remaining nominees and substitute nominee or nominees designated by the Board. If any substitute nominees are designated, the Company will file an amended proxy statement and proxy card that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes biographical and other information about such nominees required by the rules of the SEC.

On May 4, 2014, the Company entered into a support agreement (the “Support Agreement”) with Third Point LLC (“Third Point”), Daniel S. Loeb, Olivier Reza, Harry J. Wilson and other entities affiliated with Third Point pursuant to which the Company and Third Point settled a proxy contest for the election of directors. Pursuant to the Support Agreement, on May 4, 2014, the Board expanded the size of the Board to 15 directors and appointed Mr. Loeb, Mr. Reza and Mr. Wilson to fill the resulting vacancies. Mr. Loeb, Mr. Reza and Mr. Wilson were then nominated by the Company for election as directors at the Company’s 2014 annual stockholder meeting, and pursuant to the Support Agreement, are being nominated for re-election at the Company’s 2015 annual stockholder meeting. The Company’s Current Report on Form 8-K, filed on May 7, 2014 with the Securities and Exchange Commission, contains a summary of the Support Agreement, which is qualified in its entirety by reference to the Support Agreement, filed as Exhibit 99.1 to that Form 8-K.

The Support Agreement also requires that the Company reduce the size of the Board to thirteen (13) members in connection with the election of directors at the Company’s 2015 annual stockholder meeting. The Board currently has fourteen (14) members. Daniel Meyer, an incumbent director, expressed a willingness to the Nominating and Corporate Governance Committee of the Board not to be nominated for re-election. Consequently, to fulfill the Support Agreement requirement, the Board determined not to nominate Mr. Meyer for re-election, and, effective as of conclusion of the 2015 annual stockholder meeting, to reduce the size of the Board to thirteen (13) members.

Effective March 31, 2015, William F. Ruprecht has resigned as Chairman, President and Chief Executive Officer and as a director, and Thomas S. Smith, Jr. has been appointed President and Chief Executive Officer and as a director to fill the resulting Board vacancy.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE BOARD’S THIRTEEN NOMINEES FOR DIRECTOR LISTED BELOW.

Director and Director Nominee Biographies and Qualifications

The principal occupation and certain other biographical information regarding each nominee appear below.

At the conclusion of each individual’s biographical information is a list of the specific experience, qualifications, attributes and/or skills that led the Nominating and Corporate Governance Committee and the Board to determine that each nominee should serve as a director of the Company.

Name	Age	Year First Elected Director
John M. Angelo	73	2007
Jessica M. Bibliowicz	55	2014
Kevin C. Conroy	54	2014
Domenico De Sole	71	2013
The Duke of Devonshire	70	1994
Daniel S. Loeb	54	2014
Olivier Reza	42	2014
Marsha E. Simms	62	2011
Thomas S. Smith, Jr.	49	2015
Robert S. Taubman	61	2000
Diana L. Taylor	60	2007
Dennis M. Weibling	63	2006
Harry J. Wilson	44	2014

John M. Angelo	Mr. Angelo became a director of the Company in April 2007. Since 1988, he has served as the CEO of Angelo, Gordon & Company, a privately held registered investment advisor dedicated to alternative investing, of which he is a co-founder and for which he oversees all fund management. Between 1970 and 1988, Mr. Angelo served in a number of positions with L.F. Rothschild & Company, the last of which was as Senior Managing Director and a member of its Board of Directors.

Qualifications, Attributes and Skills

         Mr. Angelo’s qualifications for service on the Board include (i) extensive finance and capital markets expertise; (ii) significant corporate management experience as co-founder and Chief Executive Officer of a company managing approximately $30 billion in assets; (iii) strong alternative investment strategies background providing valuable insight about art as an investment; (iv) relationships with buyers and sellers of art; and (v) experience as a committed art collector.

Jessica M. Bibliowicz	Since September 2013, Ms. Bibliowicz has served as senior advisor of Bridge Growth Partners, a private equity firm focusing on investments in the technology and financial services sectors. From April 1999 to May 2013, she served as Chief Executive Officer of National Financial Partners Corporation (“NFP”), a publicly traded company, and as Chairman of the Board from June 2003 until July 2013, when a private equity sponsor acquired the company. Ms. Bibliowicz was the President of NFP from April 1999 to April 2012. Before joining NFP, she served as President of John A. Levin & Co., a registered investment advisor, and as Executive Vice President and Head of Smith Barney Mutual Funds. Ms. Bibliowicz currently serves on the board of directors of Reology (since 2013), a publicly traded global leader in real estate franchising, and The Asia Pacific Fund, Inc. (since 2006), a diversified closed-end fund and as a board director and trustee of Prudential Insurance Funds. She is also a member of the Board of Trustees of Cornell University, the Board of Overseers of Weill Medical College and Graduate School of Medical Sciences of Cornell University, the Board of Directors of Lincoln Center Theatre, and the Board of Directors of Jazz at Lincoln Center.

Qualifications, Attributes and Skills

The qualifications of Ms. Bibliowicz for service on the Board include: (i) serving as Chief Executive Officer of a public financial services company for many years; (ii) several present and past directorships on public company boards; and (iii) extensive finance and banking experience.

Kevin C. Conroy	Mr. Conroy serves as CSO & CDO and President, Enterprise Development, Univision Communications, Inc., the leading media company serving Hispanic America. From 2001 to 2008, he served in a variety of senior programming, product, marketing and operating roles at AOL LLC (a global web services company), most recently as AOL’s Executive Vice President of Global Products and Marketing. From 1995 to 2001, Mr. Conroy served in a number of roles with Bertelsmann AG (a transnational media corporation), including as Chief Marketing Officer & President, New Technology, BMG Entertainment. Since 2011, he has also served as a director of Newell Rubbermaid Inc., a global marketer of consumer and commercial goods.

Qualifications, Attributes and Skills

Mr. Conroy’s qualifications for serving on the Board include (i) senior leadership positions with a global public company focused on digital, marketing, advertising and media development, each of which are areas of ongoing importance to the Company; (ii) public company board service with a major global consumer products company; (iii) in-depth international management experience; (iv) extensive background in managing popular global brands, including AOL, AIM, Netscape and Moviefone; and (v) recognition as one of the most accomplished executives in the consumer internet and online media business, with a focus on developing new growth opportunities and building partnerships in the technology space.

Domenico De Sole	Mr. De Sole becomes Chairman of the Board of the Company, effective March 31, 2015, having served since December 2013 as a director of the Company and as Lead Independent Director until assuming the Chairman position. He is co-founder and has served as Chairman of luxury retailer Tom Ford International since 2005 and was President and CEO of Gucci Group N.V. from 1994 to 2004. From 1984 to 1994, Mr. De Sole served as CEO of Gucci America. He is currently a director of Newell Rubbermaid, Inc., a global marketer of consumer and commercial goods (since 2007), Gap, Inc. (since 2004) and Ermenegildo Zegna, a privately held high-end luxury manufacturer and retailer. Mr. De Sole also serves as the Vice President of the Board of Trustees of the Aspen Art Museum and is a member of the Dean’s Advisory Board of Harvard Law School. He is a former director of The Procter & Gamble Company, Bausch & Lomb Incorporated, Delta Air Lines, Inc., luxury apparel manufacturer and marketer Labelux SA, and Telecom Italia S.p.A.

Qualifications, Attributes and Skills

         Mr. De Sole’s qualifications for serving on the Board include (i) numerous leadership positions with global, high-end luxury branded businesses in key markets Sotheby’s has targeted for growth, including Asia and Europe; (ii) significant global public company management and director experience over many years, including developing strategies and initiatives to support the financing, capital allocation, growth and relationship needs of those businesses; (iii) strong familiarity with the art and collectibles business as a longtime contemporary art and wine collector; (iv) significant legal experience; and (v) deep and enduring global relationships in the high-end fashion, luxury goods category.

The Duke of Devonshire	The Duke of Devonshire KCVO, CBE, formerly Marquess of Hartington, became a director of the Company in September 1994, and assumed the role of Deputy Chairman of the Company in April 1996. In March 2008, he was appointed Chancellor of the University of Derby, England. In 2007, the Duke became a Trustee of the Wallace Collection, a major London fine arts museum and a Trustee of the Storm King Arts Center in New York. Since October 2012, he has served as a Trustee of Derby Museums and, from 2006 to October 2012, he served as a Trustee of the Sheffield Galleries & Museums Trust. The Duke of Devonshire assists in the management of family estates in England and Ireland, as well as The Devonshire Hotels and Restaurants Group, which operates several highly rated hotels in England, including a well-known luxury hotel. He also oversees the Devonshire Collection, a world-renowned private art collection based at Chatsworth. Under his direction, visitor numbers at Chatsworth have increased to over 700,000 paying visitors annually—Chatsworth was the fastest growing of Britain’s Top 20 paid-for attractions in 2011.

Qualifications, Attributes and Skills

The Duke of Devonshire’s qualifications for service on the Board include (i) service as a trustee of numerous museums and arts organizations, such as the Wallace Collection and the Sheffield Galleries & Museums Trust; (ii) experience as a collector of important and historic works of art; and (iii) his role in administering high profile organizations with a strong client-care element, including the Ascot Racecourse and Chatsworth.

Daniel S. Loeb

        Mr. Loeb became a director of the Company in May 2014. Mr. Loeb is the Chief Executive Officer of Third Point LLC, a New York-based investment management firm he founded in 1995. Third Point employs an event-driven approach to investing in securities across the globe. From May 2012 until July 2013, Mr. Loeb was a member of the board of directors of Yahoo! Inc. He is a Trustee of the United States Olympic Committee, the Museum of Contemporary Art in Los Angeles, Students First New York, and Mt. Sinai Hospital, where he established the Ronald M. Loeb Center for the study of Alzheimer’s Disease in memory of his late father. He is the Chairman of the Board of Success Academies Charter Schools. He is also a member of the Council on Foreign Relations. Mr. Loeb launched and has funded the Human Rights Campaign’s initiative to protect LGBT rights globally in the face of increasing discrimination. Mr. Loeb graduated with an A.B. in Economics from Columbia University in 1983.

Qualifications, Attributes and Skills

Mr. Loeb’s qualifications for serving on the Board include (i) finance and investment management expertise; (ii) experience evaluating and interacting with public companies; and (iii) an appreciation and understanding of art as a recognized leading art collector.

Olivier Reza	Mr. Reza became a director of the Company in May 2014. Mr. Reza is the Founder and Managing Partner of Myro Capital, LLC, which provides management and financial advisory services to family members and associated entities. Since 2009, Mr. Reza has served as President of Reza Gem SAS, a private French company that is associated with Alexandre Reza’s jewelry business. The Reza jewelry collection is considered one of the most important collections of rare gems and jewelry in the world. Previously, Mr. Reza served as Managing Director in the Mergers and Acquisitions group at Lazard Freres & Co LLC in New York, where he spent ten years working on transactions in a wide range of industries.

Qualifications, Attributes and Skills

Mr. Reza’s qualifications for serving on the Board include (i) broad finance and transactional experience as an investment banker; (ii) managing and leading an international jewelry company; (iii) extensive auction and private sales experience as a collector and jewelry buyer and consignee; and (iv) expertise in cultivating relationships with luxury customers and trade customers/suppliers.

Marsha E. Simms

        Ms. Simms became a director of the Company in May 2011, having served as a partner of the international law firm Weil, Gotshal & Manges LLP until her retirement in 2010. She practiced in the firm’s Corporate Department, primarily in bank finance and corporate debt restructuring and has over 30 years’ experience negotiating financings and restructurings for major corporations, including for the Company. Ms. Simms was recognized as a leading lawyer in the banking and finance field by Chambers Global and Chambers USA and was named as one of America’s Top Black Lawyers by Black Enterprise Magazine. She served as the Content Officer for the Business Law Section of the American Bar Association in 2011 and was the recipient of the 2010 Jean Allard Glass Cutter Award, given by the Business Law Section to a woman who has cut through barriers to attain high accomplishment in business law. She is a trustee of the Rockefeller Brothers Fund, a philanthropic organization, where she chairs the audit committee and is a member of the executive committee and a life trustee of WNET, New York’s public television station, where she chaired the audit committee. Ms. Simms is also a member of the Council (board of directors) of the American Law Institute.

Qualifications, Attributes and Skills

Ms. Simms’ qualifications for service on the Board include (i) substantial legal and financial skills, including finance and debt restructuring; (ii) knowledge of the Company’s business and finances as a result of her representation of the Company in numerous corporate finance transactions; and (iii) governance background attained from service on non-profit boards and committees.

Thomas S. Smith, Jr.	Effective March 31, 2015, Mr. Smith will become President, Chief Executive Officer, and a director of the Company. From February 2014 to March 2015, he served as President and Chief Executive Officer of The Madison Square Garden Company, a diversified media, entertainment and sports company. From 2009 to February 2014, Mr. Smith was President, Local Media, of Cablevision, responsible for Cablevision Media Sales. From 2000 to 2009, he worked for Reed Elsevier Group PLC, a worldwide media company, where he last served as chief executive officer of the company’s U.S. business-to-business division, Reed Business Information (RBI). He currently serves as an Adjunct Professor at NYU Stern School of Business.

Qualifications, Attributes and Skills

Mr. Smith’s qualifications for service on the Board include: (i) C-level public company strategic and management experience in the information, media, and entertainment industries; (ii) extensive experience managing influential client relationships; and (iii) proven digital experience in a number of industries.

Robert S. Taubman	Mr. Taubman became a director of the Company in August 2000. He is Chairman, President and CEO of Taubman Centers, Inc. Mr. Taubman joined the Taubman organization in 1976, was elected Executive Vice President in 1984, Chief Operating Officer in 1988, President and CEO in 1990 and Chairman in 2001. He has headed Taubman Centers and served on its Board of Directors since the company’s initial public offering in 1992. Mr. Taubman is a member of the board of directors of Comerica Incorporated. He is Chairman of the Real Estate Roundtable in Washington, D.C., a member and past trustee of the Urban Land Institute (ULI) and serves on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). He is on the Board of Directors of Business Leaders of Michigan. Mr. Taubman is the founding chairman of ULI’s Detroit Regional District Council and a member and past trustee of the International Council of Shopping Centers. Mr. Taubman serves on the Board Committee of Beaumont Hospitals and as a trustee of the Cranbrook Educational Community, where he is chairman of the audit committee. He is a member of the Board of Directors of SEMCOG (Southeastern Michigan Council of Governments). Mr. Taubman is also a member of the A. Alfred Taubman Medical Research Institute Leadership Advisory Board. He retired from the board of trustees of the Skillman Foundation in December 2012.

Qualifications, Attributes and Skills

Mr. Taubman’s qualifications for service on the Board include (i) sitting CEO of a major public company, providing critical governance and compensation insight to the Board; (ii) experience evaluating and optimizing extensive real estate assets; (iii) service as a director of a major public domestic bank; and (iv) extensive knowledge of the Company’s history.

Diana L. Taylor

        Ms. Taylor became a director of the Company in April 2007. In May 2014, she joined Solera Capital LLC, a private equity firm, as Vice Chairman. From April 2007 to April 2014, Ms. Taylor served as Managing Director of Wolfensohn & Co., an investment banking firm. From June 2003 to March 2007, Ms. Taylor served as Superintendent of Banks for the State of New York, a position to which she was appointed by Governor George Pataki. Prior to her appointment, she held a number of senior government and private sector positions, including Chief Financial Officer of the Long Island Power Authority and Vice President of KeySpan Energy. From 1980 to 1996,

Ms. Taylor was an investment banker. She worked at Smith Barney, Harris Upham; Lehman Brothers; and Donaldson, Lufkin & Jenrette before joining M.R. Beal & Co. as a founding partner. She is a director of Citigroup and Brookfield Asset Management. In 2009, she also served briefly as a director of Fannie Mae and Allianz Global Investors. She was required to leave both boards when she was nominated to become a director of Citigroup. Ms. Taylor serves on several not-for-profit boards, including ACCION and the Hudson River Park Trust, both of which she chairs and Dartmouth College, the Mayo Clinic, the New York Women’s Foundation and the YMCA of Greater New York, among others. She is a member of the Council on Foreign Relations.

Qualifications, Attributes and Skills

Ms. Taylor’s qualifications for service on the Board include (i) extensive investment banking, finance and accounting experience; (ii) service as chief financial officer of a significant public utility, including ensuring costs are aligned with operations and the needs of the business without compromising service; and (iii) service as Banking Superintendent for the State of New York, providing helpful financial regulatory background for the Company’s art financing activities.

Dennis M. Weibling	Mr. Weibling became a director of the Company in May 2006. Since 2004, he has served as the Managing Director of Rally Capital, LLC, a private equity fund. From 2006 to 2014, Mr. Weibling served as a board member and Chairman of Telesphere Networks Ltd. From October 1993 to December 2001, he served as President of Eagle River, Inc. and then as Vice Chairman of Eagle River Investments until November 2003, both being ventures of Craig McCaw. He is also a trustee of the trusts created by the estate of Keith W. McCaw. Beginning in 1995, Mr. Weibling served as a director of Nextel Partners, Inc. and Nextel Communications, Inc. until their respective mergers with Sprint Corporation in 2005 and 2006. Until 2003, he served on the board of XO Communications. Mr. Weibling currently serves as a member of the Seattle Pacific University Foundation.

Qualifications, Attributes and Skills

Mr. Weibling’s qualifications for service on the Board include (i) audit committee financial expert with extensive public accounting experience; (ii) service on and chairmanship of numerous audit committees of public and private companies; and (iii) financial and strategic experience as the managing director of a private equity firm, including investing in and growing businesses and new business lines.

Harry J. Wilson	Mr. Wilson became a director of the Company in May 2014. Mr. Wilson has served as the Chairman and Chief Executive Officer of MAEVA Group, LLC since its founding in January 2011 and has extensive expertise in corporate restructurings, turnarounds and corporate transformations. In 2010, Mr. Wilson was the Republican nominee for New York State Comptroller. Mr. Wilson served as one of the four leaders of the Auto Task Force responsible for the Treasury’s role in the restructuring of General Motors and Chrysler. From 2003 through 2008, Mr. Wilson worked at credit investment fund Silver Point Capital, finishing his tenure there as a partner. From 1999 until 2003, Mr. Wilson worked at The Blackstone Group. Earlier in his career, Mr. Wilson worked at the private equity firm Clayton, Dubilier & Rice and in the investment banking division of Goldman, Sachs & Co. Mr. Wilson currently serves on the following boards of directors: Visteon Corporation, Youth, INC, a venture philanthropy nonprofit focused on troubled New York City youth, and The Hellenic Initiative. Mr. Wilson served on the Board of Directors of Yahoo! from May 2012 until July 2013 and on the Board of Directors of YRC Worldwide from July 2011 to March 2014. Mr. Wilson graduated with an A.B. in government, with honors, from Harvard College in 1993 and received an MBA from Harvard Business School in 1999.

Qualifications, Attributes and Skills

Mr. Wilson’s qualifications for service on the Board include (i) capital allocation strategy experience; (ii) extensive experience with companies undergoing important strategic transitions; (iii) interaction with companies in a wide range of capacities, including serving as a director for a number of public and private companies.

MANAGEMENT

Executive Officers

Officers of the Company are appointed by the Board and serve at the discretion of the Board. The executive officers of the Company (including certain officers of certain principal subsidiaries and divisions) are listed below as well as biographical information for each person, unless that person has been nominated for a director position, in which case such executive officer’s biography is contained under the caption “Proposal 1—Election of Directors”:

Name	Age	Present Title
Susan Alexander	61	Executive Vice President and Worldwide Head of Human Resources
Kevin Ching	58	CEO, Sotheby’s Asia
Alfredo Gangotena	61	Executive Vice President, Chief Marketing Officer
Maarten ten Holder	44	Interim Managing Director, Europe
Gilbert L. Klemann, II	64	Executive Vice President, Worldwide General Counsel and Secretary
Patrick S. McClymont	45	Executive Vice President and Chief Financial Officer
Jan Prasens	40	Senior Vice President and Managing Director, Sotheby’s Financial Services, Inc.
William F. Ruprecht	59	Chairman, President and Chief Executive Officer *
Thomas S. Smith, Jr	49	President and Chief Executive Officer*
Dr. David Ulmer	59	Senior Vice President and Chief Technology and Strategy Officer
Bruno Vinciguerra	52	Executive Vice President and Chief Operating Officer
Mitchell Zuckerman	68	Executive Vice President, Global Auction Transactions

*	Effective March 31, 2015, Mr. Ruprecht has resigned as Chairman, President and Chief Executive Officer and as a director, and Thomas S. Smith, Jr. has been appointed President, Chief Executive Officer, and a director.

Ms. Alexander was appointed Executive Vice President and Worldwide Head of Human Resources of the Company in October 2004. From January 1986 to October 2004, she served as Senior Vice President and Worldwide Head of Human Resources of the Company and has been employed by the Company since 1984.

Mr. Ching joined the Company as CEO, Sotheby’s Asia in July 2006 and became a director of Sotheby’s Hong Kong Limited in October 2006. From 1994 until 2006, he served as a board executive director and group legal counsel of Dickson Concepts (International) Limited, a Hong Kong public company and was responsible for its legal affairs as well as general business development, with special responsibility for China.

Mr.Gangotena joined the Company as Executive Vice President, Chief Marketing Officer in February 2014. From January 2004 to September 2013, Mr. Gangotena served in a number of executive positions with MasterCard Worldwide, where he was most recently Chief Marketing Officer. Previously, he was CEO of Hutchison-Priceline in Asia/Pacific, the Internet travel joint-venture company of the Hutchison Group and www.priceline.com. Mr. Gangotena also served as President and Executive Chairman of the Asia/Pacific Region for the Henkel Group of Germany and held senior management positions with Walt Disney and the Procter & Gamble Company.

Mr. ten Holder became Interim Managing Director, Europe in March 2015, having served as Managing Director of Sotheby’s Americas from September 2007 to March 2015. He previously served as Deputy Managing Director of Sotheby’s North America from 2006 to September 2007 and as Deputy Managing Director of Sotheby’s Milan, Italy office between 2002 and 2006. Between 1996 and 2002, Mr. ten Holder held various positions with the Company’s European subsidiaries.

Mr. Klemann joined the Company in February 2008 as Executive Vice President, Worldwide General Counsel and Secretary. Mr. Klemann is retiring from this position at the end of March 2015. Prior to joining the Company, he served as Senior Vice President and General Counsel of Avon Products, Inc. from January 2001 through December 2007. During 2000, he was Of Counsel to the international law firm of Chadbourne & Parke LLP and, from 1998 to 1999, he was an Executive Vice President of Fortune Brands, Inc. (formerly American Brands, Inc.), with responsibilities that included corporate development, legal and administrative functions. Between 1991 and 1997, Mr. Klemann served as the Senior Vice President and General Counsel of American Brands, Inc. and previously was a partner at Chadbourne & Parke LLP, where he was a member of the Management Committee.

Mr. McClymont joined the Company in October 2013 as Executive Vice President and Chief Financial Officer. He previously was a Partner and Managing Director of Goldman, Sachs & Co. in its Investment Banking Division, having joined Goldman, Sachs in 1998. While with Goldman, Sachs, Mr. McClymont advised the Company for several years on strategic and financial matters.

Mr. Prasens became Senior Vice President and Managing Director of Sotheby’s Financial Services in May 2007. Previously, he served as the Treasurer of the Company between 2006 and 2007 and as Assistant Treasurer between 2002 and 2006. Mr. Prasens joined the Company in its Treasury group in 2000.

Mr. Ruprecht became a director and the President and CEO of the Company in February 2000 and was elected Chairman of the Board of the Company in December 2012. Before 2000, he served in a number of senior executive positions with the Company over many years.

Dr. Ulmer became Senior Vice President and Chief Technology and Strategy Officer of the Company in 2006, having previously served as Senior Vice President and Chief Technology Officer since January 2000. In September 2010, he also assumed the Chief Administration Officer role for the Company’s Americas’ region. He served as Senior Vice President of Information Technology from June 1997 until January 2000.

Mr. Vinciguerra, an Executive Vice President of the Company since January 2007, was appointed Chief Operating Officer of the Company in July 2008. He has served as Director of Global Business Development of the Company since February 2008. From January 2007 to February 2008, Mr. Vinciguerra was the Director of New Initiatives of the Company. He previously served as the General Manager of Dell Western Europe from 2003 to 2006 and as the General Manager of Dell Southern Europe from 2000 to 2003. From 1998 to 2000,

Mr. Vinciguerra was Senior Vice President, Strategic Planning of The Walt Disney Company. From 1994 to 1997, he was a Vice President and Partner of Bain and Co., where he had been employed since 1986.

Mr. Zuckerman has served as Executive Vice President, Global Auction Transactions, of the Company since 2011. He previously served as Chairman of Sotheby’s Financial Services, Inc. from 2007 to 2011. From 1988 to 2007, Mr. Zuckerman was President of Sotheby’s Financial Services, Inc.

CORPORATE GOVERNANCE

Board of Directors Generally

Board of Directors Meetings Held; Attendance. The Board held twelve (12) meetings during 2014. Each director attended at least 75% of the meetings of the Board and the committees of the Board on which he or she served during the applicable time period.

Annual Meeting Attendance by Directors. With respect to the Annual Meeting, the Company expects all directors to make every effort to attend but also recognizes that unavoidable scheduling conflicts and special individual circumstances need to be taken into account in applying this policy. All of the directors elected at the Company’s 2014 Annual Meeting of Stockholders on May 29, 2014 (as adjourned from May 6, 2014) attended that meeting.

Lead Independent Director. The Company’s Corporate Governance Guidelines have required that the Board have a Lead Independent Director in conjunction with the unified roles of Chairman and Chief Executive Officer. Effective March 31, 2015, Mr. De Sole assumes the role of Chairman of the Board, and the position of Lead Independent Director is being eliminated as a result of the separation of the Chairman and Chief Executive Officer positions.

As Chairman, Mr. DeSole will continue to have the following roles and responsibilities that he had as Lead Independent Director, as well as additional duties to be determined by the Board:

•	presiding at all meetings of the Board, including executive sessions of the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas for the Board;

•	approving meeting schedules to assure that there is sufficient time for the discussion of all agenda items;

•	having the authority to call meetings of the independent directors; and

•	ensuring that he is available for consultation and direct communication in appropriate circumstances if requested by major stockholders.

Board Sessions of Non-Management Directors. As required by corporate governance rules of the NYSE on which the Company’s common stock is listed, the non-management directors of the Board meet in executive sessions without management at each regularly scheduled Board Meeting. Mr. De Sole, the Lead Independent Director, has served as the chairman of these sessions and will continue to lead these sessions as the new Chairman of the Board.

Board Committees

The following table lists the standing committees of the Board, the number of Committee meetings held during 2014 and the membership of each committee (a committee’s members are indicated by a “✓” or, in the case of a committee chair, “Chair”). The Board will determine the committee memberships for Mr. Smith at the May Board meeting immediately following the Annual Meeting. The list excludes directors whose service on the board terminated during 2014.

2014 Board Committee Meetings and Current Membership

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee	Executive Committee	Business Strategy Committee
	5 Meetings	5 Meetings	9 Meetings	3 Meetings	3 Meetings*	4 Meetings

John M. Angelo		✓		✓

Jessica M. Bibliowicz	✓		✓

Kevin Conroy		✓				✓

Domenico De Sole			Chair		✓	Chair

The Duke of Devonshire					✓

Daniel S. Loeb			✓		✓	✓

Daniel Meyer		✓				✓

Olivier Reza	✓			✓		✓

William F. Ruprecht				✓	Chair**	✓

Marsha E. Simms	✓		✓

Robert S. Taubman		Chair		✓	✓

Diana L. Taylor		✓	✓	✓

Dennis M. Weibling	Chair			Chair

Harry J. Wilson		✓		✓		✓

*	The Executive Committee primarily acts by written consent , after briefing by senior management and informal discussion among Committee members as appropriate. In 2014, the Executive Committee acted twenty (20) times by written consent.
**	Effective March 17, 2015, Mr. Ruprecht resigned as Chairman of the Executive Committee and as a member of that committee.

Audit Committee

The primary purpose of the Audit Committee of the Board is to assist the Board in fulfilling its responsibility for the integrity of the Company’s financial reports. In carrying out its purpose, the Committee serves as an independent and objective monitor of the Company’s financial reporting process and internal control systems, including the activities of the Company’s independent registered public accounting firm and internal audit function.

The Board has determined that all members of the Audit Committee are financially literate under applicable NYSE corporate governance rules. In addition, the Board has determined that Dennis M. Weibling meets the definition of “audit committee financial expert” contained in applicable SEC rules and also has the requisite financial and accounting expertise required under NYSE rules.

The Audit Committee operates under a charter that conforms to applicable SEC and NYSE rules.

Compensation Committee

Generally. The Compensation Committee undertakes the responsibilities of the Board relating to the compensation of the Company’s employees and, in particular, the compensation of the Company’s CEO and other executive officers. Its primary responsibilities are to review, evaluate and approve the Company’s compensation and other benefit plans, policies and programs. The Compensation Committee operates under a charter that conforms to applicable SEC and NYSE rules.

Determination of Named Executive Officer Compensation. In addition to the Compensation Committee, the Company’s Chairman, President and CEO plays a role in recommending and determining the compensation of senior executives, including that of the other NEOs in this proxy statement. Also, the Company’s Executive Vice President and Worldwide Head of Human Resources makes recommendations regarding senior executive compensation as requested by the Compensation Committee. See “Compensation Discussion and Analysis” below for further information regarding this process.

Use of Outside Compensation Consultants. Under its Charter, the Compensation Committee is empowered to engage independent advisors to assist it in carrying out its responsibilities. For 2014, the Committee continued to engage Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its independent executive compensation consultant. Semler Brossy reports directly to the Compensation Committee and not to management. Semler Brossy regularly provides the Compensation Committee with advice and information concerning key compensation decisions. In 2014, Semler Brossy advised the Committee on:

•	Compensation programs

•	Severance and change in control arrangements

•	CEO transition

•	Governance and regulatory trends

•	Orientation for new board members

•	Risk management practices (including clawback policies)

The Compensation Committee may draw on advice from other consultants from time to time to provide a second opinion or assist with special projects, if necessary, although it did not do so in 2014.

Independence of Outside Compensation Consultant. Pursuant to applicable SEC and NYSE rules and after considering the independence factors required by those rules, the Compensation Committee has determined that no conflicts of interest exist with respect to Semler Brossy’s services or activities on the Compensation Committee’s behalf. Consequently, the Committee has found Semler Brossy to be independent under those rules.

Compensation Policies and Programs Risk. The Compensation Committee has conducted an analysis of each of the elements of the Company’s compensation policies and programs and has concluded that none of these is reasonably likely to have a material adverse effect on the Company. In making this determination, the Committee took into account various processes in place that serve to mitigate any risk that may be inherent in its compensation practices.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees the director candidate nomination process and Board committee assignments and is responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company. This Committee also administers and has the power to modify the Company’s Related Party Transactions Policy. The Nominating and Corporate Governance Committee operates under a charter that conforms to applicable SEC and NYSE rules.

The Board Nomination Process and Criteria

The Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become directors and recommends director nominees to be nominated by the Board to stand for election as directors at each annual meeting of stockholders of the Company and to fill vacancies on the Board. From time to time, the Committee may retain a search firm to assist it in identifying qualified director candidates.

In making determinations with respect to director nominees, the Committee considers the experience, qualifications, attributes and skills that qualify the nominee to serve as a member of the Board. Among the key attributes that the Committee seeks when evaluating Board candidates are the following:

•	High ethical standards, integrity and sound business judgment

•	Financial or management experience

•	Demonstrated interest or experience in the fine art and collectibles field

•	Independence from management

•	Business development, marketing or client service experience

In connection with the nomination of Messrs. Loeb, Reza, and Wilson, the Committee complied with the Support Agreement, pursuant to which the Company had agreed to nominate them for re-election as directors at the 2015 Annual Meeting of Stockholders of the Company. See “Proposal 1-Election of Directors” above regarding the Support Agreement.

In connection with hiring Mr. Smith as President and Chief Executive Officer of the Company, the Board elected Mr. Smith as a director effective March 31, 2015, and the Committee nominated Mr. Smith for election as a director at the Annual Meeting. A nationally recognized executive search firm identified Mr. Smith and recommended him to the Board.

Each of the nominees for election at the Annual Meeting was unanimously recommended by the Nominating and Corporate Governance Committee after careful consideration of each nominee’s individual expertise and skills, as well as the composition of the Board as a whole.

The Committee considers stockholder nominations of appropriate candidates for director in accordance with the attributes outlined above. See “Procedures for Director Nominations by Stockholders” below. The Committee evaluates such candidates as it does candidates identified by other means.

Board Diversity

While the Company does not have a formal Board policy regarding Board diversity, the Company’s Corporate Governance Guidelines provide that the Board selection process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company.

Finance Committee

The Board created the Finance Committee in order to assist it in fulfilling its responsibility to oversee (i) the financial management of the Company, including oversight of the Company’s capital structure and financing strategies, investment strategies and banking relationships and (ii) the Company’s plans with respect to possible acquisitions, divestitures or other strategic transactions. It operates under a charter.

Executive Committee

The Executive Committee considers and takes certain corporate actions between regularly scheduled meetings of the Board. Frequently, the Executive Committee takes action pursuant to the Company’s internal corporate governance rules to approve significant auction consignment and loan transactions. It operates under a charter.

Business Strategy Committee

Pursuant to the Support Agreement, the Company created the Business Strategy Committee in May 2014. The Business Strategy Committee is responsible for review and evaluating the Company’s business strategies and making recommendations to the Board with respect to potential changes in strategy. This committee operates under a charter.

Board Leadership

Effective March 31, 2015, Mr. De Sole becomes the Chairman of the Board and ceases serving as Lead Independent Director, and Mr. Smith becomes the President and Chief Executive Officer and a director. These appointments result in the separation of the Chairman and Chief Executive Officer positions, an action that the Board believes is appropriate at this time. In connection with the separation of these positions, the Lead Independent Director position is being eliminated. Since 2012, Mr. Ruprecht has held the unified Chairman, President and Chief Executive Officer positions and ceases to hold those positions and serve as a director, effective March 31, 2015.

Board Role in Risk Oversight

General Procedures

The Board carries out its role in the oversight of risk, risk tolerance and corporate culture directly and through Board committees. The Board’s direct role includes the consideration of risk in the strategic and operating plans that are presented to the Board by management. It also includes the regular receipt and discussion of reports from Board committees and the periodic receipt and discussion of reports from Company counsel, from the Company’s Compliance and Business Integrity Department, from management and from outside advisors. Board committees carry out the Board oversight of risk as follows:

•

The Audit Committee considers risk through its oversight of the Company’s financial reporting process, risk management process, legal and regulatory compliance, performance of the independent auditor, internal audit function, financial and disclosure controls and adherence to the Company’s Code of Business Conduct.

•

The Compensation Committee reviews and approves the Company’s compensation and other benefit plans, policies and programs and annually documents an assessment of whether any of those plans, policies or programs creates risks that are reasonably likely to have a material adverse effect on the Company.

•

The Executive Committee is empowered to act on behalf of the Board between regularly scheduled Board meetings and in this capacity considers risk in conjunction with the approval of certain transactions, particularly as they relate to auction consignment and art financing matters, under the Company’s internal corporate governance guidelines (see below).

•	The Finance Committee considers risk through its oversight of the Company’s capital structure, financing strategies, investment strategies, banking relationships and strategic investments.

•

The Nominating and Corporate Governance Committee considers risk through its oversight of the adequacy of the Company’s governance structures and the Committee reviews and makes determinations regarding significant transactions with affiliates under the Company’s Related Party Transactions Policy.

•

The Business Strategy Committee considers risk as an integral part of its focus on short and long term planning for the Company with respect to a number of Company strategies, including the areas of growth opportunities, marketing, sales, operations, expense management and the use of technology.

Board committees receive regular reports from management of matters affecting Company risk. The role of Board committees in risk management oversight is further detailed in their respective charters, copies of which are available on the Company’s website at http://www.sothebys.com/en/inside/corporate-governance.html.

Specific Risk-Mitigating Corporate Policies: Internal Corporate Governance, Business Conduct, Related Party Transactions, Insider Trading, Regulation FD, and Compensation Recoupment

The Board has also addressed risk through the adoption of corporate policies. For many years, the Company has had an internal corporate governance policy adopted by the Board that addresses the delegation of authority within the Sotheby’s organization. The policy addresses all aspects of the Company’s business and establishes the level of approval required for auction and private sale consignment terms, credit activities, payments, capital commitments, contracts, finance transactions, acquisitions and dispositions, and compensation-related matters. The Board has also adopted a Code of Business Conduct, a Related Party Transactions Policy, a Policy on Trading in Sotheby’s Securities and a Policy Regarding Regulation FD and Communications with Security Holders that are designed to ensure that directors, officers and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose a risk to the organization.

The Board has adopted a Compensation Recoupment Policy that took effect on January 1, 2015. This policy provides for reimbursement by current and former executive officers and other executives of annual incentive compensation and gains related to equity compensation as well as equity award cancellation in connection with a Company financial restatement. See “Compensation Discussion and Analysis-Other Arrangements, Policies, and Practices Related to Sotheby’s Compensation Programs-Compensation Recoupment Policy” below for a more detailed description of this policy.

Enterprise Risk Management

In 2014 the Company made some enhancements to its Enterprise Risk Management (“ERM”) Program. Fundamentally, these changes will more efficiently allocate time and resources for the evaluation and management of risks.

The Company has a Risk Steering Committee comprised of members of senior management, and is overseen by the Chief Financial Officer, and the Worldwide Director of

Compliance and Business Integrity. The Risk Steering Committee’s primary functions are to conduct risk assessments and to escalate risks and concerns to appropriate members of management, the Board and/or Audit Committee as required. The Risk Steering Committee reports to the Audit Committee quarterly and provides at least quarterly reports to the CEO on matters related to Enterprise Risk Management. The Risk Steering Committee assists the Board in carrying out the risk management procedures described above under “General Procedures.”

The risks assessed and evaluated by the Risk Steering Committee include, but are not limited to, those related to macroeconomic and geopolitical events, deal-making and lending, strategic initiatives, brand and reputation, legal and regulatory compliance, information and physical security and finance.

Compensation Committee Interlocks and Insider Participation

The directors who served as members of the Compensation Committee during 2014 were: Mr. Angelo, Ms. Bibliowicz (since May 2014), Mr. Conroy (since May 2014), Mr. Meyer, Mr. Taubman, Ms. Taylor, and Mr. Wilson. All members of the Compensation Committee during 2014 were independent directors and no member was an employee or former employee of the Company nor did any of the members have any of the relationships requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. During 2014, no executive officers of the Company served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Company’s Compensation Committee or Board.

Director Independence

The Board has determined that eleven of thirteen (13) members of the Board (85%) are independent under the NYSE rules and standards. Those rules require that the Board determine that a majority of a company’s directors are “independent.” To determine whether a particular director is independent, the Board has examined the various relationships of each director to the Company as required by NYSE rules.

Categorical Standards. As permitted by and in accordance with the NYSE rules, the Board has adopted the following categorical standards to identify immaterial relationships with the Company that would not disqualify a director from being deemed independent but that the Board still considers when evaluating director independence.

1.	The director has received, or an immediate family member has received, during any twelve-month period within the last three years, $100,000 or less in direct compensation from the Company, other than director and committee fees and pension or other deferred compensation for prior service, so long as that compensation is not contingent on continued service;

2.	The director or an immediate family member is a partner, shareholder or officer of a law firm or other professional service firm that has received less that $100,000 in fees from the Company in any single fiscal year during the preceding three years;

3.	The Company has made a contribution to a tax-exempt organization of which the director or any immediate family member serves as a trustee, director or executive officer and such contributions, for any single fiscal year during the preceding three years, have not exceeded $100,000;

4.	During any single fiscal year within the last three years, the director, an immediate family member, or a company Controlled (as defined below) by any of them was indebted to the Company, or the Company was indebted to any such person and either the total amount of such indebtedness did not exceed $100,000 or such indebtedness consists of a loan made in the ordinary course of the Company’s art lending business on substantially the same terms as those prevailing at the time for a similarly situated person who is not a director. “Controlled” means a company of which the director or immediate family member beneficially owns a majority of the outstanding voting securities; or

5.	During the last three years, the director or an immediate family member has purchased or sold property through the Company or its affiliates, so long as such purchases or sales were at public auction or in private transactions in the ordinary course of the Company’s business on substantially the same terms as those prevailing at the time for a similarly situated person who is not a director.

For purposes of the foregoing standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home. When applying the look-back provisions in these standards, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated will not be deemed to be “immediate family members.”

Board of Directors Independence Determinations. Upon reviewing each director’s and director nominee’s relationships with the Company, after considering all applicable NYSE rules and the stated categorical standards, the Board has determined that all directors and director nominees other than Mr. Ruprecht and the Duke of Devonshire are independent. Mr. Ruprecht is not independent because he is President and CEO of the Company.

The Company pays the Duke of Devonshire an annual consulting fee of £65,000 ($107,029). Under NYSE rules, if the payments to a director (other than for compensation received for serving as a director) exceed $120,000 for any of the three most recent years, the director is disqualified from being deemed independent. The Duke’s annual fee was below the NYSE threshold for each of the last three years. However, NYSE rules require that a company review the total facts and circumstances of a director’s relationship with a company before making an independence determination. The Board considered the following additional relationships in determining that the Duke is not independent: pursuant to an agreement, dated August 14, 2012, between a Company subsidiary and Chatsworth House

Trust, the subsidiary paid £250,000 ($411,650) to Chatsworth House Trust1, a charitable trust of which the Duke is an unpaid director, for staging a selling exhibition at Chatsworth. This agreement has a five-year term and requires the subsidiary to pay Chatsworth House Trust this amount annually. In connection with the 2014 Chatsworth exhibitions, the subsidiary paid approximately £40,182 ($66,163`) to the Chatsworth House Trust for installation costs and expenses. The trust has recently billed the Sotheby’s subsidiary £31,606 ($52,042) for de-installation and other costs for the 2014 exhibitions. A Sotheby’s subsidiary paid £8,000 ($13,173) to the Devonshire Education Trust2, a charity of which the Duke is an unpaid trustee, in connection with a separate charitable event. All amounts exclude any valued-added taxes paid. Additionally, during 2014, there were several art and catalogue purchases by affiliates of the Duke, or on his behalf, from the Company or its subsidiaries. See “Certain Relationships and Related Party Transactions” below for additional information.

In addition, the Nominating and Corporate Governance Committee and the Board considered the impact of a 2014 consignment agreement between the Company and the Museum of Contemporary Art, Los Angeles on the independence of Mr. Loeb, who is a director of this museum. The agreement provides that the Company will reimburse the museum for expenses associated with the consignment. The expenses, which are expected to exceed $300,000, will be incurred in 2015. In addition, the Company will pay the museum the buyers premium that the Company receives for sales of the museum’s consignment. Because the expenses are expected to exceed the $100,000 threshold of Categorical Standard 3 above, the Nominating and Corporate Governance Committee and the Board determined that it was appropriate to consider this in making an independence determination regarding Mr. Loeb. In February 2015, the Nominating and Corporate Governance Committee and the Board determined that this consignment agreement constituted an immaterial relationship that does not affect the independence of Mr. Loeb. Among the factors considered by the Committee and the Board were that: the consignment process was initiated before Mr. Loeb joined the Board; Mr. Loeb had no role in this process before or after he joined the Board; and this transaction is consistent with those that the Company has undertaken in some instances with museums and other non-profit organizations.

Board Committee Independence Determinations. The Board has determined that each current member of the Audit, Compensation, and Nominating and Corporate Governance Committee is independent under applicable SEC and NYSE rules.

[1]	The Chatsworth House Trust is dedicated to the long-term preservation of Chatsworth House, the collection, garden, woodlands and park for the long term benefits of the public.
[2]	The Devonshire Educational Trust is an independent educational charity based at Chatsworth.

Corporate Governance Guidelines

Generally

The Company has adopted Corporate Governance Guidelines addressing the following subjects:

•	director responsibilities

•	director qualification standards

•	Board committees

•	director compensation

•	director stock ownership guidelines

•	director access to management and independent advisors

•	director orientation and continuing education
•	management succession and CEO compensation

•	performance evaluation of the Board and Board Committees

•	Board confidentiality

•	stockholder communications with the Board; Board communications with third parties

The Board, or the Nominating and Corporate Governance Committee, as appropriate, periodically reviews and reassesses the adequacy of the Corporate Governance Guidelines to determine whether any revisions are appropriate and, in the case of the Nominating and Corporate Governance Committee, recommends to the Board any such revisions for the Board’s approval.

Performance Evaluation of the Board and Board Committees

The Board and all of its Committees conduct a self-evaluation at least annually to determine whether the Board and the Committees are functioning effectively and how to enhance performance. This assessment takes into account input and comments from all directors or committee members, as appropriate and is discussed with the full Board and/or Committee. In addition to topics that may be of particular relevance in any given year, the assessment focuses on the Board’s and Committees’ contributions to the Company and especially on areas in which the Board or management believes that the Board and/or Committees could improve. In addition to the annual self-evaluation, as Lead Independent Director, Mr. De Sole has initiated a director peer review process that is currently in progress. As the new Chairman of the Board, he will be continuing this practice.

Management Succession Planning

The Board is strongly committed to CEO and management succession planning, as evidenced by the following provisions of its Corporate Governance Guidelines:

•

The Board is responsible for developing plans for the succession to the position of CEO, including policies regarding succession in the event of an emergency or the retirement of the CEO, and implementing appropriate oversight of the leadership talent development and succession planning for the other executive officers of the Company.

•	Annually, the CEO reviews with the Board his or her assessment of the Company’s senior officers and their potential to succeed him or her.

Moreover, in a 2014 amendment to the Compensation Committee Charter, the Board has charged that committee with developing CEO succession plans, including plans in the event of an emergency or CEO retirement, and implementing appropriate oversight of the leadership talent development and succession planning for the other senior officers of the Company.

As part of its succession-planning role, the Board annually reviews potential succession candidates for the CEO position and for other senior management positions. The CEO and the Executive Vice President and Worldwide Head of Human Resources prepare a report on succession options for key positions and discuss the report with directors at a Board meeting. This dialogue covers the CEO and principal executive officer positions and other management positions, including regional business heads, and examines all issues surrounding internal and external succession.

Pursuant to an agreement, dated November 20, 2014, the Company and Mr. Ruprecht agreed that he will resign as CEO and Chairman on the earlier of the date requested by the Board or the hiring of a successor as CEO. A more detailed description of this agreement appears under “Compensation of Executive Officers—Employment and Related Agreements” below. Effective March 31, 2015, Mr. Ruprecht has resigned as Chairman, President and Chief Executive Officer and as a director, and Mr. Smith has been appointed President, Chief Executive Officer, and a director

Code of Business Conduct

The Company has long had compliance policies applicable to all employees. These cover such issues as ethical conduct, conflicts of interest and related-party transactions, maintenance of confidentiality of Company and client information and compliance with laws, including specific policies regarding observing export/import, money- laundering, data-protection and antitrust laws. The Company has an international Compliance and Business Integrity Department led by a Worldwide Director of Compliance with responsibility for, among other things, regularly providing Compliance Policy training to all employees, auditing compliance with the Compliance Policies and assisting the Company and its employees in interpreting and enforcing the Compliance Policies. The Company has incorporated many of these policies in its Code of Business Conduct (the “Code”), which is applicable to the Company’s directors, officers and employees.

A copy of the Code is available on the Company’s website at www.sothebys.com.

The Company has chosen to post any Code amendment or waiver affecting or granted to its CEO, Chief Financial Officer, other executive officers and certain other senior financial officers promptly on its website instead of filing a Form 8-K with the SEC when an amendment or waiver occurs. No such amendments or waivers occurred during 2014.

In addition, the Board has adopted a number of policies related to the ethical and legal conduct of the Company’s directors, executive officers and employees, including a Compensation Recoupment Policy, a Policy on Trading in Sotheby’s Securities, a Policy

Regarding Regulation FD and Communications with Security Holders, as well as a Related Party Transactions Policy to provide a focused procedure for evaluating potential and existing Company transactions with affiliates such as directors and executive officers. For further information regarding the Related Party Transactions Policy, see “Certain Relationships and Related Party Transactions” below.

Procedures for Director Nominations by Stockholders

A stockholder who desires to recommend a director candidate should forward the candidate’s name and qualifications to the Secretary of the Company at 1334 York Avenue, New York, New York 10021 and must include the information required by Section 1.13 of the Company’s Bylaws, which requires information regarding the recommending stockholder as well as the candidate. In order for a candidate to be eligible for election as a director at the 2016 Annual Meeting of Stockholders, the Secretary must receive the required submission no earlier than February 8, 2016 and no later than March 9, 2016. These dates may be subject to modification if the Sotheby’s 2016 Annual Meeting of Stockholders occurs more than thirty (30) days before or more than sixty (60) days after May 7, 2016 as provided in Section 1.13 of the Company’s Bylaws.

Availability of Corporate Governance Documents

Copies of the Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, the Finance Committee Charter, the Executive Committee Charter, the Business Strategy Committee Charter, Corporate Governance Guidelines, Code of Business Conduct, and the Company’s categorical standards for director independence are available on the Company’s website at:

http://www.sothebys.com/en/inside/corporate-governance.html

In addition, stockholders may obtain a copy of any of these documents by writing to the Company’s Investor Relations Department at 1334 York Avenue, New York, New York 10021.

Communications with Directors

Any stockholder or interested party may contact the Board of Directors, or any individual director serving on the Board, by written communication mailed to: Board of Directors (Attn: (name of director(s)), if intended for a specific director or less than the full Board), c/o Corporate Secretary, 1334 York Avenue, New York, New York 10021. Any proper communication so received will be promptly processed by the Corporate Secretary as agent for the Board or individually named director(s) and shared. The Corporate Secretary may elect not to forward summaries or copies of communications that the Corporate Secretary believes are business solicitations, resumes, abusive, frivolous or similarly inappropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information regarding the beneficial ownership of the Company’s common stock as of March 18, 2015, the most recent practicable date for the calculation of the ownership table with respect to the Annual Meeting, by:

•	each director and director nominee of the Company;

•	each Named Executive Officer (“NEO”) of the Company;

•	all current executive officers and directors of the Company as a group; and

•	each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock.

In preparing the table, the Company has relied upon information supplied by such persons and upon information contained in Schedules 13D and 13G filed with the SEC, including any amendments to those Schedules.

Determination of Beneficial Ownership

Under applicable rules of the Exchange Act, a person beneficially owns shares of common stock if that person directly or indirectly has or shares voting power or investment power with respect to those shares. “Investment power” is the right to sell or otherwise transfer shares of common stock. Except as indicated in the footnotes to the table, the individuals and entities named in the table have sole voting and investment power with respect to all shares of common stock that they beneficially own.

Under applicable Exchange Act rules, a person also beneficially owns shares that the person has the right to acquire within sixty (60) days of the date set for determining that person’s share ownership in a corporation, or the record date.

Treatment of Performance Share Units and Restricted Stock Units

Performance Share Units (“PSUs”) issued to Sotheby’s Named Executive Officers and other participants under the Second Amended and Restated Sotheby’s Restricted Stock Unit Plan (the “Restricted Stock Unit Plan”) represent a right to receive one share of common stock upon the lapse of a restriction, which includes continued employment over a period of time and performance vesting criteria. Restricted Stock Units (“RSUs”) are also issued under the Restricted Stock Unit Plan and represent a right to receive one share of common stock upon the lapse of a restriction consisting solely of continued employment over a period of time. Neither PSUs nor RSUs carry voting rights nor may they be transferred. Because the owner of a PSU or an RSU does not have voting or investment power, the owner is not considered the beneficial owner of the underlying common stock. For this reason, the beneficial ownership figure in the table below for each NEO does not include the individual’s ownership of PSUs and RSUs. For informational purposes, the footnotes to those figures provide the number of PSUs and RSUs owned by each current NEO.

Common Stock
Directors, Executive Officers and 5% Stockholders	Number of Shares	Percent of Class
John M. Angelo	143,499(1)	*
Angelo, Gordon & Co
245 Park Avenue
New York, NY 10167

Jessica M. Bibliowicz	4,973(2)	*
Bridge Growth Partners c/o Willkie Farr Gallagher
787 7th Avenue, 34th Floor
New York, NY 10019

BlackRock Inc.	4,880,643	7.1%
40 East 52nd Street
New York, NY 10022

Kevin Ching	52,900(3)	*
Sotheby’s
Suite 3101-6 One Pacific Place
88 Queensway
Hong Kong

Kevin C. Conroy	973(4)	*
Univision Communications, Inc.
605 Third Avenue
New York, NY 10158

Domenico De Sole	5,714(5)	*
Tom Ford International
595 Madison Avenue, 18th Floor
New York, NY 10022

Duke of Devonshire	60,945(6)	*
Sotheby’s
34-35 New Bond Street
London, W1 2AA England

Alfredo Gangotena	1,205(7)	*
Sotheby’s
1334 York Avenue
New York, New York 10021

Daniel S. Loeb and Third Point LLC	6,650,000(8)	9.63%
390 Park Avenue, 19th Floor
New York, New York 10022

Marcato Capital Management LP	6,571,806	9.53%
One Montgomery Street, Suite 3250
San Francisco, California 94104

Common Stock
Directors, Executive Officers and 5% Stockholders	Number of Shares	Percent of Class
Patrick S. McClymont	3,448(9)	*
Sotheby’s
1334 York Avenue
New York, New York 10021

Daniel Meyer	7,728(10)	*
Union Square Hospitality Group
24 Union Square East
New York, New York 10003

Morgan Stanley	3,440,708	5.1%
1585 Broadway
New York, New York 10036

Olivier Reza	10,973(11)	*
Myro Capital L.L.C.
654 Madison Avenue, Suite 1909
New York, New York 10065

William F. Ruprecht	203,027(12)	*
Sotheby’s
1334 York Avenue
New York, New York 10021

Marsha E. Simms	7,728(13)	*
Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153

Thomas S. Smith, Jr.	0(14)	*
Sotheby’s
1334 York Avenue
New York, New York 10021

Robert S. Taubman	50,946(15)	*
Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, Michigan 48304

Diana L. Taylor	19,499(16)	*
Solera Capital LLC
625 Madison Avenue, 3rd Floor New York, New York

The Vanguard Group, Inc.	3,796,645	5.5%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Common Stock
Directors, Executive Officers and 5% Stockholders	Number of Shares	Percent of Class
Bruno Vinciguerra	45,033(17)	*
Sotheby’s
1334 York Avenue
New York, New York 10021

Dennis M. Weibling	44,813(18)	*
Rally Capital, LLC
2365 Carillon Point
Kirkland, Washington 98033

Harry J. Wilson	20,973(19)	*
MAEVA Group, LLC
7 Renaissance Square, 3rd Floor
White Plains, New York 10601

Directors and Executive Officers as a Group	7,466,746	10.75%

*	Represents less than 1%.

(1)	Consists of 117,200 shares of common stock owned by Mr. Angelo as well as 16,274 deferred stock units (“Deferred Stock Units”) and 2,225.05 dividend equivalent rights (“Dividend Equivalent Rights”) issued with respect to the Deferred Stock Units owned by him; and 7,800 shares of common stock owned by his wife.

(2)	Consists of 4,000 shares of common stock owned by Mrs. Bibliowicz as well as 969 Deferred Stock Units and 3.70 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mrs. Bibliowicz.

(3)	Consists of 52,900 shares of common stock owned by Mr. Ching. Excludes 30,804 unvested PSUs and 11,817 unvested RSUs.

(4)	Consists of 969 Deferred Stock Units and 3.70 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Conroy.

(5)	Consists of 4,000 shares of common stock owned by Mr. De Sole as well as 1,675 Deferred Stock Units and 39.74 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. De Sole.

(6)	Consists of 19,005 shares of common stock owned by the Duke of Devonshire as well as 35,258 Deferred Stock Units and 6,682.12 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by him.

(7)	Consists of 1,205 shares of common stock owned by Mr. Gangotena. Excludes 10,586 unvested PSUs and 7,058 unvested RSUs.

(8)	Mr. Loeb is the managing member of Third Point LLC and controls Third Point LLC’s business activities. Third Point LLC is the investment manager or adviser to a variety of funds and managed accounts, including certain funds invested in the Company. As such, Mr. Loeb may be deemed the beneficial owner of the shares held for the account of such funds

(9)	Consists of 3,448 shares of common stock owned by Mr. McClymont. Excludes 26,261 unvested PSUs and 14,517 unvested RSUs.

(10)	Consists of 7,038 Deferred Stock Units and 690.15 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Meyer.

(11)	Consists of 10,000 shares of common stock owned by Mr. Reza as well 969 Deferred Stock Units and 3.70 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Reza.

(12)	Consists of 203,027 shares of common stock owned by Mr. Ruprecht. Excludes 221,520 PSUs. Pursuant to the November 2014 amendment to his employment agreement, Mr. Ruprecht will forfeit a portion of these PSUs that he received in February 2015. See “Employment and Related Agreements” below.

(13)	Consists of 7,038 Deferred Stock Units and 690.15 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Ms. Simms.

(14)	As summarized in the description of his employment agreement in “Employment and Related Agreements” below, Mr. Smith receives certain equity compensation when he becomes President, Chief Executive Officer, and a director of the Company on March 31, 2015. Consequently, these equity awards are not reflected in this beneficial ownership table or in this footnote.

(15)	Consists of 12,821 shares of common stock owned by Mr. Taubman’s grantor trust; 30,173 Deferred Stock Units owned by him and 5,451.86 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Taubman; 1,500 shares of common stock for which Mr. Taubman is the custodian for the benefit of his three minor children; and 1,000 shares of common stock, which his wife owns.

(16)	Consists of 1,000 shares of common stock owned by Ms. Taylor as well as 16,274 Deferred Stock Units and 2,225.05 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Ms. Taylor.

(17)	Consists of 45,033 shares of common stock owned by Mr. Vinciguerra. Excludes 59,404 unvested PSUs and 22,783 unvested RSUs.

(18)	Consists of 17,341 Deferred Stock Units and 2,472.19 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Weibling as well as 15,000 shares held in an IRA and 10,000 shares of common stock owned by Eagles Wings LLC, over which Mr. Weibling has sole voting and dispositive power as managing member.

(19)	Consists of 20,000 shares of common stock owned by the Mr. Wilson as well 969 Deferred Stock Units and 3.70 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Wilson.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) focuses on the Company’s named executive officers (or “NEOs”), consisting of the Company’s Chief Executive Officer (or “CEO”), Chief Financial Officer (or “CFO”), and its three other most highly compensated executive officers.

The Company’s NEOs are:

Name	Title
William F. Ruprecht	Chairman, President & CEO (“Chairman & CEO”)
Patrick McClymont	Executive Vice President & Chief Financial Officer (“CFO”)
Bruno Vinciguerra	Executive Vice President & Chief Operating Officer (“COO”)
Kevin Ching	CEO, Sotheby’s Asia
Alfredo Gangotena	Executive Vice President & Chief Marketing Officer (“CMO”)

The Compensation Committee emphasizes performance-based rewards for NEOs focused on the objectives in Sotheby’s strategic plan. 87% of the value of the CEO’s targeted compensation, and 67% of the value of the targeted compensation for the other NEOs, is performance contingent. The CEO’s base salary is purposely kept low. Long-term pay constitutes the majority of the value of his targeted compensation, and consists solely of Performance Share Units (PSUs).

This CD&A is organized into the following sections:

I.	Executive Summary

II.	Use of Peer Group Information

III.	Comment on Metrics

IV.	Objectives Relating to NEO Compensation

V.	Elements of NEO Compensation and the Decision-Making Process

VI.	Other Arrangements, Policies and Practices Related to Sotheby’s Compensation Programs

I.  EXECUTIVE SUMMARY

a.  Compensation Committee’s Response to Stockholder Feedback

In May 2014, the compensation paid to Sotheby’s named executive officers was approved by approximately 88% of the votes cast on the Say on Pay proposal, a significant increase from the vote held at the 2013 annual meeting at which approximately 55% of the votes cast were in favor of approving Sotheby’s executive compensation.

Although the Compensation Committee was pleased with the stockholders’ response to the 2014 Say on Pay proposal, the Committee has continued to refine compensation policies in response to stockholder and proxy advisory firms’ feedback. Below is a summary of their feedback and the actions taken by the Committee to address them:

Stockholder Feedback	Compensation Committee Action
Immediate vesting (“single trigger”) of Restricted Stock Unit (RSU) awards upon a Change in Control.	In November, 2014 the Compensation Committee amended the RSU plan for any awards made after January 1, 2015 to vest within a two-year window following a Change in Control event only if termination occurs without cause or with good reason (“double trigger”). (For more information see Employment Agreements and Change in Control Payments section.)
No formal claw-back policy whereby any incentive compensation awarded may be recouped by the Company in the event of a material fraud or misconduct by the recipient of any award.	In November 2014 the Compensation Committee approved a Compensation Recoupment Policy. The policy covers current and former Executive Officers, Chief Financial Officer, Chief Accounting Officer, and Regional Heads of Finance in the event there is a restatement of financial earnings and requires any annual incentives and equity grants or gains to be recouped. The policy covers a three-year period from the original filing of the financial statement. (For more information see Compensation Recoupment Policy section.)

Stockholder Feedback	Compensation Committee Action
No disclosure of a robust anti-pledging policy.

The Committee has incorporated the following anti-pledging provision as part of the Company’s Trading policy:

No employee or member of Sotheby’s Board of Directors may, at any time pledge any Sotheby’s securities as collateral for a loan or hold any Sotheby’s securities in a margin account. (For more information see Anti-Hedging and Anti-Pledging Policy section.)

These actions follow a series of Compensation Committee actions in response to stockholder concerns that were implemented a year ago in relation to long-term incentive program design, disclosure of performance metrics, and CEO pay levels. The Committee intends to continue the dialogue with stockholders and address any questions or concerns while carefully balancing the Committee’s own view of the best compensation design for its NEOs.

b.  2014 Company Performance

Sotheby’s had a very strong 2014, reporting Adjusted Operating Income* of $268 million, a 20% improvement over 2013. For the year, net auction sales increased 19%, to record levels, reflecting the continued strength of the global art market. Also driving the improved financial performance in comparison to the prior year are a number of cost reduction initiatives implemented by management throughout 2014. These initiatives helped contain salary expense and resulted in a lower ratio of auction direct costs as a percentage of net auction sales, and lower levels of general and administrative costs and marketing expenses.

These 2014 results were achieved as the competitive environment for the consignment of high value works of art continues to be robust, with margins remaining under pressure.

2014 was a year of meaningful progress in advancement of Sotheby’s client-centered strategy:

•

A significant amount of effort was placed on attracting new auction bidders and buyers, by leveraging attractive single-owner sale offerings, as well as executing marketing campaigns directed at building broad brand awareness. The number of bidders and new bidders increased 17% and 23% respectively, versus 2013. Overall, the number of transacting clients grew 12% versus 2013.

•

Management continued its focus on deepening Sotheby’s relationships with major clients and saw a 16% year-on-year increase in auction purchases from this group. In addition, purchases by clients from China grew by nearly 50% over the prior year in sale locations outside of Hong Kong and Beijing, and reached $1 billion in sales globally for the first time.

*	See ‘Non-GAAP Financial Measures in Proxy Statement’ appearing at the end of this Proxy Statement for the definition of this non-GAAP financial measure and the reconciliation to the comparable GAAP amount.

•

The online digital client experience at Sotheby’s has continued to evolve to meet the needs of a technically diverse user-base. In 2014, a number of significant improvements were made throughout the year, incorporating user feedback, including a redesigned client loyalty program- “Sotheby’s Preferred”, a new search engine, a redesigned e-Catalogue feature, an easy to use Gallery “On View” schedule, a Sotheby’s Virtual Tour App and a graphical redesign of the website. Online bidding has meaningfully increased as compared to 2013 with nearly 10% of the lots selling online and more than 20% of lots receiving one or more bids. Users are also visiting the website with greater frequency while spending more time on the site.

•

Sotheby’s continues to build its private sales presence, leveraging investments in new exhibition galleries on three continents and hosting 40 innovative selling exhibitions in a number of global venues.

•	Continued growth of the Company’s client loan portfolio and strong loan performance generated a 55% increase in Financial Services revenues in 2014.

These client-service achievements, across a range of dimensions, should allow Sotheby’s to better meet the requirements of its clients and the marketplace, thus providing a strong platform for continued growth, as well as a more diversified revenue stream in future years.

c.  Pay and Performance

Consistent with Sotheby’s pay for performance philosophy, executive pay has varied meaningfully in recent years, in line with the variability in company financial performance along with progress in furthering Sotheby’s client-centric initiatives. As shown in the chart below, there is a consistently strong correlation between NEO compensation and Company financial performance, including total stockholder return, within a very cyclical business.

% Annual Change Over Previous Seven Years

Company EBITDA*, Total Stockholder Return vs.

CEO and Other NEO Incentive Compensation (1)(2)(3)(4)(5)

(1)	Vertical axis represents annual percentage change (2007 base year = 0%) in EBITDA*, Total Stockholder Return, CEO incentive compensation, and other NEO incentive compensation.

(2)	EBITDA* = earnings before interest, taxes, depreciation and amortization (“EBITDA*”—For a discussion of how the Company calculates EBITDA*, see “Supplemental Financial Information” at the end of this Proxy Statement).

(3)	Total Stockholder Return (reflects gain/loss of a $100 investment in Sotheby’s common stock beginning on December 31, 2007 and a reinvestment of dividends at the average of the closing stock prices at the beginning and end of each quarter.

(4)	The equity awards included in this table are shown in respect to the year for which performance was measured, not the year they were granted, which differ from the Summary Compensation Table values, (e.g., equity awards granted in 2015 are shown in 2014 as they were awarded with respect to 2014 performance; the equity and cash awards made in respect to 2014 performance are included in the 2014-Related Incentive Compensation Paid in 2015 table).

(5)	The 2013 “Other NEO Incentive Compensation” includes an estimated cash and equity award for Mr. McClymont, calculated by applying the 2013 Company average funding

*	See “Non-GAAP Financial Measures in the Proxy Statement” appearing at the end of this Proxy Statement for the definition of this non-GAAP financial measure and the reconciliation to the comparable GAAP amount.

percentage to his 2014 full year total Incentive target. Mr. McClymont received a pro-rated cash bonus and no incentive equity award in 2013 as he joined the Company in October 2013.

Equity compensation is a significant portion of overall NEO incentive compensation. Pay for Performance alignment is further strengthened by the awarding of PSUs since 2010. PSU vesting is contingent upon meeting time and performance vesting criteria, thus strengthening alignment with stockholders, rewarding sustained value creation, and aligning cost with affordability. The Committee intends to make equity compensation for NEOs entirely performance-based, starting in 2016. (For more information see Long-Term Incentives Approach section.)

d.  Governance Practices

Sotheby’s has robust compensation governance practices to help ensure appropriate pay practices and mitigate undue risk. These include:

•	the Compensation Committee (referred to as the “Committee” in this CD&A section of the proxy statement) is made up entirely of independent directors;

•	an annual risk assessment is performed by the Committee of all incentive programs;

•	Sotheby’s does not provide change in control excise tax reimbursement or tax gross-ups to NEOs;

•	Upon a Change in Control, the vesting of equity awards made under the Restricted Stock Unit Plan are subject to a “double trigger”;

•	Sotheby’s does not pay dividends with respect to unvested PSUs. Dividends with respect to unvested PSUs accrue, but are payable only to the extent that PSUs vest;

•	directors, NEOs and other executives have stock ownership and holding requirements;

•	the Committee retains an independent compensation consultant, Semler Brossy, that works exclusively for the Committee and does not perform any other work for the Company; and

•	Sotheby’s prohibits any hedging or pledging transactions or short-sales involving Company stock.

•	Sotheby’s has a formal claw-back policy regarding financial restatements.

II.  USE OF PEER GROUP INFORMATION

The Committee places emphasis on a number of qualitative performance factors in making NEO compensation decisions. To set NEO target compensation in 2014 and in prior years, the Committee considered the following performance factors:

•	Historical performance by the individual

•	The individual’s projected contributions to Sotheby’s future growth

•	Leadership skills and overall reputation within the Company and in the global art market

The Committee checks compensation decisions against the following:

•	Aggregate costs, measured by incentive compensation as a percent of EBITDA (before the cost of incentive compensation)

•	Total compensation and benefits costs as a percent of revenue

(For more information see Process for Funding, Allocating, and Determining Incentive Awards included in the Incentive Compensation Program section.)

The Committee also periodically references general market data in addition to data from industries relevant to Sotheby’s market for talent, including luxury goods manufacturers/purveyors, and human-capital-intensive industries, including professional services, asset management firms, and private equity firms. This helps the Committee become comfortable that:

•	Total compensation costs are reasonable relative to Sotheby’s cost and business structure.

•	Individual NEO pay levels are set within a reasonable range of market practices.

•	Pay plan design reflects current best practice.

The Committee understands that most companies consider pay levels at comparably-sized peer companies when setting NEO compensation levels. Knowing this practice, the Committee has attempted to develop a peer group, engaging several compensation consultants (including its current outside consultant) over many years to develop an appropriate group, taking into account the Company’s business characteristics and market for talent. However, the Committee has come to the conclusion that Sotheby’s has no public company comparable peers.

•

The Company participates in the highly competitive and specialized global art market in which all of its significant direct business and talent competitors, including the Company’s largest competitor, Christie’s, is private and thus, do not disclose executive compensation data.

•

Any competitive benchmarking of publicly available data requires triangulation using several data points such as luxury goods manufacturers/purveyors, professional services companies, asset management firms, private equity firms, and general industry. Each of these is relevant to aspects of Sotheby’s market for talent, but none appropriately reflects it.

Therefore, the Committee has elected not to adopt a formal peer group.

The Committee believes that difficulty constructing a peer group also is evident in peer groups some outside analysts have used to benchmark Sotheby’s CEO pay. The Committee recognizes that the premier U.S. proxy advisory organizations, Institutional Shareholder Services (ISS) and Glass Lewis, each determine their own peer groups based on their respective methodologies. With the assistance of Semler Brossy, its compensation consultant, the Committee reviewed the 2013 peer groups of these proxy advisory services firms and noted the following:

•	Each of these peer groups (ISS and Glass Lewis) include companies from very different industries, underscoring the difficulty in constructing an appropriate group of peer companies for Sotheby’s.

•

None of the companies in these peer groups have the full combination of key organizational characteristics unique to Sotheby’s (as listed below). Most have only one or two of the defining characteristics:

•	Scarcity of Product

•	Luxury Branding

•	Revenue Highly Concentrated in Relation to a Very Small Number of Clients

•	Scarcity of Talent

•	Individual Contributors Drive Very High-Value Transactions

•	Global Transaction Execution and Client Integration

•	Long Client Development and Sales Cycle

•	Lack of Public Company Business Competitors

•

Sotheby’s operating income as a percent of revenue is extremely favorable when compared to each peer group, highlighting the difference in Sotheby’s business model relative to these companies. (See Appendix A.)

•	Sotheby’s CEO compensation as a percent of operating income ranked near or below the median of each peer group, despite Sotheby’s much stronger financial performance. (See Appendix A).

III.  COMMENT ON METRICS

Incentive plan targets for both annual and long-term incentives are linked to the Sotheby’s annual operating plan, which is approved by the Board. In response to feedback from stockholders that Sotheby’s provides limited information on metrics, performance levels, and incentive rationale, the Committee expanded the Company’s disclosure regarding the Committee’s framework for determining the incentive pool, how the pool is allocated, and how individual awards are determined for NEOs. (For more information see Incentive Compensation Program section.)

The Compensation Committee continues to believe that Sotheby’s stockholders are better served by not disclosing specific historic or prospective financial targets, since Sotheby’s largest competitor, Christie’s, which is a privately-held, non-public company, and other privately-held direct competitors would then have valuable insight into Sotheby’s revenue and margin expectations, creating potential significant competitive harm to the Company and its stockholders.

In addition, in determining to maintain the confidentiality of financial targets to avoid competitive harm, the Committee has considered the materiality of these targets to investors as required by SEC rules. As details of the Board-approved annual operating plan (which provides the basis for these targets) have never been disclosed to the investing public, investors have not used that information in making investment decisions, and the failure to disclose these financial targets does not deprive current investors of material information necessary to decide whether to buy, sell or hold Sotheby’s securities.

IV. OBJECTIVES RELATING TO NEO COMPENSATION

The Compensation Committee seeks to maintain Sotheby’s competitive position by enabling the Company to attract and retain key talent in its unique global art business, while concentrating a majority of NEO compensation in performance-based cash and equity programs that align NEO interests with those of Company stockholders. It is the intent of the Committee in these program elements to provide incentives for Company leadership to meet and exceed high individual and corporate performance standards both annually and in the longer term, without encouraging excessive risk-taking. (For more information see discussion under “Corporate Governance; Board Committees; Compensation Committee—Compensation Policies and Programs Risk”, above.)

The Committee’s key objectives for NEO compensation are described below.

NEO Compensation Key Objectives	Description

Pay Variable with Performance

NEOs should have an incentive to exceed annual individual and company performance goals, but also be motivated to work for the long-term success of the business. To this end, Sotheby’s emphasizes variable pay for both the near and the longer-term, basing a significant portion of total compensation on the achievement of individual and company results both annually and over the longer term.

The Committee further emphasizes variable pay for performance by awarding equity compensation in the form of performance share units (PSUs). PSUs require achievement of both performance and service criteria for vesting. (For more information regarding the PSU program, see the Long-Term Incentives Approach section.)

By prioritizing variable pay as a percentage of total compensation, Sotheby’s better aligns executive compensation with value delivered to its stockholders. This approach limits fixed costs and also results in higher pay occurring in periods when merited by improved performance, contributing to financial stability for the Company. This is especially important because of the cyclical nature of the global art market.

Alignment of Executives and Stockholders	Equity compensation is a significant portion of overall NEO incentive compensation. The Committee intends to make equity compensation for NEOs entirely performance-based, starting in 2016, in order to strengthen the alignment of interests between executives and stockholders. (For more information regarding the PSU program, see the Long-Term Incentive Approach section.)

Retentive Features of Incentive Pay Programs	Sotheby’s incentive programs promote retention of high performing executives. A mix of compensation opportunities that includes performance-based short-term and long-term incentives tied to measurable results, as well as requiring a period of service as a condition to vesting, is important to motivate, reward and retain executive talent. The specialized nature of Sotheby’s business and the challenge of attracting appropriate executives with the requisite skills increase the importance of retention.

Affordability of Compensation	The Committee has worked with Semler Brossy to identify the most appropriate financial metrics to ensure that total compensation does not exceed what the Company can reasonably afford. Sotheby’s regularly measures its total compensation for all employees against a variety of financial metrics, including EBITDA. These metrics are used to determine the size of the incentive compensation pool that funds both annual bonus and long-term incentive grants.

Additionally, the Committee reviews the overall Company compensation-to-revenue ratio against a range previously established by the Committee in order to assess whether there is an appropriate level of total Company compensation cost for the year. (For more information see discussion of how the Company calculates EBITDA, in the Supplemental Financial Information section.)

The above objectives are not necessarily weighted equally, although the Committee emphasizes pay-for-performance as a guiding principle. Individual awards are determined through a review of individual performance against the entirety of these objectives, as discussed under Individual NEO Performance Assessments and Incentive Awards below. The Committee continues to review its philosophy and believes it is important for this philosophy to evolve as a part of good governance practice to reflect the development of the Company’s business over time.

V. ELEMENTS OF NEO COMPENSATION AND THE DECISION-MAKING PROCESS

Sotheby’s compensation package for NEOs consists of six basic elements outlined in the following table. Many of the programs in which the NEOs participate are also open to a broader range of employees.

Element	Fixed vs. Variable	Purpose and Description

Base Salary	Fixed: increases are based on level of responsibility, experience and individual performance.	Provide base-line compensation reflecting job responsibilities and experience.

Annual Performance-Based Bonus	Variable: bonus payments vary widely from year to year based on Company and individual performance.	Reward individual performance and create alignment with business strategy and operating performance.

Long- Term Incentives (LTI)	Variable: value of PSUs varies widely based on Company and stock price performance. Value of “Transition” RSUs varies based on stock price performance.	Drive long-term strategic focus and provide opportunities for stock ownership and financial rewards to promote decision-making consistent with the goals of the Company and stockholders.
Broad-Based Benefits	Fixed: benefits provide a value that can increase based on actual usage.	Offer health program and other coverage to support well-being and healthy lifestyles; contribution to medical, dental and vision coverage; life, short-term and long-term disability and accident insurance; paid vacation.

Retirement Benefits	Variable: some variation in value based on Company performance (profit sharing) and individual performance (annual performance-based bonus matching contribution for broad-based U.S. 401(k) plan and supplemental U.S. Deferred Compensation Plan).	Support retirement savings; Company contributions to applicable U.S. 401(k) plan, Hong Kong Provident Scheme, and supplemental U.S. Deferred Compensation Plan.
Perquisites	Fixed.	Provide comprehensive and competitive pay packages; Payments for car allowances; club membership dues; financial planning services; and executive life insurance premiums.

a.  Mix of Compensation Elements

The Committee works with management to create an effective mix of compensation elements and potential outcomes for the NEOs. The compensation mix emphasizes variable pay, as shown in these charts:

For the CEO, fixed pay consists of base salary (12% of total target pay), and perquisites (1%); variable pay consists of cash bonus (25% of total target pay) and PSUs (62% of total target pay). The CEO’s base salary is purposely kept low. For other NEOs, fixed pay (33%) consists of base salary and perquisites; variable pay (67%) consists of an assumed cash component of each NEO’s total incentive target. The equity component is a mix of PSU and RSU awards for 2014 and 2015, but transitioning solely to performance-based awards in 2016.

b.  Base Salary

Each NEO receives a base salary to provide predictable income to the executive. The Committee sets NEO base salaries based on levels of responsibility and historical individual performance as well as expected future potential, all of which have subjective aspects.

If the Committee determines that an increase in total target compensation is warranted, the Committee generally favors increasing the weighting of variable compensation as a percentage of total target compensation. No NEOs received base salary increases in 2012 or 2013. In 2014, Mr. Vinciguerra and Mr. Ching received salary increases. (For more information see Employment and Related Agreements section below.) For Mr. Vinciguerra, the change to his base salary was the first increase to his base pay since assuming the role of COO in 2008. Mr. Ching’s base salary adjustment was the only increase he has received since joining Sotheby’s in 2006.

c.  Incentive Compensation Program

The Committee’s framework for determining the incentive pool, how the pool is allocated, and how individual awards are determined for NEOs is described below. However, the Committee maintains its perspective that disclosing certain performance goals would cause serious competitive harm to Sotheby’s, specifically the individual financial targets and the PSU performance targets, both of which are related to the Company’s confidential strategic and operating plans. The Committee continues to believe that Sotheby’s stockholders are better served by not disclosing this information, particularly with respect to Sotheby’s largest competitor, which is a privately held, non-public company.

Process for Funding, Allocating, and Determining Incentive Awards

More than 85% of Company employees receive annual cash bonuses or annual cash bonuses and long-term incentive awards. As part of the annual performance assessment process for determining incentive awards, the Committee uses a quantitative framework to establish the incentive compensation pool to fund annual cash bonuses and long-term incentive awards to NEOs and to other eligible employees as follows:

1.	Incentive Pool Established as Percent of EBITDA*—The ultimate size of the incentive compensation pool falls within a pre-established percentage range (17.5% to 20.5%) of the Company’s adjusted EBITDA*(adjusted to exclude the cost of incentive compensation and certain other expenses as approved by the Committee using pre-established guidelines developed in conjunction with Semler Brossy, the Committee’s independent compensation consultant—for more information see Supplemental Financial Information section). The Committee considers EBITDA* an especially fair measure of performance as it is not impacted by frequently volatile income tax rates that can shift dramatically due to the multi-national sources of Sotheby’s financial results. The Committee uses its judgment to determine where within the 17.5% to 20.5% range to establish the actual pool by considering various qualitative factors, such as how well management drove and optimized results in the overall market and economic environment during the year, as well as achievement of specific elements of the Company’s confidential multi-year strategic and operating plans. (For more information see 2014 Company Performance in the Executive Summary.)

2.	Incentive Pool Adjusted by the “Client Multiplier”—The incentive pool may be further adjusted by the Committee, within a pre-determined percentage range (plus or minus 15%), based on a number of additional measureable client-centric factors, as well as leadership in furthering the mandate to develop a more client-focused culture, consistent with the Company’s strategic focus (the “Client Multiplier”). (For more information see 2014 Company Performance in the Executive Summary.)

3.	Final Incentive Pool Tested for Reasonableness—As an additional control, the Committee then reviews the overall Company compensation-to-revenue ratio (i.e., total compensation and benefits to total operating revenues) against a range previously established by the Committee in order to assess whether there is an appropriate level of total Company compensation cost for the year (29% to 39%).

*	See “Non-GAAP Financial Measures in the Proxy Statement” appearing at the end of this Proxy Statement for the definition of this non-GAAP financial measure and the reconciliation to the comparable GAAP amount.

The results of this process for 2014, 2013, and 2012 are shown below:

	Incentive Pool	Pool Adjustment Multiplier	Test for Reasonableness
Fiscal Year	EBITDA* Sharing % (% of Adjusted EBITDA*)(1)	“Client Multiplier”	Compensation and Benefits Cost (% of Revenue)
2014	20.0%	10.0%	33.1%
2013	19.2%	12.5%	34.8%
2012	19.0%	12.0%	35.6%

(1)	EBITDA* is adjusted to exclude the cost of incentive compensation and other expenses as approved by the Committee using pre-established guidelines developed in conjunction with Semler Brossy, the Committee’s independent compensation consultant. (For more information see Supplemental Financial Information section.)

4.	Allocation of Incentive Pool to Operating Regions, Specialist Departments (auction departments), and Corporate Departments (non-auction departments)—Once the incentive pool is established, allocation of the pool to operating regions and departments is determined based on a quantitative assessment of year-over-year financial performance, current year performance versus plan, and the relative contribution of each group’s financial performance to overall current year financial results. Management’s recommended allocations are reviewed by the Committee. Allocations to Corporate Departments are determined in consideration of the overall average funding level for the Company.

5.	Determination of Individual Awards for NEOs—Under the Incentive Compensation Program, each NEO has an individual incentive target opportunity consisting of both an annual cash and long-term incentive component as follows:

•	The CEO has a specific annual cash target and a long-term incentive award range. (For more information see Employment and Related Agreements section.)

•

Other NEOs have individual total incentive target opportunities. Each year, the Committee determines the allocation of annual cash and the value of long-term incentives as a percent of the total incentive target opportunity.

–	For Messrs. Vinciguerra and Ching, their total incentive award value is paid 40% in cash and 60% in equity.

–	For Messrs. McClymont and Gangotena, their total incentive award value for 2014 was paid 55% in cash and 45% in equity.

(For more information see Long-Term Incentives Approach section.)

*	See “Non-GAAP Financial Measures in the Proxy Statement” appearing at the end of this Proxy Statement for the definition of this non-GAAP financial measure and the reconciliation to the comparable GAAP amount.

Individual NEO awards are determined as follows:

•

For NEOs, as a starting point, the Committee first considers the overall Company average funding level as a percent of target (funded incentive pool divided by total of incentive targets), or as applicable, the respective operating region funding level as a percent of target (as is the case for Mr. Ching).

•

The Committee adjusts each individual NEO award based on a thorough review of each NEO’s individual contributions, focused on an assessment of performance against financial and non-financial goals. Generally, individual awards can range from 0% to 200% of the target award. (For more information, see Process for Assessing Individual Executive Performance section.)

•	The Committee then presents the NEO award recommendations to the Board of Directors for final approval.

Process for Assessing Individual Executive Performance

At the beginning of each year, NEOs participate in establishing individual financial and non-financial goals for the upcoming year. The Committee approves the CEO’s goals. Goals for Messrs. McClymont and Vinciguerra are agreed with and approved by the CEO; goals for Mr. Ching and Mr. Gangotena are agreed with their supervisor (Mr. Vinciguerra, the COO), and are approved by the CEO.

NEO goals may relate to improving the Company’s internal capabilities and processes, furthering the Company’s client-focused strategy, developing specific client relationships, or developing staff. In 2014, individual goals for Messrs. Ruprecht, Vinciguerra, McClymont, and Ching included specific confidential financial targets. For all of the NEOs, individual goals included other non-financial objectives relating to the categories referenced above that, if disclosed, would also be competitively harmful to the Company.

Achievement of the objectives and initiatives outlined in Sotheby’s confidential annual operating plan is itself a performance goal that is shared collectively by all members of senior management. As mentioned previously, it is not used as a formulaic measure in determining individual NEO pay. Operating plan objectives consist of goals related to auction sales turnover, revenue margins, cost containment, and profitability growth.

At year end, the CEO (and NEO’s supervisor, if applicable) assess whether the agreed goals have been achieved, along with the NEO’s additional accomplishments and contributions in addressing unanticipated challenges and opportunities throughout the year. For the CEO, the Committee performs this assessment.

The CEO and Executive Vice President of Human Resources prepare a written report concerning each NEO’s performance and recommended incentive awards, which is submitted to the Committee for review. These reports also include confidential assessments of each NEO’s performance against the Company’s confidential multi-year strategic initiatives. For the CFO and COO, specific reference is made to the Company’s overall financial performance in comparison to the confidential annual operating plan and prior year operating results. For Mr. Gangotena (CMO), specific reference is made to the Company’s corporate marketing objectives. For Mr. Ching (CEO, Sotheby’s Asia), specific reference is made to his respective region’s financial performance, in comparison to regional plan and prior year performance, and relative to the financial performance of the other regions (i.e., Americas and Europe).

The Committee discusses each NEO’s performance, asking questions of the CEO and Executive Vice President of Human Resources when necessary. Along with overall Company financial performance and regional financial performance, as applicable, the Committee uses the written NEO performance review to guide its determination of individual NEO incentive compensation awards. In addition, Mr. Ruprecht provides his annual performance self-assessment to the Committee, which also assists the Committee in evaluating his performance.

In determining the incentive compensation for NEOs, the Committee considers the overall Company average payout as a percent of target, as provided through the incentive pool funding level, as a starting point for each individual NEO award, or in the case of Mr. Ching, the percent of target determined for the Asia Region. The Committee then considers individual operational, strategic, and leadership performance, amongst other factors, to establish the final award level for each NEO. The Committee uses its subjective judgment to determine the amount of each award, if any. The amount and type of incentive compensation paid to each NEO is not derived formulaically.

Individual NEO Assessments

Sotheby’s had a strong 2014, reporting a 20% Adjusted Operating Income* improvement over 2013 (as described in the Executive Summary above). Accordingly, NEO incentive compensation awarded in respect to 2014 performance also increased from the prior year.

In 2014, the NEOs were successful in achieving individual non-financial goals relating to improving the Company’s internal capabilities and processes, furthering Sotheby’s client-focused strategy, developing specific client relationships, focusing on new markets, exploring and developing new business partnerships, or developing staff, some of which are summarized below in the discussion of the elements of individual performance considered by the Compensation Committee in making awards to each NEO:

•    William F. Ruprecht—Chairman & CEO

In 2014, revenues increased 10% over 2013, Adjusted Operating Income* increased by 20%, operating margins increased by 250 bps, and Adjusted Net Income* increased 10%. (Appendices B-i and B-ii show the specific financial performance information, which the Committee uses when determining Mr. Ruprecht’s incentive awards.)

*	See “Non-GAAP Financial Measures in the Proxy Statement” appearing at the end of this Proxy Statement for the definition of this non-GAAP financial measure and the reconciliation to the comparable GAAP amount.

In addition to the 2014 financial achievements outlined above, under Mr. Ruprecht’s stewardship, the Company made substantial achievements with respect to its strategic goals, some of which are highlighted below:

•	Focus on auction bidding activity—in 2014 the number of bidders increased by 17% and first-time bidders increased by 23% when compared to 2013.

•	Growth of high-priority sub-regions—significant increases in transactional and sourcing activity was achieved in specifically targeted sub-regions in Asia, the Americas and Europe.

•

Talent Management—In 2014, over 200 employees participated in training focused on either enhancing business development capabilities for client-facing staff or deepening business and financial acumen. In addition, various key hires were made to increase the capabilities of growth departments such as Contemporary Art, Jewelry, Watches, Asian Art, and 20th Century Design.

For 2014 performance, the Committee awarded Mr. Ruprecht an annual cash award that equaled the overall Company average payout as a percent of target. He was also awarded the minimum long-term incentive grant value under his employment agreement. (As per the terms of the November 2014 amendment to Mr. Ruprecht’s employment agreement, when he terminates employment on March 31, 2015, the pro rata number of shares corresponding to the number of days remaining in 2015 is forfeited).

•    Patrick McClymont—CFO

In 2014, Mr. McClymont’s first full year at Sotheby’s, he has brought a new level of structure and discipline to many areas of the business. He developed a framework for how the Company should think about capital allocation and meaningfully advanced the analytic rigor and clarity of thinking, developing clear choices for the Board to consider in a time of unique complexity. As a result of Mr. McClymont’s leadership, Sotheby’s debt maturities, financial flexibility, and debt capacity have never been more favorable. He also drove the early 2014 reduction of costs, delivering savings significantly higher than initially targeted. Throughout these processes, Mr. McClymont actively engaged in dialogue with Sotheby’s stockholders in order to solicit feedback and exchange ideas.

Mr. McClymont has been the lead negotiator on a number of potential corporate transactions and has developed new in-house corporate talent to support these ventures.

Since joining the company in October, 2013, he has actively developed and advocated for the leadership of Sotheby’s Financial Services business, which is operating at the highest levels in Sotheby’s history, with a 55% increase in revenue over 2013, as well as a 36% increase in the overall portfolio balance.

For 2014 performance, the Committee approved a total incentive award for Mr. McClymont greater than the overall average payout as a percent of target in recognition of his achievements outlined above, with 55% paid as a cash award and 45% as equity (granted in February 2015).

•    Bruno Vinciguerra—COO

As Chief Operating Officer, Mr. Vinciguerra oversaw the entirety of the Company’s 2014 financial performance, with revenues increasing 10% over the prior year, and Adjusted Operating Income* increasing 20%, with an increase in operating margins. In particular, Mr. Vinciguerra took a lead role in cost management by developing a formal restructuring plan and establishing aggressive targets, which resulted in meaningful annualized cost savings.

He also personally secured a number of significant auction consignments and led the negotiation of deal terms on many of the Company’s most profitable transactions in 2014.

Mr. Vinciguerra continued his effort to mentor the next generation of business developers, essential for Sotheby’s long-term success, as well as guiding the global management of several key collecting categories. He integrated the new CMO, Mr. Gangotena, in support of enhanced brand messaging. In 2014, Mr. Vinciguerra also oversaw the conclusion of the partnership negotiation that formed Sotheby’s alliance with eBay.

For 2014 performance, the Committee approved a total incentive award for Mr. Vinciguerra greater than the overall Company average payout as a percent of target in recognition of his achievements discussed above, with 40% paid as a cash award and 60% as equity (granted in February 2015).

•    Kevin Ching—CEO, Sotheby’s Asia

In 2014, through impressive management of margins and expense containment, Mr. Ching and his management team grew Sotheby’s Asia operating income by 14% and came very close to achieving the 2014 Asia Region Financial Plan despite a contraction in the Asian art market. Mr. Ching’s leadership and structural changes to the Asian Art departments continued to yield results by increasing Sotheby’s Asia’s market share to the highest levels since the explosion of the Chinese Art market in 2009. Mr. Ching was extremely active in Mainland China, maintaining Sotheby’s market participation and public profile within the constraints of a complex regulatory environment.

In addition to his achievements in Asia, Mr. Ching was instrumental in driving the overall activity of Sotheby’s Asian clients in Sotheby’s sales rooms around the world, as demonstrated by a 50% increase in Asian client activity compared to 2013.

For 2014 performance, the Committee approved a total incentive award for Mr. Ching that equaled the overall Company average payout as a percent of target and was slightly lower than the percentage payout used to fund other officers in the Asian regional business, of which 40% was paid as a cash award and 60% as equity (granted in February 2015).

*	See “Non-GAAP Financial Measures in the Proxy Statement” appearing at the end of this Proxy Statement for the definition of this non-GAAP financial measure and the reconciliation to the comparable GAAP amount.

•    Alfredo Gangotena—CMO

Mr. Gangotena has brought many new ideas and insight to the Sotheby’s marketing function and his previous experience proved to be invaluable in launching powerful and proactive marketing campaigns. He redefined Sotheby’s marketing strategy to focus on specific business segments and broaden reach by implementing various initiatives, including a new advertising campaign, the launch of new magazines and supplements, and expansion of the Sotheby’s Preferred client loyalty program.

Mr. Gangotena was an effective contributor in new business partnership negotiations and also demonstrated impressive financial discipline in the tighter management of marketing spending to help achieve the Company’s 2014 cost saving objectives.

Having created a solid long-term strategic marketing foundation in 2014, Mr. Gangotena will direct his attention to specific marketing processes to execute against the 2015 marketing goals.

The Committee recognizes that Mr. Gangotena agreed to join Sotheby’s in early 2014, at a time of organizational transition, at which time he negotiated and received certain up-front fixed cash payments and equity awards. Accordingly, the Committee took this into account in approving a total incentive award for 2014 performance for Mr. Gangotena that was lower than the overall Company average payout as a percent of target, of which 55% was paid as a cash award and 45% as equity (granted in February 2015).

2014-Related Incentive Compensation Awarded in 2015

Name	Target Total Incentive Compensation ($) (1)		Actual Total Incentive Compensation ($) (1)	Components of Actual Total Incentive Compensation
				Cash Award ($)	Long-Term Incentive Award ($)
William F. Ruprecht	$4,900,000	(2)	$5,460,036	$1,960,000	$3,500,036	(3)
Bruno Vinciguerra	$2,000,000		$3,200,058	$1,280,000	$1,920,058
Patrick McClymont	$1,300,000		$2,080,054	$1,144,000	$936,054
Kevin Ching	$1,100,000		$1,540,034	$616,000	$924,034
Alfredo Gangotena (4)	$800,000		$720,068	$396,000	$324,068

(1)	Includes both annual cash and value of long-term incentives.

(2)	Includes specific annual cash target and contractual long-term incentive award (for more information see Employment and Related Agreement section).

(3)	As per the November 2014 amendment to Mr. Ruprecht’s employment agreement, when his employment terminates effective March 31, 2015, the pro rata number of shares corresponding to the number of days remaining in 2015 is forfeited.

(4)	Excludes a one-time $600,015 contractual long-term equity award granted in February, 2014 and $150,000 sign-on cash award made in February 2014.

d. Long-Term Incentive Approach

As detailed above under the Incentive Compensation Program, the long-term incentive component of each NEO’s incentive award is determined through the annual performance assessment process. Long-term incentive awards are subject to several levels of performance risk:

•

First, the annual long-term incentive grant value of each NEO is subject to Company or Region performance (as applicable), as well as individual performance achievement. (For more information see Process for Funding, Allocating, and Determining Incentive Awards included in the Incentive Compensation Program section.)

•	Long-term incentives are delivered as equity and therefore, the value awarded is subject to any increase or decrease in the price of the Company’s common stock.

•	In addition, historically the Company made equity awards in the form of PSUs with vesting that is 100% contingent on Company financial performance.

Performance Share Units (PSUs) and “Transition” Restricted Stock Units (RSUs) Granted in 2014 and 2015

In 2010, the Committee adopted a PSU program that acknowledged the cyclical nature of the art market whereby expense coincided with affordability, since Sotheby’s financial results tend to vary considerably from period to period. The intent of the PSU program is to emphasize the alignment of financial interests of NEOs and other senior staff with the promotion of sustained stockholder value and to achieve an effective balance with the shorter-term cash incentive component awarded as part of the Incentive Compensation Program process.

In response to feedback from stockholders in 2013 regarding their concern that the previous PSU program vested based on an annual (“short-term oriented”) basis and allowed for “retesting”, the Compensation Committee switched to PSU awards with a three-year cliff vest (i.e., contingent upon the achievement of a three-year pre-tax earnings performance target with no “catch-up” feature).

The Committee’s transition plan is as follows:

•	The CEO moved directly to the new PSUs with three-year cliff vesting effective with the grants awarded in February 2014.

•

For awards granted in 2014 and 2015, other NEOs have received 60% of their annual long-term incentive award as PSUs (with three-year cliff vesting) and 40% as RSUs that vest one-third (33%) in March following the first, second, and third anniversaries of the date of grant. The “transition” award of RSUs helps to balance the short-term transition of the annual vesting of the former PSU grants as these former grants wind down.

The Committee intends to make equity compensation for NEOs and all other Executive Officers entirely performance-based, starting in 2016, in order to emphasize the alignment of financial interests of Executive Officers with the promotion of sustained stockholder value, while increasing the focus on delivering and rewarding longer-term performance.

Transition Plan—All NEO Equity Awards 100% Performance-based by 2016

Employee Level	Equity Awards made in 2014	Equity Awards made in 2015	Equity Awards made in 2016 and Going Forward
CEO	100% PSUs	100% PSUs	100% performance-based
Other NEOs	60% PSUs/40% RSUs	60% PSUs/40% RSUs	100% performance-based

The awards granted under the PSU program in 2014 and 2015 are structured as follows:

•

The Committee sets a three-year cumulative pre-tax earnings target (Target) at the time of grant with reference to the Company’s confidential operating plan. As detailed in Section III, Comment on Metrics, the Company does not disclose financial targets.

•

At the end of the three-year performance period, the percent achievement of the cumulative three-year Target will equal the percent of units that vest. PSUs have the potential to vest from 0% to 100% of the PSU award granted.

–	Unlike designs used by many other companies, Sotheby’s PSU program does not provide upside opportunity for above target performance. Awards are capped at target even for above target performance.

–	Conversely, the number of shares that vest would be below target if the pre-tax earnings goal is not achieved.

•	Vesting occurs in March following the completion of the three-year performance period.

•

Given the historic volatility of financial results, the Committee expects vesting over the long-term to be below 100%. The current design has been back-tested against actual performance over the last 10 years. If this approach had been in place during that period of time, the average vesting would have been 80% of target.

•	The Company does not pay dividends on unvested PSUs. Dividend equivalents with respect to unvested PSUs accrue, and are payable only to the extent that PSUs vest.

The awards granted as “Transition” RSUs in 2014 and 2015 are structured as follows:

•	RSUs vest one-third (33%) in March of each year following the first, second, and third anniversaries of the grant based on continued service.

•	Dividend equivalents will be paid with respect to unvested RSUs as if the RSU holder were a stockholder of the shares underlying the unvested RSUs.

Historical Performance Share Units (PSUs) Granted from 2011 to 2013

The awards granted under the PSU program from 2011 to 2013 were structured as follows:

•

Awards vest based upon the level of achievement of a pre-tax earnings target (“Target”) over a four-year vesting period (i.e., if the annual target performance is achieved each year, then 25% of the units vest in March following the first, second, third, and fourth anniversary of the date of grant).

•	The Committee set the Target at the time of grant with reference to the Company’s confidential operating plan. The extent to which the Target is achieved determines how many units vest annually over the four-year performance period. As detailed in Section III, Comment on Metrics, the Company does not disclose financial targets.

•	Vesting can occur at three levels of Target achievement for each vesting year:

–	100% vesting if the Target is achieved or exceeded

–	75% vesting if two-thirds of the Target is achieved

–	50% vesting if one-third of the Target is achieved

•	Dividend equivalents wiith respect to unvested PSUs accrue, and are payable only to the extent that PSUs vest.

•	In recognition of the historically high levels of art market volatility, the program includes “roll-over” / “catch-up” features for both PSUs and pre-tax earnings based on cumulative achievement:

–

If the Target is not fully achieved on a particular vesting date, unvested PSUs may still vest if the Target is exceeded on a future vesting date. A portion of unvested PSUs remaining at the end of the four-year vesting period may also vest, depending on the level of achievement of the cumulative four-year Target.

–	To the extent the Target is exceeded for a particular vesting date, the amount of excess pre-tax earnings will be credited towards Target achievement for future vesting dates.

Details regarding the vesting of historic PSU grants are as follows:

% of Total Award Vested
Year of Grant	2012 Vest with Respect to 2011 Performance	2013 Vest with Respect to 2012 Performance	2014 Vest with Respect to 2013 Performance	2015 Vest with Respect to 2014 Performance	Final Cumulative Vesting of Total Award
2011 (4-year graded vesting)	Year 1 18.75% (75% of 25% eligible to vest)	Year 2 18.75% (75% of 25% eligible to vest)	Year 3 18.75% (75% of 25% eligible to vest)	Year 4 29.15% (75% of 25% eligible to vest plus recouped shares (1))	85.40%
2012 (4-year graded vesting)	n/a	Year 1 18.75% (75% of 25% eligible to vest)	Year 2 18.75% (75% of 25% eligible to vest)	Year 3 25.0% (100% of 25% eligible to vest)	TBD
2013 (4-year graded vesting)	n/a	n/a	Year 1 18.75% (75% of 25% eligible to vest)	Year 2 31.25% (100% of 25% eligible to vest plus recouped shares (2))	TBD

(1)	Additional roll-over pre-tax earnings, which had not been applied to vesting over the 4 year award term, resulted in the vesting of an additional 4.15% of PSUs in 2015.

(2)	Since the pre-tax earnings shortfall from Year 1 was exceeded in Year 2, the unvested PSUs from Year 1 vested in Year 2.

Timing of Equity Award Grants

Under the Incentive Compensation Program, equity awards are granted during the first quarter following the year for which the relevant performance period has been completed. (The equity awards granted in February 2015 are in respect to fiscal year 2014. All individual NEO equity awards granted in 2015 with respect to 2014 are detailed in the 2014-Related Incentive Compensation Paid in 2015 table above.)

Degree of Difficulty of 2015 Performance Targets

Historically, NEO incentive awards (including both cash and equity awards) have demonstrated a high degree of variability when compared to the individual NEO targets, reflecting the Company’s pay-for-performance philosophy. Incentive awards made with respect to 2012, 2013 and 2014 performance ranged from 86% to 180% of individual NEO targets. Whether an NEO is likely to meet his individual financial and non-financial performance targets for 2015 is a complex assessment, resulting in part from the individually-tailored nature of the targets as well as the unpredictable business environment. And, as stated earlier, the Committee does not determine the actual awards, if any, by a specific formula tied to the target amounts. The Committee believes that each NEO will be required to fulfill substantially challenging individual performance goals for 2015 to receive 100% of his target incentive compensation.

(One indication of the stretch in targets is evidenced by only partial vesting of recent PSU awards.) These goals will require actions on the part of each NEO that will exceed the fulfillment of routine day-to-day job responsibilities, including the development of client related strategies, as well as management of Company-wide revenue, margin and cost containment targets. In the Committee’s view, these goals have been established at levels that will be very challenging to achieve, but with appropriate internal governance processes in place to mitigate undue risk taking.

As discussed in the Incentive Compensation Program section above, the Committee believes that disclosing the specific financial and non-financial goals would result in significant competitive harm to the Company.

e.  Broad-Based Benefits

The NEOs are eligible to participate in the health and welfare benefits generally made available by the Company to its regular full-time employees, such as medical, dental and vision coverage; life, short-term and long-term disability and accident insurance and paid vacation.

f.  Retirement Benefits

United States 401(k) Plan

The Sotheby’s, Inc. Retirement Savings Plan, or 401(k) plan, is the primary retirement benefit offered to all United States employees. Participants are provided a maximum matching Company contribution of up to 3% of eligible compensation. Also, participants receive Company profit sharing contributions to the 401(k) plan if the Committee, in its discretion, declares a profit sharing contribution for that year. As a result of the Company’s financial performance in 2014, the Committee approved a 2% profit share contribution; the Committee previously awarded a 2% profit share contribution in respect to 2013 and 2012 performance.

United States Deferred Compensation Plan

The United States-based NEOs and other U.S. senior staff may participate in the Sotheby’s Deferred Compensation Plan (see Non-Qualified Deferred Compensation Benefits table below). This plan allows participants for whom contributions to the 401(k) plan are limited by Internal Revenue Code regulations to defer annually a portion of their pre-tax income from the Company and the Company credits participant accounts on the same basis as for the 401(k) plan, as detailed above. The Deferred Compensation Plan provides participants with a broad menu of investment crediting options which track a portfolio of various deemed investment funds.

Hong Kong Provident Scheme

Mr. Ching, who works and resides in Hong Kong and is not eligible to participate in the United States retirement plans, participates in the Hong Kong Provident Scheme, a defined contribution plan that has similarities to a 401(k) plan.

A detailed description of the United States Deferred Compensation Plan and the Hong Kong Provident Scheme appear later in this proxy statement under “Pension Benefits.”

g.  Perquisites

In order to provide comprehensive and competitive compensation packages to its NEOs and other senior executives, the Company provides a limited number of perquisites to these individuals, including car allowances, club membership dues, financial planning services and executive life insurance premiums in addition to benefits available to all Sotheby’s full time employees. The Company considers these perquisites to be reasonable especially when considered in the context of total compensation delivered to executives relative to the performance of the business. In 2014, no gross-up payments were made to any NEO.

VI.  OTHER ARRANGEMENTS, POLICIES AND PRACTICES RELATED TO SOTHEBY’S COMPENSATION PROGRAMS

a.  Outside Compensation Consultant Policy

Under its Charter, the Committee is empowered to engage independent advisors to assist it in carrying out its responsibilities. For fiscal 2014, the Committee continued to engage Semler Brossy as its independent executive compensation consultant. The Committee assessed the independence of Semler Brossy pursuant to SEC and NYSE rules and concluded that the engagement of Semler Brossy has not raised any conflict of interest.

The Committee’s compensation consultant reports directly to the Compensation Committee. Under the direction of the Compensation Committee, the Committee’s compensation consultant may work with management in connection with gathering information and reviewing compensation programs and compensation levels. In 2014, Semler Brossy advised the Committee on:

•	Compensation programs

•	Severance and change in control arrangements

•	CEO transition

•	Governance and regulatory trends

•	Orientation for new board members

•	Risk management practices (including clawback policies)

The Committee may draw on advice from other consultants from time to time to provide a second opinion or assist with special projects, if necessary, although it did not do so in 2014.

b.  Tax Treatment of NEO Compensation

The Committee has taken into consideration Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), regarding NEO Compensation. Section 162(m) generally prohibits the Company from deducting NEO compensation (other than for the CFO) exceeding $1.0 million unless the compensation is considered “performance based” within the meaning of Section 162(m). Only compensation that is paid as a result of achieving objective performance criteria qualifies as “performance-based” compensation within the meaning of Section 162(m).

Under the Incentive Program, cash bonuses and equity awards for NEOs and other executive officers may be made under the Company’s Executive Bonus Plan, which provides objective performance criteria intended to allow the compensation to qualify for deductibility under Section 162(m).

Under the 162(m) plan, eligibility for tax-deductibility under Section 162(m) is determined with reference to a single financial threshold established annually by the Committee, at the beginning of the year. For 2014, that threshold was established as $100 million of EBITDA*, adjusted to exclude any restructuring charges recorded pursuant to U.S. GAAP accounting. Apart from determining objectively whether the pay for NEOs is eligible for tax-deductibility under Section 162(m), this 162(m) plan target has no other applicability to compensation decisions. Accordingly, the Company sees no competitive harm in disclosing this EBITDA* target. The Committee established a $3.8 million individual maximum award payable under the 162(m) plan that was approved by stockholders on May 8, 2012. The Compensation Committee may adjust this amount down from year to year. For 2014, the Committee set an individual award maximum of $3.8 million.

In 2014, the performance threshold established by the Committee was significantly exceeded. The Committee nevertheless used downward discretion to lower the awards to Mr. Ruprecht. The Committee awarded Mr. Ruprecht a $1.96 million cash payment and no PSUs under the 162 (m) plan (his $3.5 million minimum contractual PSU award is outside the 162(m) plan). For the other NEOs, the Committee used downward discretion under the

162(m) plan to lower the cash and equity incentive awards from the 2014 $3.8 million maximum award, to levels that are consistent with the level of awards under the company-wide Incentive Program and each NEO’s individual goal achievements. Accordingly, Mr. Ruprecht’s cash incentive compensation award and the other NEOs’ cash and equity incentive compensation awards under the 162(m) plan qualified for tax treatment under Section 162(m), as applicable. These awards are shown in the 2014-Related Incentive Compensation Paid in 2015 Table under the Incentive Compensation Program section above.

The NEOs would not have qualified for or received payment under the 162(m) plan with respect to 2014 performance if the Company had not achieved the $100 million EBITDA* threshold. No performance targets other than EBITDA* were used to determine whether payments would be available under the 162(m) plan with respect to 2014 performance.

2015 162(m) Deductibility

The Company’s Executive Bonus Plan was first approved by the stockholders at the 2007 Annual Meeting of Stockholders. In order for awards under the Executive Bonus Plan to be eligible for deductibility under Section 162(m), the Executive Bonus Plan must be reapproved by the stockholders at least every five years, and it was reapproved at the 2012 Annual Meeting of Stockholders.

For 2015, the Committee again established a minimum $100 million consolidated EBITDA* (adjusted to exclude any restructuring charges recorded pursuant to U.S. GAAP accounting) performance threshold under the 162(m) plan. Assuming the minimum performance threshold is met, each individual will be eligible for an award of up to $3.8 million; however, the Committee will exercise its downward discretion under the 162(m) plan so that the amounts of actual awards under the 162(m) plan are consistent with the level of awards under the Company-wide Incentive Program. Apart from determining objectively whether the pay for NEOs is eligible for tax-deductibility under Section 162(m), the 162(m) plan target has no other applicability. Accordingly, the Company sees no competitive harm in disclosing the 2015 EBITDA* target.

c.  Employment Agreements and Change in Control Payments

The Committee believes that it is beneficial to have employment or severance arrangements with the CEO and other NEOs in order to provide appropriate focus and financial security for these executives and that entering into these arrangements from time to time is necessary as an inducement to attract and retain senior executives.

CEO

On November 20, 2014, the Company and Mr. Ruprecht amended his employment agreement to provide that he would resign as the Chief Executive Officer by mutual agreement. Effective March 31, 2015, Mr. Ruprecht has resigned as Chairman, President and

*	See “Non-GAAP Financial Measures in the Proxy Statement” appearing at the end of this Proxy Statement for the definition of this non-GAAP financial measure and the reconciliation to the comparable GAAP amount.

Chief Executive Officer and as a director, and Mr. Smith has been appointed President, Chief Executive Officer, and a director For more information regarding the terms of Mr. Ruprecht’s employment agreement and amendment, see Employment and Related Agreements section.

Other NEOs

Messrs. Ching, Gangotena, McClymont, and Vinciguerra have severance agreements with the Company. None of these agreements includes guaranteed cash incentives or equity awards or tax gross-up provisions as described more fully in the Employment and Related Agreements section below.

All NEOs, along with all other Restricted Stock Unit Plan participants, are entitled to the following:

•	All outstanding awards made prior to January 1, 2015:

The acceleration of service vesting restricted stock units upon a change in control of the Company. The Committee retains discretion in respect to acceleration of performance-based vesting of PSU awards upon a change in control of the Company.

•	All awards made after January 1, 2015:

100% vesting on the date of termination of employment if the termination is triggered by the Company without cause or by the participant for good reason if such termination occurs within two (2) years after the date of a Change in Control. With respect to grants of Restricted Stock Units with performance-based restrictions, a participant shall be vested at 100% of “target” level, and all performance restrictions waived, on the date of termination of employment either without cause by the Company or for good reason by the participant if such termination occurs within two (2) years after the date of a Change in Control.

d.  Stock Ownership Policy

The Company’s stock ownership policy, established in 2007, requires senior executives to retain 50% of the net shares awarded (after tax withholding) that vest each year until a specified target number of shares are accumulated. Target ownership requirements vary depending on position, salary and equity award participation levels. The Company monitors compliance for all executive officers, including NEOs, and failure to comply could jeopardize an executive’s right to receive future equity awards. All NEOs are in compliance with this policy.

The current target ownership requirements are as follows:

Position Level	Target Ownership Requirement (# of Shares)
CEO	120,000
COO	50,000
CFO	35,000
CMO	30,000
CEO, Asia	30,000

e.  Anti-Hedging and Anti-Pledging Policy

The Sotheby’s internal Policy on Trading in Sotheby’s Securities, which applies to every employee and Director of the Company, provides that no employee or Director may, at any time, (i) engage in any transaction in publicly traded options on Sotheby’s common stock or any other transaction to hedge a position in Sotheby’s securities; or (ii) sell Sotheby’s common stock “short”, except as part of a “cashless” or other exercise of stock options granted by Sotheby’s; or (iii) pledge any Sotheby’s securities as collateral for a loan or hold any Sotheby’s securities in a margin account.

f.  Compensation Recoupment Policy

This Policy adopted by the Committee in November 2014, with a January 1, 2015 effective date, provides that in the event of a financial restatement, any current or former Executive Officer, Chief Accounting Officer or Regional Head of Finance, may be subject to;

i.	reimbursement of compensation received under the Company’s annual incentive compensation programs and;

ii.	cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement or sale of equity awards. The total amount of performance-based compensation that the Committee may recoup under this policy (a) shall not exceed the difference between (i) the amount of incentive compensation calculated based upon the achievement of certain performance metrics or financial results that were subsequently adjusted due to a financial restatement less (ii) the lower payment that would have occurred based upon the financial restatement.

In order for compensation to be recouped under this policy, it must have been received during the three-year period preceding the date on which the restatement is required to be prepared. Benefits other than annual cash incentive and time-based and performance-based equity awards, such as earnings under the Company’s various retirement plans, are not subject to recoupment under this policy.

Compensation Discussion and Analysis-Appendix A

2013 Peers Identified by Proxy Advisory Organizations^

Company	2013 Revenue▼	2013 Operating Income	Operating Income as a % of Revenue	CEO Total Comp as a % of OI	NEO Total Comp as a % of OI	NEO & CEO Total Comp as a % of OI
Sotheby’s	$853,678,000	$222,575,000	26.1%	2.7%	2.9%	5.6%

2013 ISS Peers
Regis Corp.	$2,018,713,000	$20,526,000	1.0%	33.3%	20.9%	54.2%
Weight Watchers International, Inc.	$1,724,123,000	$463,629,000	26.9%	1.5%	1.2%	2.7%
Hillenbrand, Inc.	$1,553,400,000	$164,600,000	10.6%	1.2%	2.9%	4.2%
ITT Educational Services, Inc.	$1,072,311,000	$68,104,000	6.4%	4.4%	4.5%	8.8%
Matthews International Corp.	$985,357,000	$109,887,000	11.2%	3.1%	3.5%	6.6%
Steiner Leisure Ltd.	$855,462,000	$59,689,000	7.0%	7.1%	10.0%	17.1%
K12, Inc.	$848,220,000	$45,706,000	5.4%	9.0%	37.7%	46.8%
Bridgepoint Education, Inc.	$768,623,000	$66,343,000	8.6%	3.5%	5.9%	9.5%
Grand Canyon Education, Inc.	$598,335,000	$143,276,000	23.9%	2.2%	3.9%	6.1%
Strayer Education, Inc.	$503,600,000	$32,701,000	6.5%	9.5%	25.3%	34.8%
Ascent Capital Group, Inc.	$451,033,000	$70,928,000	15.7%	2.7%	5.9%	8.6%
Capella Education Co.	$415,623,000	$59,877,000	14.4%	8.3%	6.1%	14.4%
Universal Technical Institute, Inc.	$380,268,000	$9,960,000	2.6%	22.1%	37.5%	59.6%
American Public Education, Inc.	$329,479,000	$67,437,000	20.5%	3.0%	3.6%	6.6%
Median:	$808,421,500	$66,890,000	9.6%	3.9%	5.9%	9.1%

2013 Glass Lewis Peers
Nordstrom, Inc.	$12,540,000,000	$1,341,000,000	10.7%	0.3%	0.9%	1.1%
L Brands, Inc.	$10,773,000,000	$1,743,000,000	16.2%	0.9%	1.4%	2.3%
PVH Corp.	$8,186,351,000	$757,245,000	9.3%	2.4%	4.7%	7.2%
Ralph Lauren Corp.	$6,944,800,000	$1,125,600,000	16.2%	2.3%	3.2%	5.5%
Coach, Inc.	$5,075,390,000	$1,573,940,000	31.0%	0.7%	2.3%	3.0%
Williams-Sonoma, Inc.	$4,387,889,000	$455,720,000	10.4%	2.6%	3.1%	5.8%
Abercrombie & Fitch Co.	$4,116,897,000	$185,107,000	4.5%	1.2%	7.3%	8.5%
Tiffany & Co.	$4,031,130,000	$769,055,000	19.1%	0.8%	1.9%	2.7%
Signet Jewelers Ltd.	$3,983,400,000	$380,600,000	9.6%	1.6%	2.4%	4.0%
Zale Corp.	$1,888,016,000	$34,370,000	1.8%	5.5%	9.7%	15.2%
West Marine, Inc.	$663,174,000	$15,754,000	2.4%	6.5%	12.3%	18.8%
MarineMax, Inc.	$584,497,000	$6,548,000	1.1%	19.6%	33.1%	52.8%
Kirkland’s, Inc.	$460,563,000	$23,992,000	5.2%	4.9%	8.0%	12.9%
Sport Chalet, Inc.	$360,645,000	($1,209,000)	-0.3%	na	na	na
Dominion Diamond Corp.	$345,411,000	$49,070,000	14.2%	7.9%	18.7%	26.7%
Median:	$4,031,130,000	$380,600,000	9.6%	2.4%	4.0%	6.5%

Source of financial measures: FactSet

Source of compensation information: Equilar

^	The Company has used the following assumptions and methods in preparing this table:

•	In the instance of a CEO turnover, the Company has excluded former CEOs.

•

With respect to NEOs other than CEO, the Company has included four NEOs for each peer company. The Company has excluded former NEOs unless it was necessary to reach this minimum for a particular peer company.

•

“Operating Income” for the purposes of this analysis is calculated as follows: Revenue less COGS (including Depreciation and Amortization), SG&A, and Other Operating Expenses. “Operating Income” excludes certain nonrecurring items such as impairments, acquisition costs, and other items that may impact the overall comparability of operating income as determined by FactSet.

Compensation Discussion and Analysis-Appendix B-i

CEO Performance Metrics Summary ($ in millions)

										Average		CAGR
Revenue	2006	2007	2008	2009	2010	2011	2012	2013	2014	2-year	3-year	1-year	3-year
Revenue	$665	$918	$692	$485	$774	$883	$770	$854	$938	$896	$854	10%	4%
Year-Over-Year Change		38%	(25%)	(30%)	60%	8%	(8%)	11%	10%

										Average		CAGR
Adjusted Operating Income*	2006	2007	2008	2009	2010	2011	2012	2013	2014	2-year	3-year	1-year	3-year
Adjusted Operating Income*	$197	$286	$73	$65	$274	$276	$214	$224	$268	$246	$235	20%	(1%)
Year-Over-Year Change		45%	(74%)	(12%)	322%	1%	(22%)	5%	20%

Adjusted EBITDA Margin	2006	2007	2008	2009	2010	2011	2012	2013	2014
Adjusted EBITDA Margin*	33%	34%	15%	19%	37%	35%	29%	29%	32%
Year-Over-Year		1%	(19%)	4%	18%	(2%)	(6%)	(0%)	3%

										Average		CAGR
Adjusted Net Income*	2006	2007	2008	2009	2010	2011	2012	2013	2014	2-year	3-year	1-year	3-year
Adjusted Net Income*	$107	$202	$28	$3	$161	$175	$108	$131	$142	$137	$127	8%	(7%)
Year-Over-Year Change		89%	(86%)	(89%)	N/A	9%	(38%)	21%	8%

*	See ‘Non-GAAP Financial Measures in Proxy Statement’ appearing at the end of this Proxy Statement for the definition of this non-GAAP financial measure and the reconciliation to the comparable GAAP amount.

Compensation Discussion and Analysis-Appendix B-ii

CEO Performance Graph

	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14
Sotheby’s	$100.00	$201.51	$128.56	$153.88	$244.54	$218.31
S&P Global Luxury	$100.00	$144.70	$142.14	$179.70	$243.65	$232.55
S&P MidCap 400	$100.00	$126.65	$124.47	$146.71	$195.89	$215.01

Summary Compensation Table

The following table sets forth all compensation of the CEO, the Chief Financial Officer, who is the Company’s principal financial officer, and each of the other three most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs” and, individually, a “Named Executive Officer” or “NEO”) of the Company during 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Non-Equity Incentive Plan Compensation ($) (1)	All Other Compensation ($) (2)	Total ($)
William F. Ruprecht	2014	$700,000	$0		$3,500,020		$1,960,000	$598,405	$6,758,425
President and	2013	$700,000	$0		$3,424,350		$1,694,000	$224,780	$6,043,130
Chief Executive Officer	2012	$700,000	$0		$4,117,440		$1,200,000	$282,959	$6,300,399

Patrick S. McClymont	2014	$600,000	$0		$1,000,019	(3)	$1,144,000	$108,954	$2,852,973
Executive Vice President and Chief Financial Officer	2013	$141,154	$325,000	(4)	$0		$230,000	$34,631	$730,785

Bruno Vinciguerra	2014	$625,000	$0		$882,015		$1,280,000	$225,472	$3,012,487
Executive Vice President and Chief Operating Officer	2013 2012	$550,000 $550,000	$0		$836,550 $980,352		$1,078,000 $1,045,000	$104,274 $151,413	$2,568,824 $2,726,765

Kevin Ching	2014	$689,242	$0		$567,058		$616,000	$201,917	$2,074,217
Chief Executive Officer,	2013	$644,654	$0		$308,201		$693,000	$110,397	$1,756,252
Sotheby’s Asia	2012	$644,579	$0		$637,248		$384,999	$127,935	$1,794,761

Alfredo Gangotena	2014	$483,365	$150,000	(5)	$600,015	(6)	$396,000	$24,779	$1,654,159
Executive Vice President Chief Marketing Officer

(1)	The amounts disclosed in this column consist of the individual’s annual cash incentive bonus in respect to performance in the corresponding year.

(2)	The amounts disclosed in this column for 2014 consist of:

(a) Mr. Ruprecht. Automobile allowance of $25,000; club dues; personal financial planning fees; dividend equivalent payments with respect to vesting PSUs of $419,688; Company payments of life insurance premiums; Company contributions under the Company’s Retirement Savings Plan of $12,900; and Company allocations under the Company’s Deferred Compensation Plan of $96,920.

(b) Mr. McClymont. Automobile allowance of $25,000; personal financial planning fees; dividend equivalent payments with respect to vesting PSUs and unvested RSUs of $45,532; Company payments of life insurance premiums; Company contributions under the Company’s Retirement Savings Plan of $7,000; and Company allocations under the Company’s Deferred Compensation Plan of $15,750.

(c) Mr. Vinciguerra. Personal financial planning fees; dividend equivalent payments with respect to vesting PSUs and unvested RSUs of $131,492; Company payments of life insurance premiums; Company contributions under the Company’s Retirement Savings Plan of $12,900; and Company allocations under the Company’s Deferred Compensation Plan of $70,091.

(d) Mr. Ching. Automobile allowance of $29,658; dividend equivalent payments with respect to vesting PSUs and unvested RSUs of $79,209; private treaty sales commissions of $24,127; and Company contributions under the Hong Kong Provident Fund Scheme of $68,924.

(e) Mr. Gangotena. Dividend equivalent payments with respect to unvested PSUs and RSUs; Company payments of life insurance premiums; financial planning allowance; Company contributions under the Company’s Retirement Savings Plan of $7,800; and Company allocations under the Company’s Deferred Compensation Plan of $1,825.

(3)	One-time contractual long-term award granted to Mr. McClymont in February 2014.

(4)	Signing bonus paid to Mr. McClymont in connection with his joining the Company.

(5)	First installment of a signing bonus paid to Mr. Gangotena in connection with his joining the Company. He also received the $150,000 second installment of the signing bonus in March 2015. See discussion of Mr. Gangotena’s employment arrangements under “Employment and Related Agreements” below.

(6)	One-time contractual long-term award granted to Mr. Gangotena in February 2014.

Grants of Plan-Based Awards During 2014 Table

The information contained in the following table includes plan-based awards made in 2014 with respect to 2013 performance. These awards are included in this table in order to conform to requirements that this table include all grants that were made in 2014, even if the grants relate to 2013 performance rather than 2014 performance. PSU, Restricted Stock Unit and cash incentive bonus awards made in early 2015 with respect to 2014 performance are disclosed in the Compensation Discussion and Analysis above in the “2014-Related Incentive Compensation Awarded in 2015” table on page 57 and will be included in the “Grants of Plan-Based Awards During 2015” table in next year’s proxy statement.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William F. Ruprecht	2/11/14				(1)	(1)	(1)	78,511(3)			$3,500,020
President and Chief Executive Officer

Patrick S. McClymont	2/11/14				(1)	(1)	(1)	13,459(5)			$600,002
Executive Vice President and Chief Financial Officer	2/11/14				(2)	(2)	(2)	8,973(5)			$400,016

Bruno Vinciguerra	2/11/14				(1)	(1)	(1)	11,871			$529,209
Executive Vice President and Chief Operating Officer	2/11/14				(2)	(2)	(2)	7,914			$352,806

Kevin Ching	2/11/14				(1)	(1)	(1)	7,632			$340,235
Chief Executive Officer, Sotheby’s Asia	2/11/14				(2)	(2)	(2)	5,088			$226,823

Alfredo Gangotena	2/26/14				(1)	(1)	(1)	6,154(6)			$300,008
Executive Vice President and Chief Marketing Officer	2/26/14				(2)	(2)	(2)	6,154(6)			$300,008

(1)	PSU awards have a three-year cumulative pre-tax earnings target. PSUs have the potential to vest from 0% to 100% of the PSU award granted. Sotheby’s PSU program does not provide upside opportunity for above target performance. Consequently, while there is a range of vesting (payouts) possible, the Company does not set three payout levels of “Threshold,” “Target,” and Maximum” that can be identified for purposes of disclosure in these table columns.

(2)	RSU awards vest one-third (33%) in March of each year following the first, second, and third anniversaries of the grant based on continued service. These awards do not have payout levels as they either vest in full or do not vest depending on whether the continued service requirement has been met on each vesting date. Consequently, no “Threshold,” “Target,” or “Maximum” payout levels can be identified for purposes of disclosure in these table columns.

(3)	Granted pursuant to Mr. Ruprecht’s employment arrangement.

(4)	The grant date fair value of the stock award granted on February 11, 2014 was $44.58, which was Sotheby’s closing stock price on the business day prior to the grant date. The grant date fair value of stock awards granted on February 26, 2014 was $48.75, which was Sotheby’s closing stock price on the business day prior to the grant date.

(5)	Granted in connection with the hiring of Mr. McClymont in October 2013.

(6)	Granted in connection with the hiring of Mr. Gangotena in February 2014.

For a detailed discussion of annual equity and cash incentive compensation awards, see “Compensation Discussion and Analysis—Objectives Relating to NEO Compensation and Elements of NEO Compensation and the Decision-Making Process”.

Employment and Related Agreements

Below is a summary of material terms of employment-related agreements that the Company has with each NEO and with the Company’s incoming President and Chief Executive Officer, Thomas S. Smith, Jr. For additional details concerning the existing NEO compensation under these agreements, see “Compensation Discussion and Analysis” above and “Potential Payments Upon Termination Or Change-Of-Control” immediately following this section.

Thomas S. Smith, Jr.

Effective March 31, 2015, Mr. Smith will become the President, Chief Executive Officer and a director of the Company. The term of Mr. Smith’s employment agreement (the “Employment Agreement”) runs from March 31, 2015 (the “Commencement Date”) through March 31, 2020. The Employment Agreement provides that Mr. Smith’s annual base salary will be $1,400,000, and that his target annual bonus opportunity will be 200% of his annual base salary. For the 2015 calendar year, his annual bonus opportunity will be based on the salary payable to him from and after July 1, 2015. Mr. Smith will also be entitled to receive annual long-term incentive award opportunities consistent with his position, but in no event shall such opportunities have a grant date value of less than $3,000,000 (except that his 2015 long-term incentive award opportunity will be pro-rated based on his service from and after July 1, 2015).

The Employment Agreement provides Mr. Smith with certain compensation from the Company that is intended to replace incentive and other compensation opportunities that Mr. Smith lost by leaving his employment with The Madison Square Garden Company (“MSG”). Upon the Commencement Date, as an inducement for him to join the Company, he will receive 158,638 shares of the Company’s restricted stock that will vest in accordance with the following schedule, which substantially corresponds to the time at which the forfeited MSG opportunities would otherwise have been eligible to become vested.

Vesting Date	Number of Shares Vesting
March 4, 2016	49,726
September 1, 2016	29,108
September 1, 2017	79,804

These shares of restricted stock will also vest on an accelerated basis in the event that Mr. Smith’s employment terminates prior to the stated vesting date (i) due to his death or Disability, (ii) by reason of a termination of his employment by the Company without Cause or (iii) on account of a termination by Mr. Smith for Good Reason (as each such term is defined in the Employment Agreement). These restricted shares will also vest upon the occurrence of a Change in Control, as defined in the Restricted Stock Unit Plan (a “Change in Control”).

By joining the Company, Mr. Smith also forfeited the right to receive an annual bonus for MSG’s fiscal year ended June 30, 2015. Mr. Smith expected to receive an annual bonus in the amount of $3,100,000, and the Company agreed to restore this lost compensation. However, Mr. Smith agreed to have $2,000,000 of this amount applied to restricted stock units notionally purchased from the Company in respect of shares of the Company’s common stock, based on the average of the closing prices of a share of the Company’s common stock for the 30 consecutive trading days immediately preceding the Commencement Date (the “Starting Value”). These restricted stock units will be fully vested, will be credited with dividend equivalents based on the dividends paid on the underlying number of shares of common stock and will be distributed to Mr. Smith in three approximately equal installments on the third, fourth and fifth anniversaries of the Commencement Date. The remaining $1.1 million of the lost MSG bonus opportunity will be payable to Mr. Smith in cash in September, 2015.

As an inducement for Mr. Smith to join the Company and an incentive for him to improve the value of the Company’s common stock, the Company will award Mr. Smith two additional restricted stock units (the “Performance Units”) for each unit he notionally purchased as described above. These Performance Units will vest and become payable based on achieving pre-determined levels of stock price appreciation above the Start Date Value, in accordance with the following schedule, and satisfaction of a separate service condition. For any of the Performance Units to become vested and payable in the ordinary course, the average closing prices of a share of the Company’s common stock for a period of 30 consecutive trading days ended during the period beginning on the third anniversary of the Commencement Date and ending on the fifth anniversary of the Commencement Date must at least equal one of the stated stock price hurdles specified in the table set forth below. If more than one such hurdle is met during this two-year period, the number of shares that may be payable to Mr. Smith will be based on the highest of the performance hurdles achieved. However, except as provided below, no shares will become vested and payable unless Mr. Smith remains in the Company’s employment through the fifth anniversary of the Commencement Date.

Stock Price as a Percentage of Starting Value	Percent Of Matching PSUs Deemed Earned
< 133 1/3%	0%
133 1/3%	50%
150%	100%
166 2/3%	175%
183 1/3%	250%
200%	350%

Pursuant to this schedule, if the Company’s stock price achieves a level equal to twice the Starting Value, Mr. Smith can receive seven shares for each of the restricted stock units he notionally purchased as described above.

In the event that, prior to the fifth anniversary of the Commencement Date, a Change in Control occurs or Mr. Smith’s employment is terminated (i) due to his death or Disability, (ii) by the Company without Cause, or (iii) by Mr. Smith for Good Reason, special vesting and payment provisions will apply. In the event of any such change of control or in the event that such a termination occurs on or after the third anniversary of the Commencement Date, Mr. Smith will be entitled to payment of the number of shares payable in respect of the highest hurdle specified in the above table achieved after such third anniversary of his Commencement Date or, if greater, the number of shares that would be deemed vested on the date of such Change in Control or the day prior to such termination in accordance with the stated performance schedule, but applying mathematical interpolation for any stock price between any two of the stated hurdle rates.

For example, if (i) (A) a change in control were to occur at any time prior to the fifth anniversary of the Commencement Date or (B) Mr. Smith’s employment terminated on the fourth anniversary of his Commencement Date due to Disability, (ii) no higher hurdle had previously been achieved and (iii) for the 30 trading day period ended on the date of such a change in control or the day immediately prior to Mr. Smith’s employment terminates, the stock price was equal to 141 2/3% of the Starting Value, Mr. Smith would receive a number of shares equal to 75% of the Performance Units. If any such termination of employment occurs prior to the third anniversary of the Commencement Date, the number of Performance Units deemed earned will be calculated as of the day immediately prior to such termination applying the termination date calculation described above (including mathematical interpolation between any two stock price hurdles), but the amount payable will be pro-rated based on a minimum service period of three years. To illustrate, if the facts were the same as in the above example, but Mr. Smith’s termination due to Disability occurred on the second anniversary of the Commencement Date, he would receive a number of shares equal to 50% of the Performance Units (that is, 75% times 2/3).

The Employment Agreement also establishes the severance and other termination benefits that would be payable to Mr. Smith were his employment terminated in certain circumstances. In the event that his employment is terminated during the term of the Employment Agreement by the Company without Cause or by Mr. Smith for Good Reason, Mr. Smith would be entitled to receive cash severance benefits equal to the sum of two times his then current annual base salary and his target annual incentive opportunity. He would also receive a pro-rated bonus for the year of his termination, payable at the same time as bonuses are paid to other executives and using the same measure of the Company’s performance as applies to such other executives (but without any adjustment for individual performance). He would also receive two years of Company paid medical benefits (or, in certain circumstances, the cash cost of providing such benefits), and any unpaid bonus for any previously completed fiscal year (which would be determined in accordance with the otherwise applicable provisions of the annual incentive plan). Additionally, the Compensation Committee would consider whether to vest any then outstanding unvested equity awards that would not otherwise become vested in accordance with their terms.

In the event that following the expiration of the Employment Agreement’s term without such Agreement being extended or replaced by another employment agreement, Mr. Smith’s employment terminates for any reason other than due to death or Disability, or for circumstances that would have constituted Cause under the Employment Agreement, all of his then outstanding equity awards that would become vested solely on the basis of the passage of time and the continued performance of service will become vested upon such termination and any outstanding equity awards that would become vested in whole or in part upon the achievement of performance conditions will become vested subject to the achievement of the applicable performance criteria on the same basis as though Mr. Smith continued to be employed.

Mr. Smith will be eligible for the same benefit plans and programs as are available to other senior executives, in accordance with their terms. He will also be provided with a car and driver, may use the Company aircraft for business purposes, and will be indemnified by the Company in accordance with the Company’s policies generally applicable to officers and directors.

Pursuant to the Employment Agreement, Mr. Smith has undertaken certain covenants for the benefit of the Company, including a covenant not to disclose confidential information, an assignment of any interests he may have in work product developed during his employment, and non-competition and non-solicitation covenants, each of which will continue in effect for twelve months following his termination of employment for any reason.

William F. Ruprecht

On November 20, 2014, the Company and Mr. Ruprecht entered into an amendment (the “2014 Amendment”) of his existing employment agreement to provide that he would resign as the Chief Executive Officer by mutual agreement. The Company and Mr. Ruprecht entered into the existing employment agreement in 2010 and it has been amended previously (as previously amended, the “Existing Agreement”). Effective March 31, 2015 (the “Termination Date”), Mr. Ruprecht has resigned as Chairman, President and Chief Executive Officer, and as a director of the Company.

Under the Existing Agreement, Mr. Ruprecht’s annual base salary has been $700,000. Pursuant to the 2014 Amendment, Mr. Ruprecht continues to receive his base salary under the Existing Agreement through the Termination Date and has received his annual incentive opportunity for his 2014 services. For 2015, he received a pro rata bonus based on his stated target bonus amount. In February 2015, Mr. Ruprecht received the PSU award that would otherwise have been required to be made by March 2015 under his Existing Agreement. Pursuant to the 2014 Amendment, Mr. Ruprecht forfeits the pro-rata number of shares of that award for the period April 1, 2015 through December 31, 2015, which is the number of days not worked in 2015 after the Termination Date.

Under the 2014 Amendment, Mr. Ruprecht’s termination of employment is being treated as a termination by him for Good Reason under the Existing Agreement. After the Termination Date, he will receive the $4 million dollar severance payment provided for under the Existing Agreement as well as waiver of the service conditions applicable to his outstanding equity awards, including the pro-rated PSU award in 2015. The Company performance conditions applicable to the payment of these equity awards will continue to apply.

As modified by the 2014 Amendment, the Existing Agreement remains in effect, including after the Termination Date to the extent applicable. Payments to Mr. Ruprecht under the Existing Agreement supersede any payments under the Company’s severance plan. After the Termination Date, Mr. Ruprecht and his dependents continue to be covered for three years under the Company’s life insurance plan.

The Existing Agreement provides that the Company may, pursuant to Company policy adopted consistent with applicable law, recoup incentive compensation paid to Mr. Ruprecht based on financial statements that are restated.

Until March 31, 2016, Mr. Ruprecht may not compete with the Company, solicit employees to leave the Company’s employ or solicit business of the Company’s clients. The Existing Agreement also includes mutual non-disparagement covenants.

Mr. Ruprecht is required to release the Company from all claims in order to obtain his termination of employment benefits. The Company will also release Mr. Ruprecht of all claims except for those based on facts and circumstances of which Mr. Ruprecht is aware at the time of signing the release and fails to disclose. Mr. Ruprecht has also entered into a confidentiality agreement with the Company by which he agrees not to disclose confidential information for two years, except that the obligation to keep client data confidential will be unlimited in duration.

Patrick S. McClymont

Pursuant to a letter agreement, dated September 22, 2013, between Mr. McClymont and the Company, Mr. McClymont received a $325,000 cash signing bonus. Under this agreement, he receives a base salary at an annual rate of $600,000 and has an annual total incentive target opportunity of $1,300,000 (prorated for 2013 with a target of $160,000). The annual incentive bonus for the years 2014 and 2015, if payable, will be paid a minimum of 50% in cash and the balance in equity compensation (with the pro-rata 2013 annual incentive bonus payable solely in cash). Mr. McClymont also received an initial equity compensation grant in February 2014, with a grant date fair value of $1,000,019, sixty percent of which consisted of PSUs and the balance of which consisted of RSUs. The PSU portion of this award will vest in February 2017 provided that the relevant performance criteria are attained. The RSU portion of this award vests ratably over three years subject to the fulfillment of service conditions.

The Company and Mr. McClymont also entered into a Severance Agreement on September 22, 2013 (as amended). Pursuant to the Severance Agreement, if between October 7, 2013 and December 31, 2015, the Company terminates Mr. McClymont’s employment without Cause, or Mr. McClymont terminates his employment for “Good Reason” (as such terms are defined in the Severance Agreement), Mr. McClymont will be paid a severance benefit of $3,750,000. In such event, he shall be paid the cash portion of any annual incentive bonus earned for a completed year provided that he remained employed at the end of the year. The payment of these severance benefits is conditioned on Mr. McClymont providing a release of claims against the Company.

In exchange for the described severance benefits, Mr. McClymont has agreed to non-competition and non-solicitation covenants during the period of his employment and for one year thereafter, as well as to confidentiality and non-disparagement covenants.

Bruno Vinciguerra

On February 26, 2014, the Compensation Committee increased Mr. Vinciguerra’s annual salary from $550,000 to $650,000, effective April 1, 2014, and increased his full year total incentive target opportunity from $1,400,000 to $2,000,000. In addition, the Compensation Committee changed the cash/equity mix of the target, increasing the equity portion to 60% from 55% and reducing the cash portion from 45% to 40%.

Mr. Vinciguerra and the Company also entered into a new Severance Agreement, dated December 31, 2014, that replaced his previous Severance Agreement with the Company that expired on December 31, 2014. The new agreement is effective as of January 1, 2015 and expires on December 31, 2016 (the “Term”). If during the Term, the Company terminates Mr. Vinciguerra without Cause or he terminates his employment for Good Reason, he will receive the payments and benefits described below.

Termination By the Company without Cause or by Mr. Vinciguerra for Good Reason

1.	He will receive (i) unpaid base salary through the termination date and (ii) unpaid and approved expense reimbursement through the termination date (collectively, the “Accrued Obligations”).

2.	With respect to any calendar year in which he has completed a full year of service, and to the extent unpaid as of his termination, Mr. Vinciguerra will be eligible to receive total equity and cash incentive compensation attributable to that period, which will be paid 100% in cash (the “Prior Year Bonus”). The payment of the Prior Year Bonus is conditioned on the achievement of certain performance goals under the Company’s Executive Bonus Plan (the “EBP”), and the Prior Year Bonus is calculated at 110% of his Total Incentive Target. The Compensation Committee may exercise negative discretion to reduce the payment to no less than 90% of his Total Incentive Target. The Prior Year Bonus is payable at the same time as payment is made under the EBP to other named executive officers (but no later than March 15 of the year following the year for which the bonus was earned).

3.

If certain performance goals under the EBP are met, and if the termination results in a partial year of service and does not otherwise duplicate the payments described in Paragraphs 1 and 2 above, Mr. Vinciguerra will receive a cash payment calculated at his Total Incentive Target and pro-rated to reflect his service during the performance period. This pro rata bonus is payable at the same time as payment is made under the EBP to other named executive officers (but no later than March 15 of the year following the year of termination).

4.	The Company will pay Mr. Vinciguerra an amount equal to the sum of (i) 13 months of his monthly base salary, (ii) 13 months of his average cash bonus paid over the last three years (expressed as a monthly amount) and (iii) one month of base salary and his average monthly bonus for each full year of employment at the Company. Additionally, for purposes of calculating this average bonus, if incentive compensation for a particular year has been agreed to be paid fully in cash, then only 40% of the amount of such cash payment shall be included in the foregoing calculations.

5.	Mr. Vinciguerra’s outstanding equity awards as of the termination date will continue to vest, subject to his continued compliance with his post-termination obligations.

To terminate Mr. Vinciguerra without Cause, the Company must provide him with three months’ prior written notice.

Termination by the Company for Cause, for Death or Disability, or by Mr. Vinciguerra without Good Reason

If the Company terminates Mr. Vinciguerra for Cause or his employment terminates as a result of his death or permanent disability, he will receive only the Accrued Obligations and certain vested benefits in accordance with the terms of applicable plans.

If Mr. Vinciguerra terminates his employment without Good Reason during the Defined Period (on three months’ notice), he will receive the Accrued Obligations and any unpaid Prior Year Bonus only. The “Defined Period” means January 1, 2015 through the earlier to occur of (i) the end of the six (6) month period commencing on the hiring of a new Chief Executive Officer for the Company; or (ii) June 30, 2016.

If Mr. Vinciguerra terminates his employment without Good Reason after the Defined Period (on one month’s notice), he will receive the Accrued Obligations and the other payments referenced in Paragraphs 2 and 3 above, and his unvested equity awards will be treated in accordance with Paragraph 5 above.

Non-Competition, Non-Solicitation and Non-Disparagement Covenants; Release by Mr. Vinciguerra; Other Matters

In exchange for and as condition to receiving the above-described compensation and benefits (beyond Accrued Obligations), Mr. Vinciguerra has agreed to the following restrictive covenants (collectively, the “Restrictive Covenants”): a twelve month post-employment non-competition covenant, a twelve month post-employment non-solicitation covenant covering employees and clients, and a non-disparagement covenant. He has also agreed to extended Restrictive Covenants that last for the entire continued vesting period referred to above. If Mr. Vinciguerra breaches the extended Restrictive Covenants, he will forfeit any then-unvested equity awards.

Additionally, to receive the above-described compensation and benefits other than the Accrued Obligations, Mr. Vinciguerra must deliver a release of all claims against the Company and its affiliates.

In addition to the payment obligations described above in connection with Mr. Vinciguerra’s termination, if Mr. Vinciguerra remains actively employed (and no termination notice has been provided by either the Company or him) through the 2016 payment date for the 2015 EBP performance bonus, and conditioned on the achievement of the performance goals as defined in the EBP for such period, the Company will calculate his 2015 EBP performance bonus at his Total Incentive Target (subject to the Compensation Committee’s negative discretion to reduce that amount to no less than 90% of his Total Incentive Target). Mr. Vinciguerra will be entitled to similar treatment with respect to his 2016 EBP performance bonus if he remains employed for all of 2016 and is terminated in 2017 prior to payment.

Kevin Ching

Mr. Ching’s existing employment agreement with the Company, dated January 1, 2010, was to expire on December 31, 2013, but has been extended on the same terms to December 31, 2017. Until March 31, 2014, Mr. Ching continued to receive an annual base salary of HK$5,000,000 (US$644,754), of which HK$867,000 (US$111,800) was attributable to housing rent reimbursement. Through 2013, he had an annual total incentive target of US$700,000.

On February 26, 2014, the Compensation Committee increased Mr. Ching’s annual base salary to US$700,000, effective April 1, 2015, and his annual total incentive target to US$1,100,000. In addition, the Compensation Committee changed the cash/equity mix of the target, increasing the equity portion to 60% from 55% and reducing the cash portion from 45% to 40%. Mr. Ching also is eligible to participate in a pension-type plan, the Hong Kong Provident Fund Scheme, and receives a HK$229,992 (US$29,658) annual car allowance.

Mr. Ching and the Company may each terminate this agreement with notice under certain circumstances. If Mr. Ching is terminated without Cause or terminates his employment with the Company for Good Reason, he will receive the following payments (the “Accrued Obligations”) from the Company: all unpaid base salary and unpaid and approved expense reimbursements through the termination date and all unpaid cash incentive compensation approved prior to the termination date. In addition, as a result of either type of termination, the Company will pay him one year of base salary from the date of termination and he may receive under certain circumstances a prorated portion of the annual cash incentive compensation for the year in which the termination occurs. To the extent that the payments described in the preceding sentence do not equal or exceed HK$7,750,000 (US$999,368), the Company will pay him the difference. If the Company fails to renew this agreement during its final year for a renewal period of at least one year at the same title, base salary and annual cash bonus opportunity, Mr. Ching will receive a lump sum payment of one year’s base salary.

A termination for Cause by the Company or as a result of death or permanent disability will result in Mr. Ching receiving payment of the Accrued Obligations.

In exchange for the described severance benefits, Mr. Ching has agreed to provide six months’ prior notice to the Company if he desires to terminate his employment other than for Good Reason, a 12 month post-employment non-competition covenant and a 12 month post-employment non-solicitation covenant, as well as providing a release of all claims against the Company and its affiliates.

Alfredo Gangotena

Pursuant to a letter agreement between Mr. Gangotena and the Company, dated December 3, 2013, Mr. Gangotena’s annual base salary is $550,000. The letter agreement provides for a signing bonus of $300,000, of which he received 50% of this bonus on joining the Company in March 2014 and the remaining 50% in March 2015. However, Mr. Gangotena will be required to return the second installment to the Company if he voluntarily terminates employment before December 31, 2015. His Total Incentive Target for 2014 under the Company’s Annual Incentive Compensation Program was $800,000. For each of 2014 and 2015, the Company must pay 50% or more of any amounts he is entitled to under the Annual Incentive Program in cash and the balance in equity awards.

Mr. Gangotena and the Company also entered into a Severance Agreement, dated December 4, 2013, that became effective when he commenced employment in March 2014 and expires on December 31, 2015. If, before December 31, 2015, the Company terminates Mr. Gangotena without Cause or he terminates his employment with the Company for Good Reason, he will receive the following payments (the “Accrued Obligations”) from the Company: all unpaid base salary and unpaid and approved expense reimbursements through the termination date and all unpaid and approved cash incentive compensation for the calendar year prior to the year in which the termination occurs. He will also receive a $2,700,000 lump sum payment from the Company.

A termination for Cause by the Company or as a result of death or permanent disability will result in Mr. Gangotena receiving payment only of the Accrued Obligations. In exchange for the described severance benefits, Mr. Gangotena has agreed to provide 6 months’ prior notice to the Company if he desires to terminate his employment other than for Good Reason as well as to a twelve month post-employment non-competition covenant, a twelve month post-employment non-solicitation covenant, and a non-disparagement covenant. Additionally, to receive severance benefits other than Accrued Obligations, regardless of type of termination, Mr. Gangotena must deliver a release of all claims against the Company and its affiliates.

Potential Payments Upon Termination Or Change-Of-Control

Introduction

This portion of the proxy statement lists the estimated potential payments or benefits received by each NEO upon various types of termination of employment or change of control. Each of these events is assumed to have occurred on December 31, 2014.

To calculate payments resulting from the vesting of restricted stock or restricted stock units, the Company has used the Share Closing Price of $43.18 on December 31, 2014. The individual tables below for each NEO show the various payments or benefits such NEO would receive depending on the type of termination event. Some of these payments or benefits result from such NEO’s compensation agreement or the terms of the Restricted Stock Unit Plan.

Excluded Payments and Other Benefits

The payments shown for each termination or change of control event do not include any of the following items paid to or accruing for the benefit of each NEO on the termination or change in control date:

•

Sotheby’s, Inc. Severance Plan. This is a broad-based plan for which full-time, non-union salaried United States employees are eligible for payment as a result of certain significant transactions involving the Company, including consolidation of departments or business units. Each NEO’s employment or severance agreement benefits would replace all benefits for which the NEO would be otherwise eligible under this plan. These terms prevent “double” severance compensation for an NEO.

•

Sotheby’s Deferred Compensation Plan; Sotheby’s, Inc. Retirement Savings Plan; Hong Kong Provident Fund Scheme. Upon the occurrence of an applicable employment termination event, these plans provide for the distribution of contributed, deferred or earned amounts to participants. However, these plans do not provide for any additional compensation or benefit beyond these distributions solely as a result of the termination event.

•	Life or Disability Insurance Benefits. These are excluded as they are not a direct payment from the Company to an NEO or his beneficiaries.

•

Accrued but Unpaid Salary and Incentive Compensation. Each NEO’s compensation or severance agreement provides for the payment of accrued but unpaid salary for the year in which the termination occurs. In some instances under those agreements, an NEO will receive incentive compensation for the year in which the termination occurs. For a description of these agreements, see “Employment and Related Agreements” immediately preceding this section.

Understanding the NEO Tables: Key Facts and Assumptions

•

Under the terms of the Restricted Stock Unit Plan, vesting of awards (including PSUs under certain circumstances) is accelerated in the event of permanent disability, retirement, death, or a Change of Control (defined below) event.

•

Effective January 1, 2015, the Restricted Stock Unit Plan has been amended to provide (i) that, with respect to a Change of Control, vesting will accelerate only upon the occurrence of a termination following a Change of Control (“double trigger”) instead of automatically upon a Change of Control (“single trigger”) as was previously the case. This “double trigger” applies to 2015 and future awards, but not previous awards.

•

In the case of PSU and RSU awards assumed to vest on December 31, 2014, the amount shown in each table is the amount resulting from multiplying the shares received as a result of units deemed to have vested by the Share Closing Price.

•

The tables below list certain payments and benefits that the NEOs will receive upon a termination that occurs after a Change of Control. “Change of Control” means that either of the following has occurred:

(i)	any individual, entity or group (each, a “Person”) becomes, directly or indirectly, the beneficial owner of the Company’s common stock enabling that Person to elect a majority of the members of the Board of Directors; OR

(ii)	the individuals constituting the Board of Directors (the “Incumbent Board”) cease for any reason within any period of 18 consecutive months to constitute at least a majority of the Members of the Board of Directors; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though the individual was a member of the Incumbent Board.

•	Pursuant to his employment or severance agreement, each NEO will receive the amounts included in the row “Severance or Other Lump Sum Payment” in the table appearing under his name.

William F. Ruprecht (1)

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control(2)	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment	$4,000,000	$2,000,000	$4,000,000	$4,000,000	$0	$0
Value of PSUs Vesting(3)	$11,755,674	$11,755,674	$11,755,674	$11,755,674	$0	$0

(1)	Effective March 31, 2015, Mr. Ruprecht has resigned as Chairman, President and Chief Executive Officer, and as a director. As noted above under “Employment and Related Agreements,” his termination of employment is being treated as a termination for Good Reason under the November 2014 Amendment.

(2)	Mr. Ruprecht would receive the severance benefit only if both a Change of Control occurs and either the Company terminates his employment without cause or he terminates his employment with good reason. For this column, the Company has assumed that both the Change of Control and the applicable termination occurred on December 31, 2014.

(3)	Under Mr. Ruprecht’s employment arrangement, the PSUs granted to him may continue to vest not only upon death or disability, but also if he is terminated by the Company without Cause or he terminates his employment for Good Reason. Any such vesting is subject to the achievement by the Company of the relevant performance target.

The amount listed represents the sum of:

•

the value as of December 31, 2014 of PSUs that vested in March 2015 to the extent that annual 2014 performance period targets were achieved ($3,716,890), plus accumulated but previously unpaid dividends on such PSUs ($461,174); and

•

the value as of December 31, 2014 of unvested PSUs expected to vest in 2016-2017 based on management’s estimates of future Company pre-tax earnings ($6,707,745), plus management’s estimate of expected accumulated dividends on such PSUs ($869,865).

Patrick S. McClymont

Payment Category	Type of Termination
	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment	$3,750,000	$0	$3,750,000	$0	$0	$0
Value of PSUs and RSUs Vesting	$0	$1,037,968(1)	$0	$391,043(2)	$0	$0

(1)	The amount listed represents the sum of:

•	the value as of December 31, 2014 of RSUs that vested in March 2015 ($129,151);

•	the value as of December 31, 2014 of unvested RSUs expected to vest in 2016 and 2017 ($258,303), plus management’s estimate of expected accumulated dividends on such RSUs ($3,589); and

•

the value as of December 31, 2014 of unvested PSUs expected to vest in 2017 based on management’s estimates of future Company pre-tax earnings ($581,160), plus management’s estimate of expected accumulated dividends on such PSUs ($65,765).

(2)	The amount listed represents the sum of:

•	the value as of December 31, 2014 of RSUs that vested in March 2015 ($129,151); and

•	the value as of December 31, 2014 of unvested RSUs expected to vest in 2016 and 2017 ($258,303), plus management’s estimate of expected accumulated dividends on such RSUs ($3,589).

Bruno Vinciguerra

Mr. Vinciguerra and the Company entered into a severance agreement that commenced on January 1, 2014 and was effective through and including December 31, 2014 (the “2014 Agreement”). A new severance agreement with different terms commenced on January 1, 2015 (the “2015 Agreement”). Because of the difference in terms, the Company has provided two termination scenario tables for Mr. Vinciguerra below. The first table is based on the 2014 Agreement that was in effect on the termination date of December 31, 2014. The second table is based on the 2015 Agreement and assumes that the 2015 Agreement was in effect on the termination date of December 31, 2014 The Company believes it is appropriate to provide two tables in order to illustrate the differences between what Mr. Vinciguerra was entitled to in various termination scenarios under the 2014 Agreement versus the 2015 Agreement.

Vinciguerra Table A- 2014 Agreement

	Type of Termination
Payment Category	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment(1)	$2,929,444	$0	$2,929,444	$0	$0	$0
Value of PSUs and RSUs Vesting	$0	$2,763,388(2)	$0	$344,892(3)	$0	$0

(1)	This severance amount was calculated using the following 2014 Agreement formula: Mr. Vinciguerra was entitled to 13 months of his annual base salary at the time of termination, 13 months of Bonus (as defined in the 2014 Agreement) and one month salary and one month Bonus for each full year of employment.

(2)	The amount listed represents the sum of:

•

the value as of December 31, 2014 of PSUs that vested in March 2015 to the extent that annual 2014 performance period targets were achieved ($829,815), plus accumulated but previously unpaid dividends on such PSUs($102,396);

•	the value as of December 31, 2014 of RSUs that vested in March 2015 ($113,909);

•	the value as of December 31, 2014 of unvested RSUs scheduled to vest in 2016-2017 ($227,817) and management’s estimate of expected accumulated dividends on such RSUs ($3,166); and

•

the value as of December 31, 2014 of unvested PSUs expected to vest in 2016-2017 based on management’s estimates of future Company pre-tax earnings ($1,315,324), plus management’s estimate of expected accumulated dividends on such PSUs ($170,961).

(3)	The amount listed represents the sum of:

•	the value as of December 31, 2014 of RSUs that vested in March 2015 ($113,909); and

•	the value as of December 31, 2014 of unvested RSUs scheduled to vest in 2016-2017 ($227,817) and management’s estimate of expected accumulated dividends on such RSUs ($3,166).

Vinciguerra Table B- 2015 Agreement

	Type of Termination
Payment Category	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment (1)	$5,129,444	$0	$5,129,444	$0	$0	$0(4)
Value of PSUs and RSUs Vesting	$2,763,388(2)	$2,763,388(2)	$2,763,388(2)	$344,892(3)	$0	$0(4)

(1)	The amount listed represents the sum of:

•	A $2,200,000 cash payment equal to 110% of Mr. Vinciguerra’s Total Incentive Target (as defined in the 2015 Agreement) for 2014. The Company has assumed Mr. Vinciguerra would have received the maximum amount possible for this payment. Though the 2015 Agreement refers to using the “prior calendar year” for calculating this benefit (in this case 2013), the Company has used the 2014 target instead, as the 2015 Agreement was not designed to use 2013 for calculating this benefit.

•

A $2,929,444 separation benefit equal to 13 months of Mr. Vinciguerra’s annual base salary at the time of termination, 13 months of Bonus (as defined in the 2015 Agreement) and one month salary and one month Bonus for each full year of employment.

(2)	See Footnote 2 of Table A above.

(3)	See Footnote 3 of Table A above.

(4)	Under the 2015 Agreement, Mr. Vinciguerra is entitled to a cash payment of $2,200,000 (calculated as described in footnote 1 of this Table B) and continued vesting of RSU/PSU awards if he terminates his employment without Good Reason after the Defined Period. Because the Defined Period does not expire until September 30, 2015, no such amounts are included in this Table B.

Kevin Ching

	Type of Termination
Payment Category	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment(1)	$1,140,000	$0	$1,140,000	$0	$0	$0
Value of PSUs and RSUs Vesting	$0	$1,540,192(2)	$0	$221,735(3)	$0	$0

(1)	Upon either a termination by the Company without Cause or a termination by Mr. Ching for Good Reason, he would receive under his Severance Agreement his base salary ($700,000), plus a cash payment under his agreement equal to his target cash incentive amount for 2014 ($440,000).

(2)	The amount listed represents the sum of:

•

the value as of December 31, 2014 of PSUs that vested in March 2015 to the extent that annual 2014 performance period targets were achieved ($459,415), plus accumulated but previously unpaid dividends on such PSUs ($57,564); and

•	the value as of December 31, 2014 of RSUs that vested in March 2015 ($73,233);

•	the value as of December 31, 2014 of unvested RSUs scheduled to vest in 2016-2017 ($146,467) and management’s estimate of expected accumulated dividends on such RSUs ($2,035); and

•

the value as of December 31, 2014 of unvested PSUs expected to vest in 2015-2017 based on management’s estimates of future Company pre-tax earnings ($709,071), plus management’s estimate of expected accumulated dividends on such PSUs ($92,407).

(3)	The amount listed represents the sum of:

•	the value as of December 31, 2014 of RSUs that vested in March 2015 ($73,233); and

•	the value as of December 31, 2014 of unvested RSUs scheduled to vest in 2016-2017 ($146,467) and management’s estimate of expected accumulated dividends on such RSUs ($2,035).

Alfredo Gangotena

	Type of Termination
Payment Category	Termination by Company w/o Cause	Permanent Disability or Death	Termination by Employee— Good Reason	Change of Control	Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment	$2,700,000	$0	$2,700,000	$0	$0	$0
Value of PSUs and RSUs Vesting	$0	$541,306(1)	$0	$268,192(2)	$0	$0

(1)	The amount listed represents the sum of:

•	the value as of December 31, 2014 of RSUs that vested in March 2015 ($88,562);

•	the value as of December 31, 2014 of unvested RSUs scheduled to vest in 2016-2017 ($177,168) and management’s estimate of expected accumulated dividends on such RSUs ($2,462); and

•

the value as of December 31, 2014 of unvested PSUs expected to vest in 2017 based on management’s estimates of future Company pre-tax earnings ($265,730), plus management’s estimate of expected accumulated dividends on such PSUs ($7,385).

(2)	The amount listed represents the sum of:

•	the value as of December 31, 2014 of RSUs that vested in March 2015 ($88,562); and

•	the value as of December 31, 2014 of unvested RSUs scheduled to vest in 2016-2017 ($177,168) and management’s estimate of expected accumulated dividends on such RSUs ($2,462).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table lists outstanding option and stock awards for each NEO as of December 31, 2014.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number Of Securities Underlying Unexercised Unearned Options(#) Unexercisable	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned(#)	Option Exercises Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
William F. Ruprecht	0	0	0					44,040(2)	$1,901,647
President and Chief								67,015(3)	$2,893,708
Executive Officer								77,826(4)	$3,360,527
								78,511(5)	$3,390,105

Patrick S. McClymont	0	0	0					13,459(5)	$581,160
Executive Vice President and Chief Financial Officer								8,973(6)	$387,454

Bruno Vinciguerra	0	0	0					8,289(2)	$357,919
Executive Vice								15,956(3)	$688,980
President and Chief								19,012(4)	$820,938
Operating Officer								11,871(5)	$512,590
								7,914(6)	$341,727

Kevin Ching	0	0	0					5,700(2)	$246,126
Chief Executive								10,372(3)	$447,863
Officer, Sotheby’s Asia								7,005(4)	$302,476
								7,632(5)	$329,550
								5,088(6)	$219,700

Alfredo Gangotena	0	0	0					6,154(5)	$265,730
Executive Vice President and Chief Marketing Officer								6,154(6)	$265,730

(1)	Calculated using the Share Closing Price of $43.18 on December 31, 2014.

(2)	Consists of PSUs awarded in 2011. PSU vesting will occur only if the requisite service and performance targets are met.

(3)	Consists of PSUs awarded in 2012. PSU vesting will occur only if the requisite service and performance targets are met.

(4)	Consists of PSUs awarded in 2013. PSU vesting will occur only if the requisite service and performance targets are met.

(5)	Consists of PSUs awarded in 2014. PSU vesting will occur only if the requisite service and performance targets are met.

(6)	Consists of RSUs awarded in 2014. This grant vests over 3 years in 3 equal annual installments based on continued service only.

OPTION EXERCISES AND STOCK VESTED IN 2014 TABLE

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
William F. Ruprecht
President and Chief Executive Officer	0	$0	81,816	$3,819,631

Patrick S. McClymont
Executive Vice President and Chief Financial Officer	0	$0	0	$0

Bruno Vinciguerra
Executive Vice President and Chief Operating Officer	11,250	$285,418	18,382	$873,880

Kevin Ching
Chief Executive Officer, Sotheby’s Asia	0	$0	10,564	$502,213

Alfredo Gangotena
Executive Vice President and Chief Marketing Officer	0	$0	0	$0

Retirement and Deferred Compensation Plans

Retirement Savings Plan

The Sotheby’s, Inc. Retirement Savings Plan, or 401(k) plan, is the primary retirement benefit offered to all United States employees. Participants are provided a maximum Company matching contribution of up to 3% of eligible compensation. Also, participants receive Company profit sharing contributions to the 401(k) plan if the Compensation Committee, in its discretion, declares a profit sharing contribution for that year. As a result of the Company’s financial performance in 2014, the Compensation Committee approved a 2% profit share contribution.

Deferred Compensation Plan

The Company’s non-employee directors, NEOs and other senior executives in the United States are eligible to participate in the Sotheby’s Deferred Compensation Plan for the tax-free deferral of a portion of annual compensation.

United States federal tax law limits the total annual contributions for companies and their employees to 401(k) plans. All employee elective deferrals and Company matching and profit sharing allocations to the Deferred Compensation Plan are reduced by the amount of plan year employee and Company contributions to the 401(k) plan.

Participants in the Deferred Compensation Plan may elect to reduce their current salary or director cash fees by deferring a portion of their salary or fees. Employees may defer up to 80% of their base salary under the plan and all or part of their annual cash incentive bonus. Participants may choose among various investment crediting options that track a portfolio of various deemed investment funds. Account balances are informally funded into a rabbi trust that provides limited benefit security by sheltering assets in the event of a change-in-control of the Company and certain other situations. Plan liabilities are financed through the trust using Company-owned variable life insurance and other investments.

For senior executives (including NEOs), the Company provides matching and profit-sharing allocations on the same basis as for the 401(k) plan, as detailed above.

Hong Kong Provident Fund Scheme

Sotheby’s Hong Kong subsidiary maintains a defined contribution plan, the Hong Kong Provident Fund Scheme, for its employees. Mr. Ching is the sole NEO who participates in the plan. The subsidiary contributes 10% of salary and the participant contributes 5% of salary to the participant’s account maintained pursuant to the plan. Interest accrues on all contributions to the employee’s account. If a participant’s employment terminates prior to retirement for reasons other than death or disability, the participant will receive a portion of the account balance under a vesting schedule based on the participant’s number of years of employment with the subsidiary.

The following table contains information regarding deferred compensation amounts allocated for 2014.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William F. Ruprecht	$188,019	$96,920	$418,131	$0	$6,831,546
President and Chief Executive Officer

Patrick S. McClymont	$31,500	$15,750	$3,245	$0	$50,495
Executive Vice President and Chief Financial Officer

Bruno Vinciguerra	$86,580	$70,091	$25,980	$0	$1,160,966
Executive Vice President and Chief Operating Officer

Kevin Ching	n/a	n/a	n/a	n/a	n/a
Chief Executive Officer, Sotheby’s Asia

Alfredo Gangotena	$3,650	$1,825	$0	$0	$5,475
Executive Vice President and Chief Marketing Officer

Equity Compensation Plans

The following table provides information as of December 31, 2014 related to shares of Sotheby’s Common Stock that may be issued under its existing equity compensation plans, including the Sotheby’s 1997 Stock Option Plan, as amended (the “Stock Option Plan”), the Restricted Stock Unit Plan and the Directors Plan:

	(A)	(B)	(C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (3)
	(In thousands, except per share data)
Equity compensation plans approved by shareholders	1,856	$22.11	3,679
Equity compensation plans not approved by shareholders	—	—	—

Total	1,856	$22.11	3,679

(1)	Includes 1,805,958 shares awarded under the Restricted Stock Unit Plan for which vesting is contingent upon future employee service and/or Sotheby’s achievement of certain profitability targets and 50,000 stock options for which vesting is contingent upon future employee service.

(2)	The weighted-average exercise price includes the exercise price of stock options, but does not take into account 1,805,958 shares awarded under the Restricted Stock Unit Plan, which have no exercise price.

(3)	Includes 3,573,376 shares available for future issuance under the Restricted Stock Unit Plan, 104,100 shares available for issuance under the Stock Option Plan, and 2,482 shares available for issuance under the Directors Plan.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis appearing in this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted by the Compensation Committee.

Robert S. Taubman (Chairman)

John M. Angelo

Kevin C. Conroy

Daniel Meyer

Diana L. Taylor

Harry J. Wilson

COMPENSATION OF DIRECTORS

The following table provides details regarding the Company’s compensation program for its non-employee directors. Mr. Ruprecht does not appear in this table as he is a Company employee and does not receive any fees or other compensation for his Board service.

Although the non-employee director compensation year commences on the date of the annual meeting of stockholders and ends on the next annual meeting date (May to May), the cash payments and stock awards listed in the table below represent cash payments and stock awards for the calendar year 2014 service in compliance with the disclosure requirements for this table.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)(2)		Total ($)

Michael I. Sovern (3)	$13,791	$18,709	$0		$32,500

Duke of Devonshire	$35,046	$56,185	$278,386	(4)	$369,617

Allen Questrom (5)	$33,810	$37,440	$90,058		$161,308

Robert S. Taubman	$80,065	$56,185	$144,719		$280,969

Dennis M. Weibling	$92,565	$56,185	$78,027		$226,777

Diana Taylor	$70,065	$56,185	$72,484		$198,734

John Angelo	$65,065	$56,185	$72,484		$193,734

Daniel Meyer	$63,815	$56,185	$27,053		$147,053

Marsha Simms	$65,065	$56,185	$27,053		$148,753

Steven Dodge (3)	$15,041	$18,709	$0		$33,750

Domenico De Sole	$125,065	$56,185	$1,686		$182,936

Jessica Bibliowicz (6)	$47,524	$37,476	$146		$85,146

Kevin Conroy (6)	$47,524	$37,476	$146		$85,146

Olivier Reza (6)	$46,274	$37,476	$146		$83,896

Harry Wilson (6)	$48,774	$37,476	$146		$86,396

Daniel Loeb (6)	$45,000	$0	$0		$45,000

(1)	Consists of awards in the form of shares of common stock or Deferred Stock Units pursuant to the The Sotheby’s 1998 Amended and Restated Stock Compensation Plan for Non-Employee Directors (as further amended and restated, the “Directors Plan”). The amounts in this column represent the dollar value of the Deferred Stock Units earned during 2014 by each director, calculated using the Closing Share Price on the business day immediately preceding the date of grant.

(2)	Except as otherwise noted, these amounts consist of dividend equivalent rights earned on Deferred Stock Units during 2014.

(3)	Mr. Dodge and Mr. Sovern served as directors until the May 29, 2014 Annual Meeting of Stockholders.

(4)	This amount includes a $107,029 fee for providing consulting services to the Company. See “Certain Transactions and Relationships” below.

(5)	Mr. Questrom served as a director until June 20, 2014.

(6)	Mrs. Bibliowicz, Mr. Conroy, Mr. Reza, Mr. Wilson and Mr. Loeb became directors on May 4, 2014.

Non-Employee Director Equity Compensation

Under the Directors Plan, the Company currently issues $75,000 in shares of common stock annually to each non-employee director, to be paid quarterly based on the closing price per share on the business day immediately preceding the regular quarterly issuance date. A director may elect to defer all or a portion of this common stock payment and receive Deferred Stock Units that accrue dividend equivalents in the form of additional Deferred Stock Units. Upon a director’s termination of Board service, the Deferred Stock Units held by the director will be settled on a one-for-one basis in shares of common stock. Mr. Loeb has declined to be paid this director equity compensation.

Effective as of the Annual Meeting, assuming that the amended and restated Directors Plan is approved by the stockholders, Mr. De Sole will receive a $175,000 annual fee, payable in stock, as Chairman of the Board. This Chairman’s fee is in addition to the cash and stock compensation that he receives as a member of the Board, but inclusive of any Committee and Committee Chair fees that might otherwise be payable to a director filling those roles.

In 2014, the Company determined that it had insufficient reserved shares for issuance under the Directors Plan and temporarily ceased such issuances in November 2014. This shortfall resulted from the requirement to issue a significant number of dividend equivalent units (in the form of Deferred Stock Units) to directors in connection with the Company’s March 2014 special dividend. Upon approval by stockholders of Proposal 3 and the registration of the additional reserved shares with the Securities and Exchange Commission, the Company will promptly pay each director the amount of unpaid Deferred Stock Units and dividend equivalents owed to him or her resulting from the issuance suspension.

Director Stock Ownership and Retention Policy

The Board believes that directors should be stockholders and have a financial stake in the Company. Accordingly, as part of the Company’s Corporate Governance Guidelines, the Board has adopted a Director Stock Ownership Guideline and Director Retention Policy for non-employee directors as described below.

Three Year Common Stock Holding Period; Deferred Stock Units Non-Transferable

The policy prohibits a non-employee director’s sale or other transfer of any Common Stock received under the Directors Plan for at least three (3) years from the date received. This transfer restriction expires automatically on the date that a director’s service on the Board terminates. The policy also prohibits a non-employee director’s sale or other transfer of any Deferred Stock Units until termination of the director’s service on the Board. All non-employee directors are in compliance with these requirements.

Stock Ownership Requirements

The policy requires that each director own Common Stock or Deferred Stock Units having a value that is at least equal to or greater than five times the annual cash retainer for directors. Directors must satisfy this ownership requirement no later than five years from the date of their election to the Board. The Board periodically reviews these Director Stock Ownership Guidelines and considers whether modifications are appropriate.

Based on the Record Date closing NYSE common stock price of $40.98 per share, all non-employee directors are in compliance with this policy.

Non-Employee Director Cash Compensation

Each non-employee director receives a $50,000 annual cash payment, payable quarterly. Each Audit Committee and Compensation Committee member receives a $10,000 annual retainer and each Nominating and Corporate Governance Committee, Finance Committee, and Business Strategy Committee member receives a $5,000 annual retainer. The chairmen of the following committees are paid the listed annual amounts: Audit Committee Chairman—$20,000; Compensation Committee Chairman—$15,000; Nominating and Corporate Governance Committee Chairman—$7,500; and Finance Committee Chairman—$7,500. Messrs. Reza and Wilson have declined to accept fees for their service on the Business Strategy Committee.

As Lead Independent Director, Mr. De Sole has received the described annual cash payment as well as an annual Lead Independent Director fee of $75,000, payable in quarterly installments. Effective as of the Annual Meeting, Mr. De Sole will no longer receive the Lead Independent Director fee, but will continue to receive the non- employee director annual cash payment of $50,000. As Chairman, his compensation is inclusive of any Committee and Committee Chair fees that might otherwise be payable to a director filling those roles.

Each non-employee director is eligible to defer up to 100% of director cash compensation accordance with the terms of the Company’s Deferred Compensation Plan. Unlike Company employees, non-employee directors are not eligible to receive matching or profit-sharing allocations from the Company with respect to their deferred compensation.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Board of Directors of the Company is composed of four independent directors, each of whom meets the criteria for “independence” under the applicable rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange, and operates under a written charter adopted by the Board of Directors. As set forth in its charter, which is available through the following hyperlink, http://www.sothebys.com/en/inside/corporate-governance/audit-committee.html, the Audit Committee (among other responsibilities) oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management is primarily responsible for the Company’s internal controls and for preparing the Company’s financial statements contained in the Company’s public reports. The Company’s independent auditor, the registered public accounting firm of Deloitte & Touche LLP, is responsible for expressing opinions on the Company’s consolidated financial statements and on the effectiveness of the Company’s internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board.

The Audit Committee has reviewed and discussed with each of management and Deloitte & Touche LLP, as appropriate, the Company’s audited consolidated financial statements, the effectiveness of the Company’s internal control over financial reporting and, finally, the independent auditor’s opinions on, respectively, the Company’s audited consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communications with Audit Committees) and the applicable requirements of the PCAOB concerning independence. The Audit Committee has concluded that Deloitte & Touche LLP is “independent” from both the Company and management within the meaning of applicable requirements of the SEC and the Public Company Accounting Oversight Board.

Based on the foregoing considerations, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2014 be included in the Company’s 2014 Annual Report for filing with the SEC.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Dennis M. Weibling (Chairman) Jessica Bibliowicz

Olivier Reza

Marsha E. Simms

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of equity securities with the SEC. Officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and 4 furnished to the Company pursuant to Rule 16a-3 under the Exchange Act during the Company’s most recent fiscal year, and Form 5 with respect to the Company’s most recent fiscal year, the Company believes that all such forms required to be filed pursuant to Section 16(a) were timely filed as necessary, by the executive officers, directors and security holders required to file same during the fiscal year ended December 31, 2014, except that a Form 3 for Mr. Gangotena should have been filed no later than March 10, 2014 but was instead filed on March 12, 2014 and that Form 4s were inadvertently filed late for RSU grants under the Restricted Stock Unit Plan to the following officers in the stated amounts on February 11, 2014 and February 26, 2015, respectively, except as otherwise noted: Alexander— 3,208 RSUs / 3,511 RSUs; Ching—5,088 RSUs / 8,425 RSUs; Cornell—1,683 RSUs(2/11/14 grant only); Delaney—842 RSUs / 1,095 RSUs; Gangotena- 6,154 RSUs(2/26/14 grant) / 2,955 RSUs; ten Holder— 2,463 RSUs /2,770 RSUs; Klemann—2,827 RSUs (2/11/14 grant only); McClymont—8,973 RSUs / 8,535 RSUs; Prasens—2,559 RSUs / 2,257 RSUs; Ulmer—1,616 RSUs / 1,778 RSUs; Vinciguerra —7,914 RSUs /17,507 RSUs; and Zuckerman—3,372 RSUs / 3,420 RSUs. All such Form 4s were filed on March 24, 2015 promptly after discovery of the error.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Specific Relationships and Related Party Transactions

The Company pays the Duke of Devonshire, the Company’s Deputy Chairman, an annual consulting fee of £65,000 ($107,029). Pursuant to an agreement, dated August 14, 2012, between a Company subsidiary and Chatsworth House Trust, the subsidiary paid £250,000 ($411,650) to Chatsworth House Trust, a charitable trust of which the Duke is an unpaid director, for staging a selling exhibition at Chatsworth. This agreement has a five-year term and requires the subsidiary to pay Chatsworth House Trust this amount annually. In connection with the 2014 Chatsworth exhibitions, the subsidiary paid approximately £40,182 ($66,164) to the Chatsworth House Trust for installation costs and expenses. The trust has recently billed the Sotheby’s subsidiary £31,606 ($52,042) for de-installation and other costs for the 2014 exhibitions. A Sotheby’s subsidiary paid £8,000 ($13,173) to the Devonshire Education Trust, a charity of which the Duke is an unpaid trustee, in connection with a separate charitable event. All amounts exclude any valued-added taxes paid.

From time to time, officers, directors and principal stockholders of the Company and members of their immediate families purchase or sell property through the Company at public auction or in private transactions in the ordinary course of business. In addition, the

Company may engage in various business transactions in the ordinary course of business with and make charitable contributions to museums and other arts organizations for which Company directors serve as trustees or directors. In 2014, several directors or immediate family members purchased art or collectibles through the Company in amounts requiring disclosure under applicable SEC rules as follows: Mr. Angelo, a director, $5,736,000; Mr. Reza, a director, $281,000; Mr. Robert S. Taubman, a director, $157,000; and Mr. A. Alfred Taubman (father of Robert S. Taubman), $12,832,000. In 2014, Reza Gem SAS, a privately held company controlled by the family of director Olivier Reza, sold approximately $1,068,774 of jewelry through the Company and paid the Company $52,403 for exhibition-related costs. Also in 2014, the Duke of Devonshire, either personally or through a company he owns, made purchases totaling $110,415 from the Company and paid the Company a fee of $59,278 in connection with negotiating the sale of certain artwork.

Related Party Transactions Policy

Formal Written Policy

Since 2008, the Board has had a written Sotheby’s Related Party Transactions Policy. This policy does not supersede the Company’s obligations under Delaware law and its Code of Business Conduct described below, but is intended to supplement those obligations. The Board has delegated the power to administer, enforce and modify this policy to its Nominating and Corporate Governance Committee. This policy requires that the committee approve or ratify Company transactions in which a related party or 5% or greater Company stockholder has a material direct or indirect financial interest.

Any executive officer or director who learns of a potential or existing related party transaction must report it to the Company’s Worldwide General Counsel or his designee, who will determine whether the transaction should be referred to the Nominating and Corporate Governance Committee for action. For pre-approval of transactions only, the Nominating and Corporate Governance Committee Chairman is authorized to act for the Nominating and Corporate Governance Committee between its regularly scheduled meetings. In reviewing a transaction, the Nominating and Corporate Governance Committee (or its Chairman) will consider the following, among other possible factors:

•	The entire fairness of the transaction to the Company

•	The magnitude of the benefit for the related party

•	The feasibility of alternative transactions

•	How the benefits to the related party compare to similar transactions conducted at arms’ length by the Company

•	The potential disqualification of a director or director nominee from being deemed “independent” under NYSE rules and applicable legal or other requirements

Related Party Transactions under Delaware Law

As a Delaware corporation, Sotheby’s is required to adhere to Section 144 of the Delaware General Corporation Law concerning transactions of a Delaware corporation with its directors and officers. The law provides that related party transactions are not void or voidable if:

•

The material facts regarding the interested party’s relationship to or interest in the transaction are known or disclosed to the board or relevant committee or stockholders and, acting in good faith (i) a majority of disinterested directors (even if less than a quorum) of the board or relevant committee approve the transaction, or (ii) the stockholders entitled to vote on the matter approve the transaction; or

•	The transaction is fair to the corporation when authorized, approved or ratified by the board, relevant committee or stockholders.

Sotheby’s Code of Business Conduct

Sotheby’s Code of Business Conduct requires that all Company employees, including executive officers, must report potential conflicts of interest to the Company’s Worldwide Director of Compliance.

Related Party Transactions and Director Independence

The Board also reviews related party transactions in the context of making annual independence determinations regarding directors. The Company obtains information to assist the Board in these determinations in part pursuant to Directors and Officers Questionnaires completed annually by all directors, director nominees and executive officers.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been the independent registered public accounting firm for the Company since 1983. The Audit Committee of the Board has selected Deloitte & Touche LLP as the independent registered public accounting firm for 2015. Although stockholder ratification of the appointment is not required by law and is not binding on the Audit Committee, the Audit Committee and the Board will take the appointment of Deloitte & Touche LLP under advisement if such appointment is not ratified by the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Company expects that representatives of Deloitte & Touche LLP will be present at the Meeting and will be afforded an opportunity to make a statement if they desire to do so. The Company also expects such representatives of Deloitte & Touche LLP to be available at that time to respond to appropriate questions addressed to the officer presiding at the Annual Meeting.

Independent Auditors’ Fees

The following table summarizes the aggregate fees billed to Sotheby’s by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) related to the years ended December 31, 2014 and 2013:

	2014	2013
Audit fees	$3,021,621	$3,627,177
Audit related fees	40,000	40,000
Tax fees	298,681	308,996
All other fees	-	-

Total	$3,360,302	$3,976,173

In considering the nature of the services provided by the Deloitte Entities, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Sotheby’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the Public Company Accounting Oversight Board. See below for detailed information related to the services provided by the Deloitte Entities.

Audit Fees

These amounts represent fees for the audit of Sotheby’s annual consolidated financial statements, the review of financial statements included in Sotheby’s quarterly reports on

Form 10-Q, the audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, and similar engagements during the year, such as comfort letters, attest services, consents, and the review of documents filed with the SEC. Audit Fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of Sotheby’s consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit Related Fees

These amounts include fees for: (i) the review of Sotheby’s Proxy Statement, (ii) audit procedures required by the mortgage for 1334 York Avenue, Sotheby’s headquarters building in New York, and (iii) audit procedures for New York City real estate tax filings related to 1334 York Avenue.

Tax Fees

These amounts include fees for tax compliance and tax planning and advice. Fees for tax compliance services totaled $214,200 in 2014 and $155,659 in 2013. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document and compute amounts to be included in tax filings and consist of: (i) federal, state and local income tax return assistance, (ii) assistance with tax return filings in certain foreign jurisdictions, and (iii) assistance with domestic and foreign tax audits and appeals. Fees for tax planning and advice services totaled $84,481 in 2014 and $153,337 in 2013. Tax planning and advice principally includes value added and sales tax advice, as well as advice related to transfer pricing.

Ratio of Tax Planning and Advice Fees and All Other Fees to Audit Fees, Audit Related Fees and Tax Compliance Fees

In 2014 and 2013, the ratio of tax planning and advice fees and all other fees to audit fees, audit related fees, and tax compliance fees was 0.03:1 and 0.04:1, respectively.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established a policy requiring the pre-approval of all audit and permissible non-audit services provided to Sotheby’s by the Deloitte Entities. The policy provides for pre-approval of audit, audit related and tax services specified by the Audit Committee. The Audit Committee may delegate to one or more of its members authority to pre-approve permissible services, consisting of audit services, audit related services, and tax services. Any pre-approval decision made by such designated member(s) shall be reported to the Audit Committee at its next regularly scheduled meeting.

Vote Required

The approval of this Proposal 2 requires the affirmative vote of a majority of the votes that could be cast by the stockholders present in person or represented by proxy and entitled to vote.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF

DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

PROPOSAL 3—APPROVAL OF THE AMENDED AND RESTATED SOTHEBY’S STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Background

In order to attract and retain exceptional individuals to serve as directors of the Company, Sotheby’s established the Directors Plan. The Company is requesting that shareholders approve the amendment and restatement of the Directors Plan, including reservation for issuance of an additional 2000,000 shares of Common Stock, from 400,000 to 600,000 shares. The shareholders last approved an increase (from 300,000 to 400,000 shares) of the shares reserved for issuance under the Directors Plan in 2010.

In addition to believing these additional shares are necessary based on the Company’s usage rate over the past several years, the amount is also based on a one-time need to issue approximately 11,289 reserved shares. This special share “catch-up” issuance is needed because the Company had insufficient reserved shares for issuance beginning in November 2014. This shortfall resulted primarily from the requirement to issue a significant number of dividend equivalent units (in the form of Deferred Stock Units) to directors in connection with the Company’s March 2014 special dividend. Upon approval by stockholders of this Proposal and the registration of the additional reserved shares with the Securities and Exchange Commission, which the Company expects to do as soon as is reasonably practicable after approval, the Company will promptly pay each director the amount of unpaid Deferred Stock Units and dividend equivalents owed to him or her resulting from the issuance shortfall.

The Board of Directors has unanimously approved the amendment and restatement of the Directors Plan. Other than the share increase, the changes to the Directors Plan in the proposed amendment and restatement relate to compliance with Internal Revenue Code Section 409A, which concerns deferred compensation, and clarification of procedures for electing to defer stock compensation under the plan generally.

The following description of the Directors Plan, as amended and restated pursuant to this Proposal, is qualified in its entirety by reference to the plan, which is attached to this proxy statement as Appendix A.

Company Director Stock Ownership and Retention Policy Limits on Equity Compensation Transfers

In considering the Proposal, stockholders should note that the Company’s Director Stock Ownership and Retention Policy limits transfers of equity compensation issued under the Directors Plan. This policy further aligns the interests of non-employee directors with stockholders by creating a longer-term equity stake in the Company on the part of those directors. The policy prohibits a non-employee director’s sale or other transfer of any Common Stock received under the Directors Plan for at least three (3) years from the date received. This transfer restriction expires automatically on the date that a director’s service on the Board terminates. The policy also prohibits a non-employee director’s sale or other transfer of any Deferred Stock Units until termination of the director’s service on the Board.

Principal Features of the Directors Plan

Administration. The Directors Plan provides for annual grants in quarterly installments to eligible participants. Ongoing administration of this plan is straightforward because the plan is mostly self-operative. To the extent any administrative issues arise, the Board will address those issues.

Eligible Participants. Each non-employee director of the Company is eligible to participate. Other than directors who are Company employees, each Company director is eligible to participate, and does currently participate, in the Directors Plan.

Stock Compensation. Under the amended and restated plan, the Company will continue to issue an annual stock retainer in shares of common stock to each non-employee director, to be paid quarterly based on the Share Closing Price on the business day immediately preceding the regular quarterly issuance date. Unlike the existing Directors Plan, the amended and restated plan does not specify the amount of the retainer (currently $75,000) but will instead permit the Board to set the retainer amount from time to time. In addition, the amended and restated plan allows the Board to set different retainer amounts for eligible directors, such as in the case of the new Chairman’s fee. See “Director Compensation-Non-Employee Director Equity Compensation” above.

Deferral Election. Prior to the beginning of a calendar year, a director may elect in writing to defer all or a portion of this common stock payment for the upcoming calendar year. Deferral elections remain effective for subsequent calendar years unless superseded by different instructions from a director. Instead of receiving shares of common stock, the director will receive Deferred Stock Units, credited to an account maintained by the Company for that director. Upon a director’s termination of service on the Board, the Deferred Stock Units contained in the director’s account will be settled on a one-for-one basis in shares of common stock.

Dividend Equivalent Rights. If the Company declares a dividend with respect to its common stock, directors owning Deferred Stock Units will receive dividend equivalent rights in the form of additional Deferred Stock Units that will be credited to such director’s deferral account.

Number of Shares Subject to the Directors Plan. A total of 400,000 shares of the Company’s common stock have been reserved for issuance under the Directors Plan. Approval of this Proposal to amend and restate the plan will result in an increase in that amount by 200,000 shares, to a total of 600,000 shares.

Federal Income Tax Consequences

Below is a brief summary of the U.S. federal income tax consequences to participants in the Directors Plan and to the Company. This summary does not purport to be a complete description of the U.S. federal income tax laws applicable to participants nor does it address any employment, United Kingdom, state or local taxation issues relevant to participants or the Company in connection with the Directors Plan.

Upon receiving an award of shares of common stock under the plan, the director will recognize ordinary income equal to the fair market value of the shares issued, and the Company will receive a tax deduction in the same amount at that time. If the amount a director receives when he or she sells these shares is greater than the fair market value of the common stock shares at the date of their issuance, the excess will be treated as a capital gain. If the amount for which the shares are sold is less than the award date fair market value, the shortfall will be treated as a capital loss.

To the extent that a director elects to receive Deferred Stock Units instead of actual common stock shares, the director will not recognize taxable income on the date the units are awarded to him or her and the Company will not be permitted a tax deduction at that time. When the director terminates service on the Board of Directors and the units are settled in shares of common stock, the director will recognize ordinary income equal to the fair market value of the shares so received. At that time, the Company will generally be entitled to a tax deduction equal to the income recognized by the director.

New Plan Benefits

The stock retainer arrangement for the Chairman of the Board (See “Compensation of Directors-Non-Employee Director Equity Compensation” above) did not exist under the current Directors Plan and will be issued pursuant to the amended and restated Directors Plan. Because the amended and restated plan permits the Board to approve changes in the annual stock retainers from time to time, the benefits available to participants may change from time to time as a result of the amendment and restatement of the Directors Plan. The Board may also set different annual stock retainer amounts for eligible directors, such as the above-referenced Chairman fee. Consequently, it is not possible to project or estimate what changes in annual stock retainer amounts will occur under the amended and restated Directors Plan.

Required Approval

The approval of Proposal 3 requires the affirmative vote of a majority of the votes cast by the shareholders present in person or represented by proxy and entitled to vote.

Consequences of Failure to Approve

If the shareholders do not approve this proposal, the Company will not be able to continue to make equity awards to directors and would need to make cash awards instead, including with respect to the “catch-up” payment described above. Moreover, because the new Chairman fee is to be paid entirely in stock under the Directors Plan, the Board will need to change the Chairman fee to a cash fee if stockholders do not approve this proposal. The inability to make such awards will diminish the alignment of director and shareholder interests that stock ownership under the Directors Plan provides and would impair the ability of directors to increase their ownership of stock in accordance with the Director Stock Ownership and Retention Policy, see “Compensation of Directors—Director Stock Ownership Policy.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF

THE AMENDED AND RESTATED SOTHEBY’S STOCK COMPENSATION PLAN FOR

NON-EMPLOYEE DIRECTORS PLAN PROPOSAL

PROPOSAL 4—APPROVAL, ON AN ADVISORY BASIS, OF NEO COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010 and pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with the opportunity to vote on an advisory basis whether to approve the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis, Summary Compensation Table and associated tables and narrative of this proxy statement. Unless the Board determines otherwise, the next such vote will be held at the Company’s 2016 annual meeting of stockholders. In making a voting decision, stockholders are encouraged to review the Company’s compensation policies and decisions regarding its NEOs contained in the Compensation Discussion and Analysis that appears earlier in this proxy statement.

Objectives Relating to NEO Compensation

Sotheby’s executive compensation program consists of a mix of base salary, incentive opportunities (annual cash bonus and long-term incentive equity awards), retirement benefits and other benefits described in detail in the Compensation Discussion and Analysis above. These compensation elements are intended to maintain Sotheby’s competitive position in the market by enabling the Company to attract and retain key talent in the unique and complex global fine art auction business, while concentrating a majority of NEO compensation in performance-based cash and equity programs that align NEO interests with those of Company stockholders. The Compensation Committee’s intent in creating and implementing the executive compensation program is to provide incentives for Company leadership to meet and exceed high individual and corporate performance standards both annually and in the longer term, without encouraging excessive risk-taking.

Response to Stockholder Feedback

In May 2014, the compensation paid to Sotheby’s named executive officers was approved by approximately 88% of the votes cast in the Advisory Vote on NEO Compensation, a significant increase from the vote held at the 2013 annual meeting at which approximately 55% of the votes cast were in favor of approving Sotheby’s executive compensation.

Although the Compensation Committee was pleased with the stockholders’ response to the 2014 Say on Pay proposal, the Committee has continued to refine compensation policies in response to stockholder and proxy advisory firms’ feedback. Actions taken by the Committee since the prior year Annual Meeting include:

•	Adoption of a “double trigger” for vesting of Restricted Stock Unit Awards following a Change in Control event.

•

Adoption of a formal Compensation Recoupment Policy for incentive compensation in the event of a restatement of financial earnings; the policy provides for the recoupment of annual incentives and equity grants or gains.

•	Incorporated of an anti-pledging provision as part of the Company’s Securities Trading policy.

These actions follow a series of Compensation Committee actions in response to stockholder concerns that were implemented a year ago in relation to long-term incentive program design, disclosure of performance metrics, and CEO pay levels. Each of these actions is outlined in detail in the Compensation Discussion and Analysis, beginning on page 38.

2014 Company Performance

Sotheby’s had a very strong 2014, reporting Adjusted Operating Income* of $268 million, a 20% improvement over 2013. For the year, net auction sales increased 19%, to record levels, reflecting the continued strength of the global art market. Also driving the improved financial performance in comparison to the prior year are a number of cost reduction initiatives implemented by management throughout 2014. These initiatives helped contain salary expense and resulted in a lower ratio of auction direct costs as a percentage of net auction sales, and lower levels of general and administrative costs and marketing expenses.

These 2014 financial results were accomplished under the leadership of Sotheby’s NEOs in an environment of robust competition for the consignment of high value works of art, with margins remaining under pressure. At the same time, the NEO’s led meaningful progress in advancement of Sotheby’s client-centered strategy:

•

A significant amount of effort was placed on attracting new auction bidders and buyers, by leveraging attractive single-owner sale offerings, as well as executing marketing campaigns directed at building broad brand awareness. The number of bidders and new bidders increased 17% and 23% respectively, versus 2013. Overall, the number of transacting clients grew 13% versus 2013.

•

Management continued its focus on deepening Sotheby’s relationships with major clients and saw a 17% year-on-year increase in auction purchases from this group. In addition, purchases by clients from China grew by nearly 50% over the prior year in sale locations outside of Hong Kong and Beijing, and reached $1 billion in sales globally for the first time.

•

The online digital client experience at Sotheby’s has continued to evolve to meet the needs of a technically diverse user-base. In 2014, a number of significant improvements were made throughout the year, incorporating user feedback, including a redesigned client loyalty program- “Sotheby’s Preferred”, a new search engine, a redesigned e-Catalogue feature, an easy to use Gallery “On View” schedule, a Sotheby’s Virtual Tour App and a graphical redesign of the website. Online bidding has meaningfully increased as compared to 2013 with nearly 10% of the lots selling online and more than 20% of lots receiving one or more bids. Users are also visiting the website with greater frequency while spending more time on the site.

•

Sotheby’s continues to build its private sales presence, leveraging investments in new exhibition galleries on three continents and hosting 40 innovative selling exhibitions in a number of global venues.

*	See “Non-GAAP Financial Measures in the Proxy Statement” appearing at the end of this Proxy Statement for the definition of this non-GAAP financial measure and the reconciliation to the comparable GAAP amount.

•	Continued growth of the Company’s client loan portfolio and strong loan performance generated a 55% increase in Financial Services revenues in 2014.

These client-service achievements, across a range of dimensions, should allow Sotheby’s to better meet the requirements of its clients and the marketplace, thus providing a strong platform for continued growth, as well as a more diversified revenue stream in future years.

Sotheby’s is requesting that stockholders approve, on an advisory basis, the following resolution with respect to this Proposal 4:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation and disclosure rules of the SEC, including the Compensation Discussion and Analysis, Summary Compensation Table and associated tables and narrative of this Proxy Statement.”

Vote Required

The approval of this Proposal 4 on an advisory basis requires the affirmative vote of a majority of the votes that could be cast by the stockholders present in person or represented by proxy and entitled to vote. Abstentions will be counted as present and will have the effect of a vote against the proposal. Broker non-votes are not entitled to vote on the proposal. Although the approval of this Proposal 4 is not binding on the Company, the Board and the Compensation Committee value the opinions of the stockholders of the Company and will take into account the outcome of this vote in considering future compensation arrangements.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE

PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, OF NEO COMPENSATION.

Non-GAAP Financial Measures in the Proxy Statement

GAAP refers to generally accepted accounting principles in the United States of America. Included in this Proxy Statement are financial measures presented in accordance with GAAP and also on a non-GAAP basis. Adjusted Operating Income, Adjusted Net Income, EBITDA, Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin are supplemental financial measures that are not required by or presented in accordance with GAAP. Sotheby’s definition of these non-GAAP financial measures is provided in the following paragraphs.

Adjusted Operating Income is defined as operating income excluding, when applicable, special charges (net), restructuring charges (net), CEO separation costs, impairment losses related to Noortman Master Paintings, a recovery associated with the conclusion of previous antitrust-related matters, and a gain on the sale of land and building. Adjusted Net Income is defined as net income attributable to Sotheby’s excluding, when applicable, after-tax special charges (net), restructuring charges (net), CEO separation costs, impairment losses and an associated insurance recovery related to Noortman Master Paintings, a recovery associated with previous antitrust-related matters, and a gain on the sale of land and building. EBITDA is defined as net income attributable to Sotheby’s, excluding income tax expense, interest expense, interest income, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding, when applicable, special charges (net), restructuring charges (net), CEO separation costs, impairment losses and an associated insurance recovery related to Noortman Master Paintings, a recovery associated with previous antitrust-related matters, and a gain on the sale of land and building. EBITDA Margin is defined as EBITDA as a percentage of total revenues. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of total revenues.

Adjusted Operating Income, Adjusted Net Income, EBITDA, Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin are important supplemental measures used by the Board of Directors and management in their financial and operational decision making processes, for internal reporting, and as part of Sotheby’s forecasting and budgeting processes as they provide helpful measures of Sotheby’s core operations. These measures allow the Board of Directors and management to view operating trends, perform analytical comparisons, and benchmark performance between periods. In addition, incentive compensation is awarded by Sotheby’s Board of Directors after an assessment of annual earnings as measured by Adjusted EBITDA. Management also believes that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of Sotheby’s.

Management cautions users of Sotheby’s financial statements that amounts presented in accordance with its definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner.

A reconciliation of each of these non-GAAP financial measures to the most comparable measure reported in accordance with GAAP is presented in the following tables (in millions of dollars):

Year Ended December 31,	2006	2007	2008	2009	2010	2011	2012	2013	2014
Operating income	$197	$276	$74	$53	$274	$271	$214	$223	$226
Add: Special charges, net	—	—	—	—	—	—	—	1	20
Add: Restructuring charges, net	—	—	4	12	—	5	—	—	14
Add: CEO separation costs	—	—	—	—	—	—	—	—	8
Add: Impairment losses	—	15	13	—	—	—	—	—	—
Subtract: Antitrust related matters	—	—	18	—	—	—	—	—	—
Subtract: Gain on sale of land and buildings	—	5	—	—	—	—	—	—	—

Adjusted Operating Income	$197	$286	$73	$65	$274	$276	$214	$224	$268

Year Ended December 31,	2006	2007	2008	2009	2010	2011	2012	2013	2014
Net income attributable to Sotheby’s	$107	$213	$26	$(7)	$161	$171	$108	$130	$118
Add: Special charges (net), net of tax	—	—	—	—	—	—	—	1	11
Add: Restructuring charges (net), net of tax	—	—	2	10	—	4	—	—	9
Add: CEO separation costs, net of tax	—	—	—	—	—	—	—	—	4
Add: Impairment losses, net of tax	—	13	12	—	—	—	—	—	—
Subtract: Antitrust related matters, net of tax	—	—	12	—	—	—	—	—	—
Subtract: Gain on sale of land and building, net of tax	—	4	—	—	—	—	—	—	—
Subtract: Insurance recovery, net of tax	—	20	—	—	—	—	—	—	—

Adjusted Net Income	$107	$202	$28	$3	$161	$175	$108	$131	$142

Year Ended December 31,	2006	2007	2008	2009	2010	2011	2012	2013	2014
Net income attributable to Sotheby’s	$107	$213	$26	$(7)	$161	$171	$108	$130	$118
Add: Income tax expense	60	72	21	22	65	60	51	56	76
Add: Income tax expense related to equity investees	1	2	2	—	1	—	—	—	1
Subtract: Interest income	6	14	8	5	2	4	2	3	2
Add: Interest expense	33	29	40	46	47	41	44	43	35
Add: Cost of Finance revenues	—	—	—	—	—	—	—	—	9
Add: Depreciation and amortization	23	22	25	22	16	18	18	19	21

EBITDA	218	324	106	78	288	286	219	245	258
Add: Special charges, net	—	—	—	—	—	—	—	1	20
Add: Restructuring charges, net	—	—	4	12	—	5	—	—	14
Add: CEO separation costs	—	—	—	—	—	—	—	—	8
Add: Impairment losses	—	15	13	—	—	—	—	—	—
Subtract: Antitrust related matters	—	—	18	—	—	—	—	—	—
Subtract: Gain on sale of land and buildings	—	5	—	—	—	—	—	—	—
Subtract: Insurance recovery	—	20	—	—	—	—	—	—	—

Adjusted EBITDA	$218	$314	$105	$90	$288	$291	$219	$246	$300

Revenue	$665	$918	$692	$485	$774	$833	$770	$854	$938
Adjusted EBITDA Margin	33%	34%	15%	19%	37%	35%	29%	29%	32%

APPENDIX A

SOTHEBY’S

STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(As Amended And Restated Effective May 7, 2015)

1.    Adoption; Term.    On February 26, 2015, the Board of Directors (the “Board”) of Sotheby’s, a Delaware corporation (the “Company”) approved this amendment and restatement of the Sotheby’s Stock Compensation Plan for Non-Employee Directors (formerly known as the Sotheby’s 1998 Stock Compensation Plan for Non-Employee Directors) ( as last amended on May 6, 2010, the “Plan”) and recommended that the stockholders of the Company approve the Plan at the Company’s 2015 Annual Meeting of Stockholders. Assuming that stockholder approval occurs, the effective date of the Plan will be May 7, 2015. Unless terminated earlier as provided below, the Plan will expire ten (10) years after the effective date.

2.    Purpose of the Plan.    The purpose of the Plan is to promote the long term growth and success of the Company by attracting, motivating and retaining non-employee directors (“Eligible Directors”) of outstanding ability and to promote a greater identity of interest between the Company’s Eligible Directors and its stockholders. The Plan covers stock compensation only and does not include other amounts receivable by Eligible Directors, such as annual cash compensation, committee-related fees, and reimbursement of expenses.

3.    Administration.    The Plan requires no discretionary action by any administrative body with regard to any transaction under the Plan. However, if administrative issues arise, the Board will resolve them. In its sole discretion, the Board may delegate to the Chief Financial Officer or other officer of the Company any or all authority and responsibility to act pursuant to the Plan. The determination of the Board on all matters within its authority relating to the Plan will be conclusive. The Board will not be liable for any action or determination made in good faith with respect to the Plan. The Company will indemnify, defend, and hold harmless the Board, the Chief Financial Officer and any other individual or entity to whom the Board has delegated its authority pursuant to this Section from all losses and expenses (including reasonable attorneys’ fees and related expenses) arising from the assertion or judicial determination of such liability.

4.    Shares Subject to the Plan.    The shares to be issued under this Plan are shares of the Company’s authorized but unissued Common Stock, par value $0.01 per share (the “Common Stock”). Subject to adjustment for share subdivision, consolidation, or other capital readjustment, the aggregate number of shares reserved and available for issuance under the Plan is Six Hundred Thousand (600,000) shares of Common Stock, an increase of Two Hundred Thousand (200,000) shares from the amount previously authorized and reserved by stockholders.

5.    Stock Compensation.    Each Eligible Director will receive a total stock retainer for each Plan year of service having a dollar value as determined from time to time by the Board that is payable in shares of the Common Stock (“Director Stock”). The Board is also permitted to set different stock retainers for eligible directors to address specific circumstances of service. A Plan year commences on the date of each Annual Meeting of Stockholders of the Company and ends on the date immediately preceding the next Annual Meeting of Stockholders. During each Plan year, the Company will pay the Director Stock in equal quarterly installments for Director Stock earned for that Plan year. Each quarterly installment constitutes payment in advance for that quarter’s Board service. If an Eligible Director serves for less than a full Plan year, the Company will pay that Eligible Director a pro-rated number of shares of Director Stock based on the number of days served. To determine the number of shares of Director Stock payable quarterly to an Eligible Director, the Company will divide (i) the quarterly sum (1/4) of the annual stock retainer (expressed as a dollar value) then in effect; by (ii) the Fair Market Value of the Common Stock on the business day immediately prior to the quarterly issuance date of the Director Stock. “Fair Market Value” means, with respect to a particular date, the closing price of Common Stock on the New York Stock Exchange. In lieu of any fractional shares, the Company will pay cash to the Eligible Directors.

6.    Deferral of Director Stock.    An Eligible Director may elect to defer the receipt of all or a portion of the Director Stock to which he or she is entitled by making an election as provided in this Section.

(a)    An Eligible Director may elect to defer (the “Deferral Election”) part or all of the shares of Director Stock to which he or she is entitled for a Plan year by submitting a deferral election form (the “Deferral Election Form”) to the Chief Financial Officer. The Deferral Election Form must indicate the percentage of shares of Director Stock to be deferred. The Eligible Director must submit the Deferral Election Form before the calendar year in which the applicable Plan year begins. For newly elected Eligible Directors, the deadline for submitting a first Deferral Election is within thirty (30) days of election to the Board and such Deferral Election shall not apply to any shares of Director Stock attributable to services performed before such Deferral Election is submitted.

(b)    Subject to the last sentence of paragraph (a) above with respect to newly elected Eligible Directors, any Deferral Election will take effect only with respect to Director Stock that is earned during the Plan year that begins in the calendar year after the Deferral Election Form is received by the Chief Financial Officer, and may not be revoked or changed once such calendar year has begun. An Eligible Director’s Deferral Election must also comply with any procedures that the Company may establish. A Deferral Election will continue to apply for future Plan years until superseded by a new timely and properly submitted Deferral Election for any future Plan year.

(c)    If an Eligible Director does not make a Deferral Election with respect to any Director Stock, that Eligible Director will be issued such Director Stock as promptly as practicable.

7.    Stock Unit Account.    With respect to an Eligible Director who defers the receipt of any Director Stock, the Company will create and credit to an account (the “Deferred Stock Unit Account”) that number of units (the “Deferred Stock Units”) equal to the number of shares of Director Stock being deferred. The Company will credit such Deferred Stock Units to an Eligible Director’s Deferred Stock Unit Account as of the date on which that Eligible Director would otherwise have been entitled to payment of shares of Director Stock in accordance with Section 5.

8.    No Voting Rights.    Deferred Stock Unit holders do not have voting rights with respect Deferred Stock Units.

9.    Dividends.    If an Eligible Director’s Deferred Stock Unit Account contains Deferred Stock Units on a dividend record date for the Common Stock, that Eligible Director will be credited with dividend equivalents on those Deferred Stock Units as follows.: the Company will credit the Deferred Stock Unit Account on the dividend payment date related to the dividend record date with an additional number of Deferred Stock Units equal to (i) the cash dividend paid on one share of Common Stock, multiplied by (ii) the number of Deferred Stock Units in the Deferred Stock Unit Account on the dividend record date, divided by (iii) the Fair Market Value of a share of Common Stock on the dividend payment date.

10.    Distributions.    The Company will distribute all Deferred Stock Units credited to an Eligible Director’s Deferred Stock Unit Account on the first day of the calendar month following the date of the Eligible Director’s termination of service on the Board for any reason. All distributions from the Deferred Stock Unit Account will be made in a lump sum payment in the form of a certificate for the number of whole shares of Common Stock equal to the number of whole Deferred Stock Units to be distributed and cash in lieu of any fractional share (determined by using the Fair Market Value of a share of Common Stock on the date on which such distributions are distributed, but if such date is not a business day, then on the next preceding business day).

11.    Designation of Beneficiary.    On the Deferral Election Form, an Eligible Director may designate one or more beneficiaries to receive a distribution of the Eligible Director’s Deferred Stock Unit Account under the Plan upon the Eligible Director’s death. An Eligible Director may change his or her beneficiary designation at any time by submitting an updated Deferral Election Form to the Company. If there is no designated beneficiary or no designated beneficiary surviving at the Eligible Director’s death, the Eligible Director’s Deferred Stock Unit Account will be paid to the Eligible Director’s estate.

12.    Compliance with Rule 16b-3 of the Securities Exchange Act.    The Company intends for transactions under this Plan to comply with all applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. To the extent any provision of the Plan or action by the Board fails to comply with Rule 16b-3, it will be deemed null and void to the extent permitted by law and deemed advisable by the Board.

13.    Account Statements.    The Company will provide each Eligible Director with a copy of the Plan and any amendments. Not less frequently than annually, each Eligible Director who makes a Deferral Election will receive a statement reflecting the amounts credited to the Eligible Director’s Deferred Stock Unit Account.

14.    No Assignment or Alienation.    The right of an Eligible Director, beneficiary or any other person to the payment of Director Stock or of amounts credited to a Deferred Stock Unit Account may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

15.    Amendment and Termination of the Plan.    The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever.

16.    Section 409A.    The Plan is intended to comply with the applicable requirements of Internal Revenue Code Section 409A (together with its corresponding Treasury Regulations and related guidance, “Section 409A”) and will be interpreted accordingly. Notwithstanding anything in the Plan to the contrary, Eligible Directors may only defer shares of Director Stock under the Plan, and the Company may only make distributions under the Plan, including the settlement of Deferred Stock Units for shares of Common Stock, as permitted by Section 409A, and any such distribution that is to be made as a result of the Eligible Director’s termination of service on the Board will only be made if such termination of service constitutes a “separation from service” (as defined in Section 409A). If the Company cannot make any Plan payment at the time specified without incurring penalties under Section 409A, then the Company will make such payment at the earliest time when such penalties will not be imposed. If any provision of the Plan would cause a conflict with or fail to satisfy Section 409A’s requirements, such provision will be deemed null and void to the extent permitted by applicable law.

17.    Delivery of Elections and Notices.    Any notice or election required under this Plan must be given in writing and delivered by hand, by first class mail, by Federal Express or similar expedited overnight commercial carrier, or by telecopier and will be deemed delivered on the date of receipt or rejection of delivery by the recipient or, in the case of a telecopy, on the date of confirmed delivery. Elections and notices to the Company must be delivered to the following address: Sotheby’s, 1334 York Avenue New York, New York 10021, Attention: Chief Financial Officer. The Company will deliver notices to or with respect to an Eligible Director at the address of the Eligible Director, or the address(es) of the executors, personal representatives or distributees of a deceased Eligible Director, as applicable, listed in the Company’s records.

18.    Execution.    To record the adoption of the Plan by the Board and the stockholders, the Company has caused the execution of the Plan on the          day of                 , 2015.

SOTHEBY’S

By:

SOTHEBY’S

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on May 6, 2015.

Vote by Internet

• Go to www.investorvote.com/BID

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

1. Election of Directors:

01 - John M. Angelo

02 - Jessica M. Bibliowicz

03 - Kevin C. Conroy

04 - Domenico De Sole

05 - The Duke of Devonshire

For Against Abstain

06 - Daniel S. Loeb

07 - Olivier Reza

08 - Marsha E. Simms

09 - Thomas S. Smith, Jr.

10 - Robert S. Taubman

For Against Abstain

11 - Diana L. Taylor

12 - Dennis M. Weibling

13 - Harry J. Wilson

For Against Abstain

2. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

4. Advisory vote on executive compensation.

For Against Abstain

3. Approval of the Amended and Restated Sotheby’s Stock Compensation Plan for Non-Employee Directors.

Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

For Against Abstain

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon and date. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +

+ 1UP X

021AHD

Important notice regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Thursday, May 7, 2015.

The Proxy Statement and other proxy materials are available at: http://investor.shareholder.com/bid/proxy.cfm

Dear Stockholders of Sotheby’s:

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.

For Certain Sotheby’s Employees Who Are Retirement Savings Plan Participants: The attached proxy card covers all shares for which you have the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Company’s Retirement Savings Plan (the “Plan”). The attached proxy card, when properly executed, will be voted as directed as long as the proxy card is received by Computershare no later than May 1, 2015. If no direction is given to the Trustee by such date, the Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

Proxy — Sotheby’s

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 7, 2015

The undersigned hereby appoints each of BRUNO VINCIGUERRA and PATRICK S. MCCLYMONT, and each of them, attorneys and proxies, with full power of substitution, to represent the undersigned at the annual meeting of stockholders of Sotheby’s, on Thursday, May 7, 2015, at the office of Sotheby’s 1334 York Avenue, New York, New York, at 9:00 a.m., local time, and at any adjournments or postponements thereof, and to vote at such meeting the shares of common stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment or postponement thereof.

If at least one of the above-named Proxies shall be present in person or by substitution at such meeting or at any adjournment or postponement thereof, said Proxy or Proxies, as the case may be, so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

(Continued and to be SIGNED and dated on the reverse side.)

C Non-Voting Item

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +